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Exhibit 10.28

Execution Version

LENDER CONSENT LETTER

MERRILL CORPORATION

To:
BANK OF AMERICA, N.A., as Administrative Agent
101 North Tryon St.
Charlotte, NC 28255

Ladies and Gentlemen:

        Reference is made to the following:

          (i)  the $165,000,000 Credit Agreement ("Existing Base Credit Agreement"), dated as of July 30, 2004, among Merrill Communications LLC, a Delaware limited liability company (the "Borrower"), Merrill Corporation, a Minnesota corporation ("Holdings"), certain financial institutions and other Persons from time to time party thereto as lenders, Bank of America, N.A. ("BANA"), as the administrative agent and the collateral agent, Credit Suisse First Boston, acting through its Cayman Islands Branch ("CSFB"), as a joint lead arranger, a joint bookrunner and the syndication agent, Banc of America Securities LLC ("BAS"), as a joint lead arranger and a joint bookrunner and Calyon New York Branch and LaSalle Bank, N.A., as the co-documentation agents;

         (ii)  the $45,000,000 Credit Agreement ("Existing Refinancing Credit Agreement", and together with the Existing Base Credit Agreement, the "Existing Credit Agreements"), dated as of July 30, 2004, among the Borrower, Holdings, certain financial institutions and other Persons from time to time party thereto as lenders, BANA, as the administrative agent and the collateral agent, CSFB, as a joint lead arranger, a joint bookrunner and the syndication agent, BAS, as a joint lead arranger and a joint bookrunner and Calyon New York Branch and LaSalle Bank, N.A., as the co-documentation agents; and

        (iii)  the proposed Amended, Restated and Combined Credit Agreement attached hereto as Exhibit A (the "Amendment"; capitalized terms used but not defined herein shall have the respective meanings set forth for such terms in the Amendment), which provides (a) for the continuation of the Initial Term Loans (as defined under each of the Existing Credit Agreements) and the continuation of certain letters of credit outstanding under the Existing Base Agreement Credit, in each case subject to the amendment of the terms thereof as provided in the Amendment, (b) that on the Effective Date, the aggregate commitments available under the Existing Credit Agreements will be increased to $535,000,000, (c) that the new Loans in excess of the Existing Loans shall be made by the Lenders to Borrower (x) on the Effective Date, as Initial Term Loans, (y) on the Effective Date and from time to time thereafter, as Revolving Loans and Revolving Loan Commitments and (z) on a date on or after the Effective Date and on or prior to the Delayed Draw Term Loan Commitment Termination Date, as Delayed Draw Term

Loans, and (d) for certain other amendments to the Existing Credit Agreements and related documents on the terms set forth in the Amendment.

        The undersigned (i) is a Lender under both of the Existing Credit Agreements, (ii) consents to the Amendment pursuant to Section 10.1 of each Existing Credit Agreement to which it is a party, (iii) acknowledges that its Existing Loans as set forth on Schedule 2.1 to the Amendment will, pursuant to and as further provided under Section 2.1.1 of the Amendment, remain outstanding on and after the Effective Date as Initial Term Loans under the Amendment and (iv) authorizes BANA, in its capacity as Administrative Agent and the Collateral Agent under the Existing Credit Agreements and the Amendment, to execute the Amendment on its behalf and agrees that once BANA so executes the Amendment, the undersigned shall be a Lender under the Amendment holding the Initial Term Loans continued as described above.

        Other than with respect to the continuation of its Existing Loans as described above and in the Amendment, unless otherwise agreed by the undersigned after the date hereof, the undersigned shall have no Term Loan Commitment under the Amendment on the date hereof or immediately after the effectiveness of the Amendment.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

General Electric Capital Corporation

By	/s/ Marie G. Mollo
Name: Marie G. Mollo
Title: Duly Authorized Signatory

Dated as of December 22, 2005

Very truly yours,

Venture IV CDO Ltd.

By its investment advisor, MJX Asset Management, LLC

By	/s/ Hans Christensen
Name: Hans Christensen
Title: Chief Investment Officer

Dated as of December 22, 2005

Very truly yours,

Hewitt's Island CLO II Ltd

By	/s/ John Frabott by Michelle Patterson
Name: John Frabotta
Title: Managing Director

Dated as of December 22, 2005

Very truly yours,

Archimedes Funding III
Archimedes Funding IV
Endurance CLO I Ltd
Nemean CLO Ltd

By	/s/ Helen Y. Rhee
Name: Helen Y. Rhee
Title: Senior Credit Analyst

Dated as of December 22, 2005

Very truly yours,

Landmark IV CDO Ltd.
By: Aladdin Capital management LLC, as Manager

By	/s/ Joseph Moroney
Name: Joseph Moroney, CFA
Title: Authorized Signatory

Dated as of December 22, 2005

Very truly yours,

Dryden VII—Leveraged Loan CDO 2004
By: Prudential Investment Management,
Inc., as Collateral Manager

By	/s/ George W. Edwards
Name: George W. Edwards
Title: Principal

Dated as of December 22, 2005

Very truly yours,

Loan Funding V, LLC, for itself or as agent
for Corporate Loan Funding V LLC
By: Prudential Investment Management,
Inc., as Portfolio Manager

By	/s/ George W. Edwards
Name: George W. Edwards
Title: Principal

Dated as of December 22, 2005

Very truly yours,

Dryden III—Leveraged Loan CDO 2002
By: Prudential Investment Management, Inc.,
as Collateral Manager

By	/s/ George W. Edwards
Name: George W. Edwards
Title: Principal

Dated as of December 22, 2005

Very truly yours,

Van Kampen
Senior Loan Fund
By: Van Kampen Asset Management

By	/s/ Darvin D. Pierce
Name: Darvin D. Pierce
Title: Executive Director

Dated as of December 22, 2005

Very truly yours,

Van Kampen
Senior Income Trust
By: Van Kampen Asset Management

By	/s/ Darvin D. Pierce
Name: Darvin D. Pierce
Title: Executive Director

Dated as of December 22, 2005

Very truly yours,

LFC2 Loan Funding LLC, for itself or as agent
for Loan Funding Corp. THC, Ltd

By	/s/ Eugene Caraus
Name: Eugene Caraus
Title: Attorney-in-Fact

Dated as of December 22, 2005

Very truly yours,

Morgan Stanley Prime Income Trust

By	/s/ Jinny K. Kim
Name: Jinny K. Kim
Title: Executive Director

Dated as of December 22, 2005

Very truly yours,

ING Prime Rate Trust
By:	ING Investment Management Co. as its investment manager
By	/s/ Mohamed Basma
Name: Darvin D. Pierce
Title: Vice President
ING Senior Income Fund
By:	ING Investment Management Co. as its investment manager
By	/s/ Mohamed Basma
Name: Darvin D. Pierce
Title: Vice President
ING International (II)—Senior Bank Loans Euro
By:	ING Investment Management Co. as its investment manager
By	/s/ Mohamed Basma
Name: Darvin D. Pierce
Title: Vice President

Dated as of December 22, 2005

Very truly yours,

OAK HILL CREDIT PARTNERS III, LIMITED

By: Oak Hill CLO Management III, LLC
As Investment Manager

By	/s/ Scott D. Krase
Name: Scott D. Krase
Title: Authorized Person

Dated as of December 22, 2005

Very truly yours,

Flagship CLO 2001-1
By: Flagship Capital Management, Inc.

By	/s/ Eric S. Meyer
Name: Eric S. Meyer
Title: Director

Flagship CLO III
By: Flagship Capital Management, Inc.

By	/s/ Eric S. Meyer
Name: Eric S. Meyer
Title: Director

Dated as of December 22, 2005

Very truly yours,

Stone Tower CLO II Ltd
By: Stone Tower Debt Advisors LLC,
As it's collateral manager

By	/s/ Michael W. Delpercio
Name: Michael W. Delpercio
Title: Authorized Signatory

Dated as of December 22, 2005

Very truly yours,

EV CDO III Ltd.
EV Floating Rate Income
EV VT Floating Rate
Grayson & Co.
Institutional Senior
Norinchukin Bank (New York Branch)

Senior Debt Portfolio

By	/s/ Michael B. Botthof
Name: Michael D. Botthof
Title: Vice President

Dated as of December 22, 2005

Very truly yours,

Costantinus EV CDO V
EV CDO VI Ltd
EV Senior Floating Rate
Limited Duration Income
Senior Income Trust

By	/s/ Michael B. Botthof
Name: Michael D. Botthof
Title: Vice President

Dated as of December 22, 2005

Very truly yours,

Green Lane CLO Ltd

By	/s/ Kaitlin Trinh
Name: Kaitlin Trinh
Title: Director

Dated as of December 22, 2005

Execution Version

EXHIBIT A TO
LENDER CONSENT LETTER

AMENDED, RESTATED AND COMBINED
CREDIT AGREEMENT
dated as of December 22, 2005

among

MERRILL COMMUNICATIONS LLC,
as the Borrower,

MERRILL CORPORATION,
as Holdings,

VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,

BANK OF AMERICA, N.A.,
as the Administrative Agent and the Collateral Agent for the Lenders,

CREDIT SUISSE,
as a Joint Lead Arranger and a Joint Bookrunner,

BANC OF AMERICA SECURITIES LLC,
as a Joint Lead Arranger and a Joint Bookrunner,

DEUTSCHE BANK SECURITIES INC.,
as a Joint Bookrunner and Syndication Agent

and

CALYON NEW YORK BRANCH,
NATIONAL CITY BANK,
and
LASALLE BANK, N.A.

as Co-Documentation Agents

$535,000,000 Term Loan, Delayed Draw Term Loan and Revolving Credit Facility

i

v

SCHEDULE I	—	Disclosure Schedule
SCHEDULE II	—	Borrower and Lender Notice Information; Percentages
SCHEDULE III	—	Existing Letters of Credit
EXHIBIT A-1	—	Form of Revolving Note
EXHIBIT A-2	—	Form of Term Note
EXHIBIT B-1	—	Form of Borrowing Request
EXHIBIT B-2	—	Form of Issuance Request
EXHIBIT C	—	Form of Continuation/Conversion Notice
EXHIBIT D	—	Form of Effective Date Certificate
EXHIBIT E	—	Form of Compliance Certificate
EXHIBIT F	—	Form of Pledge and Security Agreement
EXHIBIT G	—	Form of Guaranty
EXHIBIT H	—	Form of Lender Assignment Agreement
EXHIBIT I-1	—	Form of New York Counsel Opinion
EXHIBIT I-2	—	Form of Special Minnesota Counsel Opinion
EXHIBIT I-3	—	Form of Special Delaware Counsel Opinion
EXHIBIT I-4	—	Form of General Counsel Opinion

AMENDED, RESTATED AND COMBINED CREDIT AGREEMENT

        THIS AMENDED, RESTATED AND COMBINED CREDIT AGREEMENT, dated as of December 22, 2005, is among MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Borrower"), MERRILL CORPORATION, a Minnesota corporation ("Holdings"), the various financial institutions that are or may become parties hereto (collectively, the "Lenders"), BANK OF AMERICA, N.A. ("BANA"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, CREDIT SUISSE ("Credit Suisse"), as Joint Lead Arranger and Joint Bookrunner, BANC OF AMERICA SECURITIES LLC ("BAS"), as Joint Lead Arranger (and together with Credit Suisse, the "Lead Arrangers") and Joint Bookrunner, DEUTSCHE BANK SECURITIES INC. ("DBSI"), as Joint Bookrunner (and, together with Credit Suisse and DBSI, the "Bookrunners") and Syndication Agent (in such capacity, the "Syndication Agent") and CALYON NEW YORK BRANCH, NATIONAL CITY BANK and LASALLE BANK, N.A. as Co-Documentation Agents (in such capacity, the "Co-Documentation Agents").

W I T N E S S E T H:

        WHEREAS, capitalized terms used but not defined in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

        WHEREAS, Holdings, the Borrower, the various lenders party thereto (the "Existing Base Lenders"), the Administrative Agent and the Collateral Agent are party to the Existing Base Credit Agreement;

        WHEREAS, Holdings, the Borrower, the lenders party thereto (the "Existing Refinancing Credit Agreement Lenders" and, together with the Existing Base Lenders, the "Existing Lenders"), the Administrative Agent and the Collateral Agent are party to the Existing Refinancing Credit Agreement;

        WHEREAS, immediately prior to the Effective Date, the aggregate principal amount of the Existing Loans outstanding under the Existing Credit Agreements is approximately $158,000,000;

        WHEREAS, Holdings, the Borrower, the Agents and the Lenders party hereto desire to amend, restate and combine the Existing Credit Agreements to provide (i) for the continuation of the Existing Loans and the continuation of certain letters of credit outstanding under the Existing Base Agreement Credit, in each case subject to the amendment of the terms thereof as provided in this Agreement, (ii) that on the Effective Date, the aggregate commitments available under the Existing Credit Agreements will be increased to $535,000,000, (iii) that the new Loans in excess of the Existing Loans shall be made by the Lenders to Borrower (x) on the Effective Date, as Initial Term Loans, (y) on the Effective Date and from time to time thereafter, as Revolving Loans and Revolving Loan Commitments and (z) on a date on or after the Effective Date and on or prior to January 31, 2006, as Delayed Draw Term Loans, and (iv) for certain other amendments to the Existing Credit Agreements and related documents on the terms set forth herein;

        WHEREAS, the proceeds of the Loans to be made hereunder will be used to finance the acquisition (the "Acquisition") of WordWave, Inc., a Delaware corporation ("WordWave"), by the Borrower pursuant to a merger of Capture Merger Corp., a newly-formed, wholly-owned Subsidiary of the Borrower into WordWave with WordWave being the survivor of such merger, to redeem in full the Borrower's outstanding Senior Subordinated Notes (the "Refinancing"), to pay certain fees and expenses incurred in connection with the amendment, restatement and combination of the Existing Credit Agreements, the Refinancing and the Acquisition (the "Expense Payments"; the making of the Expense Payments, together with the Refinancing, the entry by the parties hereto into this Agreement, the making of new Term Loans and Revolving Loans hereunder on the Effective Date and the continuation of existing loans and letters of credit under the Existing Credit Agreement, and on and after the Delayed Draw Term Loan Credit Date, the Acquisition and the making of the Delayed Draw Term Loans are collectively referred to herein as the "Transaction") and for the ongoing working capital and other general corporate purposes of Borrower and its Subsidiaries;

        WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreements, but rather that this Agreement amend, restate and combine in their entireties the Existing Credit Agreements and re-evidence the Obligations outstanding; and

        WHEREAS, it is the intent of Holdings and the Borrower to confirm that all Obligations of the Loan Parties under the other Loan Documents (as defined in either Existing Credit Agreement), as amended hereby or pursuant hereto, shall continue in full force and effect and that, from and after the Effective Date, all references to the "Credit Agreement" contained therein shall be deemed to refer to this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1    Defined Terms.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

        "Acquired Controlled Person" means any Person (i) in which Holdings, the Borrower or any of the Restricted Subsidiaries has made an Investment permitted under clause (1)(i)(y) of Section 7.2.5 and (ii) as to which Holdings, the Borrower or such Restricted Subsidiary exercises control. For purposes hereof, "control" means the power to appoint a majority of the board of directors (or other equivalent governing body) of such Person or to otherwise direct or cause the direction of the management or policies of such Person, whether by contractual arrangement or otherwise.

        "Acquisition" is defined in the recitals.

        "Additional Term Loan" is defined in clause (b) of Section 2.1.1.

        "Additional Term Loan Commitment" is defined in Section 2.2.2.

        "Additional Term Loan Commitment Amount" is defined in Section 2.2.2.

        "Additional Term Loan Commitment Termination Date" means, with respect to any Additional Term Loan Commitment, the earliest of (a) any date agreed by the Borrower, the Lender providing such Additional Term Loan Commitment and the other Lenders providing related Additional Term Loan Commitments, (b) the date upon which Additional Term Loans in an aggregate principal amount equal to the related Additional Term Loan Commitment Amount shall have been made (immediately after the making of such Additional Term Loans on such date) and (c) the date on which any Commitment Termination Event occurs.

        "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

        "Administrative Services Agreement" means that certain Administrative Services Agreement between Holdings and the Borrower pursuant to which the benefits and burdens of certain contracts of Holdings are provided to and undertaken by the Borrower, as in effect on the Effective Date and as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.2.10.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding (x) any trustee under, or any committee with responsibility for administering, any Plan and (y) Credit Suisse and its affiliates (other than the DLJMB Entities that hold directly, or are general partners or managers of DLJMB Entities that hold directly, equity interests in Holdings)). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Agents" means the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners, the Syndication Agent and the Documentation Agent.

        "Agents' Fee Letter" means the confidential fee letter, dated November 18, 2005, among Holdings, the Lead Arrangers, the Bookrunners, BANA and DBTCA.

        "Agreement" means in respect of the period prior to the Effective Date, the Existing Credit Agreements, and in respect of any period on and after the Effective Date, this Amended, Restated and Combined Credit Agreement dated as of December 22, 2005, as the same may hereafter be amended, supplemented, amended and restated, or otherwise modified from time to time.

        "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

        "Annualized" means (i) with respect to the end of the first Fiscal Quarter of Holdings ending after the Effective Date, the applicable amount for such Fiscal Quarter multiplied by four, (ii) with respect to the second Fiscal Quarter of Holdings ending after the Effective Date, the applicable amount for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by two, and (iii) with respect to the third Fiscal Quarter of Holdings ending after the Effective Date, the applicable amount for such Fiscal Quarter and the immediately preceding two Fiscal Quarters multiplied by one and one-third.

        "Applicable Margin" means at all times on and after the Effective Date,

          (a)   with respect to the unpaid principal amount of each Additional Term Loan of any Tranche maintained as a (i) Base Rate Loan, the rate per annum agreed by the Borrower and the Lenders that have agreed to provide the Additional Term Loan Commitments pursuant to which such Additional Term Loan, and the other Additional Term Loans of such Tranche, were made and (ii) LIBO Rate Loan, the rate per annum agreed by the Borrower and the Lenders that have agreed to provide the Additional Term Loan Commitment pursuant to which such Additional Term Loan, and the other Additional Term Loans of such Tranche, were made;

          (b)   at all times, with respect to the unpaid principal amount of each Initial Term Loan and Delayed Draw Term Loan (if any), the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under "Initial Term Loan and Delayed Draw Term Loan (if any)" in the column entitled "Applicable Margin for Base Rate Loans", in the case of Base Rate Loans, or by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under "Initial Term Loan and Delayed Draw Term Loan (if any)" in the column entitled "Applicable Margin for LIBO Rate Loans", in the case of LIBO Rate Loans:

	Applicable Margin Initial Term Loan and Delayed Draw Term Loan (if any)
Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For LIBO Rate Loans
greater than or equal to 2.75:1.00	1.00%	2.25%

less than 2.75:1.00	0.75%	2.00%

          (c)   at all times, with respect to the unpaid principal amount of each Revolving Loan, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under "Revolving Loans" in the column entitled "Applicable Margin for Base Rate Loans", in the case of Base Rate Loans, or by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under "Revolving Loans" in the column entitled "Applicable Margin for LIBO Rate Loans", in the case of LIBO Rate Loans:

	Applicable Margin Revolving Loans
Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For LIBO Rate Loans
greater than or equal to 3.25:1.00	1.25%	2.50%
less than 3.25:1.00 but greater than or equal to 2.75:1.00	1.00%	2.25%
less than 2.75:1.00 but greater than or equal to 2.25:1.00	0.75%	2.00%
less than 2.25:1.00	0.50%	1.75%

        The Leverage Ratio used to compute the Applicable Margin for any day shall be (x) 3.25:1.00 at any time prior to the first day following delivery of the first Compliance Certificate delivered pursuant to clause (c) of Section 7.1.1 after the Effective Date and (y) thereafter, the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent on or prior to such day pursuant to clause (c) of Section 7.1.1. Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the first day following delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within the number of days after the end of any Fiscal Quarter as required pursuant to clause (c) of Section 7.1.1 (without giving effect to any grace period), the Applicable Margin from and including the first day after the date on which such Compliance Certificate was required to be delivered to the date the Borrower delivers to the Administrative Agent the next Compliance Certificate shall conclusively equal the highest Applicable Margin set forth above. Notwithstanding the foregoing, the Borrower may, in its sole discretion, within ten Business Days following the end of any Fiscal Quarter, deliver to the Administrative Agent a written estimate (the "Leverage Ratio Estimate") setting forth the Borrower's good faith estimate of the Leverage Ratio (based on calculations set forth in an estimated Compliance Certificate) that will be set forth in the next Compliance Certificate required to be delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1. In the event that the Leverage Ratio Estimate indicates that there would be a change in the Applicable Margin resulting from a change in the Leverage Ratio, such change will become effective on the first day following delivery of the Leverage Ratio Estimate. In the event that, once the next Compliance Certificate is delivered, the Leverage Ratio as set forth in such Compliance Certificate differs from that calculated in the Leverage Ratio Estimate delivered for the Fiscal Quarter with respect to which such Compliance Certificate has been delivered, and such difference results in an Applicable Margin which is greater than the Applicable Margin theretofore in effect, then (A) such greater Applicable Margin shall be deemed to be in effect for all purposes of this Agreement from the first day following the delivery of the Leverage Ratio Estimate and (B) if the Borrower shall have theretofore made any payment of interest, or of letter of credit fees pursuant to Section 3.3.3, in any such case in respect of the period from the first day following the delivery of the Leverage Ratio Estimate to the actual date of delivery of such Compliance Certificate, then, on the next Quarterly Payment Date, the Borrower shall pay as a supplemental payment of interest and/or letter of credit fees, an amount which equals the difference between the amount of interest and letter of credit fees that would otherwise have been paid based on such new Leverage Ratio and the amount of such interest and letter of credit fees actually so paid.

        "Approved Fund" means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

        "Assignee Lender" is defined in Section 10.11

        "Assumed Indebtedness" means Indebtedness of a Person which is (i) in existence at the time such Person becomes a Restricted Subsidiary or (ii) is assumed in connection with an Investment in or acquisition of such Person, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary.

        "Authorized Officer" means, relative to any Obligor, those of its officers (or equivalent members) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

        "BANA" is defined in the preamble.

        "BAS" is defined in the preamble.

        "Base Amount" is defined in Section 7.2.7.

        "Base Rate" means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

        "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

        "BBA LIBOR" is defined in the definition of "LIBO Rate".

        "Bookrunners" is defined in the preamble.

        "Borrower" is defined in the preamble.

        "Borrower Materials" is defined in Section 7.1.1(j).

        "Borrowing" means Loans of the same type and Tranche and, in the case of LIBO Rate Loans, having the same Interest Period made by the relevant Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

        "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

        "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Charlotte, North Carolina and, with respect to Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, and conversions of Base Rate Loans into, LIBO Rate Loans, on which dealings in Dollars are carried on in the London interbank market.

        "Capital Expenditures" means for any period, the sum, without duplication, of (i) the aggregate amount of all expenditures of Holdings, the Borrower and the Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (ii) the aggregate amount of the principal component of all Capitalized Lease Liabilities incurred during such period by Holdings, the Borrower and the Restricted Subsidiaries; provided that Capital Expenditures shall not include (i) any such expenditures or any such principal component funded with (x) any Casualty Proceeds, as permitted under clause (e) of Section 3.1.1, or (y) any Net Disposition Proceeds of any asset sale permitted under clause (c) of Section 7.2.9 or any asset sale of obsolete or worn out equipment permitted under subclause (a)(i) of Section 7.2.9 or (ii) any Investment made under Section 7.2.5 (other than pursuant to clause (d) thereof).

        "Capital Stock" means, (i) in the case of a corporation, any and all capital or corporate stock, including shares of preferred or preference stock of such corporation, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in respect of corporate or capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Liabilities" means, without duplication, all monetary obligations of Holdings, the Borrower or any Restricted Subsidiary under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Cash Equivalent Investment" means, at any time:

          (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued directly by the United States of America or any agency thereof or guaranteed by the United States of America or any agency thereof;

          (b)   commercial paper, maturing not more than nine months from the date of issue, which is (i) rated at least A-l by S&P or P-l by Moody's and not issued by an Affiliate of any Obligor, or (ii) issued by any Lender (or its holding company);

          (c)   any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after such time, maintained with or issued by either (i) a commercial banking institution (including U.S. branches of foreign banking institutions) that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any Lender;

          (d)   short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

          (e)   repurchase agreements which (i) are entered into with any entity referred to in clause (b) or (c) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A-or better by S&P or Baa1 or better by Moody's and maturing not more than one year after such time, (ii) are secured by a fully perfected security interest in securities of the type referred to in clause (a) above and (iii) have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

          (f)    any money market or similar fund not less than 95% of the assets of which are comprised of any of the items specified in clauses (a) through (e) above and as to which withdrawals are permitted at least every 90 days; or

          (g)   in the case of any Restricted Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (f) above.

        "Cash Management Services Agreement" means any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

        "Casualty Event" means the damage, destruction or condemnation, as the case may be, of any property of Holdings, the Borrower or any of the Restricted Subsidiaries.

        "Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien on the property which is the subject of such Casualty Event which Lien (x) is permitted by Section 7.2.3and (y) has priority over the Liens securing the Obligations.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

        "Change in Control" means (i) the failure of Holdings at any time to own, directly or indirectly, free and clear of all Liens and encumbrances (other than Liens of the types permitted to exist under clauses (b), (d) and (g) of Section 7.2.3), all right, title and interest in 100% of the Voting Stock of the Borrower; (ii) following an initial public offering of the common stock of Holdings, any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Equity Investors and their affiliates and officers, directors, employees and Independent Contractors of Holdings, the Borrower and the Restricted Subsidiaries (a) shall have acquired beneficial ownership of more than the greater of (x) 35% and (y) the aggregate percentage held by the Equity Investors and their affiliates and officers, directors, employees and Independent Contractors of Holdings, the Borrower and their Restricted Subsidiaries, in each case on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Holdings; (iii) prior to an initial public offering of the common stock of Holdings, (a) the failure of the Equity Investors and their affiliates and officers, directors, employees and Independent Contractors of Holdings, the Borrower and the Restricted Subsidiaries to own at least 51% (on a fully diluted basis) of the economic and voting interests in the Voting Stock of Holdings; (b) the failure of the Equity Investors and their Affiliates and officers, directors, employees and Independent Contractors of Holdings, the Borrower and the Restricted Subsidiaries at any time to have the right to designate or nominate at least 51% of the Board of Directors of Holdings; or (c) the failure of the DLJMB Entities and their Affiliates to continue to own at least 50% of the economic and voting interests in the Voting Stock of Holdings owned by the DLJMB Entities and their Affiliates on the Effective Date; or (iv) the occurrence of a "change of control" as defined in the Permitted Subordinated Debt Documents, if any.

        "Charter Document" means, relative to any Obligor, its certificate of incorporation, its by-laws or other constituent documents and all shareholder agreements, voting trusts and similar arrangements to which such Obligor is a party applicable to any of its authorized shares of Capital Stock.

        "Co-Documentation Agents" is defined in the preamble.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Agent" means BANA in its capacity as collateral agent for the Secured Parties.

        "Commitment" means, as the context may require, a Lender's Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Additional Term Loan Commitment, Revolving Loan Commitment or Letter of Credit Commitment.

        "Commitment Amount" means, as the context may require, the Initial Term Loan Commitment Amount, the Delayed Draw Term Loan Commitment Amount, an Additional Term Loan Commitment Amount, the Revolving Loan Commitment Amount or the Letter of Credit Commitment Amount.

        "Commitment Termination Date" means, as the context may require, the Revolving Loan Commitment Termination Date or a Term Loan Commitment Termination Date.

        "Commitment Termination Event" means (i) the occurrence of any Event of Default described in clauses (b) through (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries), or (ii) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (y) in the absence of such declaration, the giving of notice to the Borrower by the Administrative Agent, acting at the direction of the Required Lenders, that the Commitments have been terminated.

        "Compliance Certificate" means a certificate duly completed and executed by an Authorized Officer that is the president, the chief executive officer, the treasurer or the chief financial or accounting officer of Holdings, substantially in the form of Exhibit E hereto.

        "Continuing Lenders" means each of the Lenders that holds Existing Loans and/or Revolving Loan Commitments (as defined in the Existing Base Credit Agreement) on the Effective Date and consents to the continuation of such Loans and/or Commitments under this Agreement.

        "Continuing Consenting Lenders" means each of the Continuing Lenders executing consent letters on the Effective Date.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

        "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Holdings, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA, or for purposes of Section 412 of the Code, Section 414(m) or Section 414(o) of the Code.

        "Credit Extension" means, as the context may require, (i) the making of a Loan by a Lender, or (ii) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any previously issued Letter of Credit, by any Issuer.

        "Credit Extension Request" means, as the context may require, any Borrowing Request or Issuance Request.

        "Credit Suisse" is defined in the preamble.

        "Current Assets" means, on any date, without duplication, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date as current assets (excluding, however, (x) cash and Cash Equivalent Investments, (y) amounts due and to become due from Affiliates of Holdings which have arisen from transactions which are other than arm's-length and in the ordinary course of its business and (z) deferred taxes).

        "Current Liabilities" means, on any date, without duplication, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date, excluding current maturities of Indebtedness and deferred taxes.

        "DBSI" is defined in the preamble.

        "DBTCA" means Deutsche Bank Trust Company Americas.

        "Debt" means, without duplication, the outstanding principal amount of all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries that (i) is of the type referred to in clause (a), (b) (other than undrawn commercial letters of credit and undrawn letters of credit in respect of workers' compensation, insurance, performance and surety bonds and similar obligations, in each case incurred in the ordinary course of business) or (c) of the definition of "Indebtedness" and (ii) any Contingent Liability in respect of any of the foregoing types of Indebtedness.

        "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

        "Defaulting Lender" means any Lender which defaults in its obligation under Section 2.6.1 to reimburse drawings made under any Letter of Credit.

        "Delayed Draw Term Loan" means a Delayed Draw Term Loan made by a Lender to the Borrower pursuant to Section 2.1.

        "Delayed Draw Term Loan Commitment" means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan and "Delayed Draw Term Loan Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Delayed Draw Term Loan Commitment, if any, is set forth on Schedule IIor in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Effective Date is equal to the Delayed Draw Term Loan Commitment Amount.

        "Delayed Draw Term Loan Commitment Amount" means $155,000,000.

        "Delayed Draw Term Loan Commitment Period" means the time period commencing on the Effective Date through and including the Delayed Draw Term Loan Commitment Termination Date.

        "Delayed Draw Term Loan Credit Date" means the date of funding of the Delayed Draw Term Loans.

        "Delayed Draw Term Loan Commitment Termination Date" means the earliest of (a) December 22, 2005, if the Initial Term Loans have not been made on or prior to such date, (b) the Delayed Draw Term Loan Credit Date (immediately after the making of the Delayed Draw Term Loans on such date), (c) January 31, 2006 and (d) the date on which any Commitment Termination Event occurs.

        "Disbursement" is defined in Section 2.6.2.

        "Disbursement Date" is defined in Section 2.6.2.

        "Disbursement Due Date" is defined in Section 2.6.2.

        "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

        "DLJMB Entities" means, collectively, DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ MB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJ EAB Partners, L.P., DLJ ESC II, L.P. and DLJ First ESC, L.P. and any other fund under common control with any of the foregoing.

        "Dollar" and the sign "$" mean lawful money of the United States.

        "Earn-Out Payment Obligations" means the obligation under the Merger Agreement to make the Earn-Out Payment (as defined in the Merger Agreement) and any other obligation to make any other earn-out payment in connection with any acquisition permitted hereunder.

        "EBITDA" means, for any applicable period, subject to clause (b)of Section 1.4, the sum (without duplication) for Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis of

          (a)   Net Income;

plus

          (b)   the amount deducted in determining Net Income representing (i) net periodic post-retirement benefits paid in cash and (ii) depreciation, amortization and all other non-cash charges or expenses (excluding any non-cash charges representing an accrual of or reserve for cash charges to be paid within the next twelve months and any non-cash charges representing reversals of items increasing Net Income in any prior period), plus

          (c)   the amount deducted in determining Net Income representing income taxes (whether paid or deferred),

plus

          (d)   the amount deducted in determining Net Income representing (i) Interest Expense, and (ii) fees, expenses and management bonuses (to the extent, in the case of management bonuses, paid at or prior to the Effective Date), plus

          (e)   any non-capitalized transaction fees and costs incurred in connection with the Transaction,

plus

          (f)    any amounts deducted in determining Net Income representing mark-to-market losses that must be recognized currently in net income under Financial Accounting Standards Board Statement 133, plus

          (g)   any amounts deducted in determining Net Income representing payments made pursuant to the Financial Advisory Agreement,

plus

          (h)   any amounts deducted in determining net losses in connection with the Borrower's employee loan forgiveness program,

minus

          (i)    any amounts added in determining Net Income representing mark-to-market gains that must be recognized currently in net income under Financial Accounting Standards Board Statement 133.

        "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

        "Effective Date Certificate" means the certificate of an Authorized Officer of the Borrower delivered pursuant to Section 5.1.2, substantially in the form of Exhibit D hereto.

        "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any other financial institution, (e) any fund that invests in commercial loans in the ordinary course of its business and that, together with its Related Funds, has net assets in excess of $100,000,000 or (f) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Loan Commitment, the Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of Holdings' Affiliates or Subsidiaries.

        "Eligible Institution" means a financial institution that has combined capital and surplus of not less than $500,000,000 or its equivalent in foreign currency, whose long-term certificate of deposit rating or long-term senior unsecured debt rating is rated "BBB" or higher by S&P and "Baa2" or higher by Moody's or an equivalent or higher rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

        "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment or the effect of the environment on human health and safety.

        "Equity Investors" means (i) the DLJMB Entities and (ii) the other institutional investors holding Capital Stock of Holdings on the Effective Date.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Event of Default" is defined in Section 8.1.

        "Excess Cash Flow" means, for any applicable period, the excess (if any), of

  (a)
  EBITDA for such applicable period;

over

  (b)
  the sum, without duplication (for such applicable period) of

            (i)    the cash portion of Interest Expense (net of interest income) for such applicable period;

  plus

            (ii)   scheduled payments, to the extent actually made, of the principal amount of the Term Loans and scheduled payments and optional and mandatory prepayments of the principal of any other funded Debt (including Capitalized Lease Liabilities), mandatory prepayments of the principal amount of Revolving Loans pursuant to clause (f) of Section 3.1.1 in connection with a permanent reduction of any Revolving Loan Commitment Amount to the extent actually made and for such applicable period and any Earn-Out Payments made during such period;

  plus

            (iii)  all federal, state and foreign income taxes actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries for such applicable period;

  plus

            (iv)  Capital Expenditures actually made during such applicable period pursuant to clause (a) or (b)(ii) of Section 7.2.7 (excluding Capital Expenditures constituting Capitalized Lease Liabilities and by way of the incurrence of Indebtedness permitted pursuant to clause (c) of Section 7.2.2 to a vendor or financer of any assets permitted to be acquired pursuant to Section 7.2.7 to finance the acquisition of such assets);

  plus

            (v)   the amount of the net increase or net decrease of Current Assets over Current Liabilities of Holdings, the Borrower and the Restricted Subsidiaries for such applicable period;

  plus

            (vi)  Investments permitted and actually made, in cash, pursuant to clause (d), (l), (q) or (r) of Section 7.2.5 during such applicable period (excluding Investments financed with the proceeds of any issuance of Capital Stock or Indebtedness other than Revolving Loans);

  plus

            (vii) amounts paid in cash in respect of periodic post-retirement benefits (whether or not previously accrued);

  plus

            (viii) Restricted Payments of the type described in clause (c) of Section 7.2.6 made during such applicable period;

  plus

            (ix)  transaction fees and costs paid in connection with the Transaction;

  plus

            (x)   payments made pursuant to the Financial Advisory Agreement for such applicable period;

  plus

            (xi)  cash payments for such period in connection with the Borrower's employee loan forgiveness program.

        "Excluded Equity Proceeds" means any proceeds received by Holdings, the Borrower or any of their respective Subsidiaries from the sale or issuance by such Person of its Capital Stock or any warrants or options in respect of any such Capital Stock or the exercise of any such warrants or options, in each case pursuant to any such sale, issuance or exercise constituting or resulting from (i) capital contributions to, or Capital Stock issuances by, Holdings, the Borrower or any of their respective Subsidiaries, including without limitation, any issuance of Preferred Stock as payment of accrued dividends on the Preferred Stock (exclusive of any such contribution or issuance resulting from a Public Offering or a widely distributed private offering exempted from the registration requirements of Section 5 of the Securities Act of 1933, as amended), (ii) any subscription agreement, employment agreement, incentive plan or similar arrangement with any officer, employee, director or Independent Contractor of such Person or any of its Subsidiaries, (iii) any loan made by Holdings, the Borrower or any of their respective Subsidiaries pursuant to clause (g) of Section 7.2.5, (iv) the sale of any Capital Stock of Holdings to any officer, director, employee or Independent Contractor described in clause (ii) above, or (v) the exercise of the Warrants or of any options or warrants issued to any officer, employee or director described in clause (ii) above.

        "Excluded Matter" means any one or more of the following: (a) the effect of any change in the United States or foreign economies (which change does not disproportionately affect

WordWave in any material respect); (b) the effect of any change that generally affects the litigation support, digital recording and transcription and captioning services industries (which change does not disproportionately affect WordWave in any material respect); (c) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of the Merger Agreement; provided that WordWave's operations are not directly and adversely affected by such action or occurrence; (d) the effect of any action taken by the Borrower or its Subsidiaries with respect to the transactions contemplated by the Merger Agreement or with respect to WordWave which is in contravention of the terms or provisions of the Merger Agreement; or (e) any effect resulting from the public announcement of the Merger Agreement.

        "Existing Base Credit Agreement" means the $165,000,000 Credit Agreement, dated as of July 30, 2004, among the Borrower, Holdings, certain financial institutions and other Persons from time to time party thereto as lenders, BANA, as the administrative agent and the collateral agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, as a joint lead arranger, a joint bookrunner and the syndication agent, BAS, as a joint lead arranger and a joint bookrunner, Calyon New York Branch and LaSalle Bank, N.A., as the co-documentation agents, as the same shall have been amended, amended and restated, modified or supplemented prior to the Effective Date.

        "Existing Intellectual Property Filings" means the filings with the United States Patent and Trademark Office made in connection with the Existing Credit Agreements.

        "Existing Credit Agreements" means, collectively, the Existing Base Credit Agreement and the Existing Refinancing Credit Agreement, and "Existing Credit Agreement" means either of the foregoing.

        "Existing Issuers" means U.S. Bank National Association, as issuer under the Existing Base Credit Agreement and BANA, as issuer under the Existing WordWave Credit Agreement.

        "Existing Letters of Credit" as set forth on Schedule III.

        "Existing Refinancing Credit Agreement" means the $45,000,000 Credit Agreement, dated as of July 30, 2004, among the Borrower, Holdings, certain financial institutions and other Persons from time to time party thereto as lenders, BANA, as the administrative agent and the collateral agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, as a joint lead arranger, a joint bookrunner and the syndication agent, BAS, as a joint lead arranger and a joint bookrunner, Calyon New York Branch and LaSalle Bank, N.A., as the co-documentation agents, as the same shall have been amended, amended and restated, modified or supplemented prior to the Effective Date.

        "Existing Loans" is defined in Section 2.1.1.

        "Existing WordWave Credit Agreement" means the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated January 20, 2005, by and among WordWave, BANA, as agent, BAS and General Electric Capital Corporation, as co-lead arrangers and BAS, as book manager, as amended prior to the Delayed Draw Term Loan Credit Date.

        "Expense Payments" is defined in the recitals.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

        "Filing Statement" means any UCC financing statement (Form UCC-1) or other similar statement or UCC termination statement (Form UCC-3) required pursuant to the Loan Documents.

        "Financial Advisory Agreement" means the financial advisory agreement between Holdings and certain of the Equity Investors.

        "Fiscal Quarter" means any fiscal quarter of a Fiscal Year.

        "Fiscal Year" means any twelve-month period ending on January 31 of any calendar year.

        "Foreign Subsidiary" means any Subsidiary that is not a U.S. Subsidiary.

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "Granting Lender" is defined in clause (g) of Section 10.11.

        "Guaranty" means the Amended and Restated Guaranty executed and delivered by an Authorized Officer of Holdings and each Subsidiary Guarantor pursuant to Section 5.1.4, substantially in the form of Exhibit G hereto, together with any supplements thereto delivered pursuant to the terms of this Agreement, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Hazardous Material" means

          (a)   any "hazardous substance", as defined by CERCLA;

          (b)   any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

          (c)   any petroleum product; or

          (d)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Environmental Law.

        "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate or currency swap agreements, interest or exchange rate cap agreements and interest or exchange rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

        "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

        "Holdings" is defined in the preamble.

        "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification (i) which is of a "going concern" or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement (except, in the case of matters relating to any acquired business or assets, in respect of the period prior to the acquisition by such Obligor of such business or assets), or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.4.

        "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        "Indebtedness" of any Person means, without duplication:

          (a)   all obligations of such Person for borrowed money or for the deferred purchase price of property or services (exclusive of (i) deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business, (ii) usual and customary compensation arrangements in the ordinary course of business for officers, employees, directors and Independent Contractors and (iii) Earn-Out Payments that are not, at the time, due and payable) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (b)   all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

          (c)   all Capitalized Lease Liabilities of such Person;

          (d)   net liabilities of such Person under all Hedging Obligations;

          (e)   whether or not so included as liabilities in accordance with GAAP, all Indebtedness of the types referred to in clauses (a) through (d) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided that, to the extent such Indebtedness is limited in recourse to the assets securing such Indebtedness, the amount of such Indebtedness shall be limited to the fair market value of such assets; and

          (f)    all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (to the extent such Person is liable for such Indebtedness).

        "Indemnified Liabilities" is defined in Section 10.4.

        "Indemnified Parties" is defined in Section 10.4.

        "Independent Contractor" means individuals or personal service corporations that provide consulting or related services to Holdings, the Borrower and their Subsidiaries on a regular or continuing basis.

        "Initial Term Loans" means an Initial Term Loan made, or deemed made, by a Lender to the Borrower pursuant to Section 2.1.

        "Initial Term Loan Commitment" means the commitment of a Lender to make or be deemed to make Initial Term Loans and "Initial Term Loan Commitments" means such commitments of all Lenders in the aggregate. The amount of each Lender's Initial Term Loan Commitment, if any, is set forth on Schedule II or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Effective Date is equal to the Initial Term Loan Commitment Amount.

        "Initial Term Loan Commitment Amount" means $320,000,000.

        "Initial Term Loan Commitment Termination Date" means the earliest of (a) December 22, 2005, if the Initial Term Loans have not been made on or prior to such date, (b) the Effective Date (immediately after the making of the Initial Term Loans on such date), and (c) the date on which any event referred to in clause (i) of the definition of Commitment Termination Event occurs.

        "Intercompany Loan" means the loan made by the Borrower to Holdings on November 23, 1999 for purposes of consummating the merger of Viking Merger Sub, Inc. with and into Holdings.

        "Interest Coverage Ratio" means, at the end of any Fiscal Quarter, subject to clause (b) of Section 1.4, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of:

          (a)   EBITDA for all such Fiscal Quarters

to

          (b)   the cash portion of Interest Expense (net of interest income and excluding any mark-to-market gains or losses that must be recognized currently in computing interest expense under Financial Accounting Standards Board Statement 133) for all such Fiscal Quarters; provided that for the first three Fiscal Quarters ending after the Effective Date, Interest Expense shall be determined on an Annualized basis.

        "Interest Expense" means, for any applicable period, the aggregate consolidated interest expense of Holdings, the Borrower and the Restricted Subsidiaries for such applicable period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding (to the extent included in interest expense) up-front fees and expenses and the amortization of all deferred financing costs.

        "Interest Period" means, as to any LIBO Rate Loan, the period commencing on the Borrowing date of such Loan or on the date on which the Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two, three, six or, if available to each applicable Lender, nine or twelve months thereafter as selected by the Borrower in its Borrowing Request or its Conversion/Continuation Notice; provided that:

          (i)    if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (ii)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

          (iii)  no Interest Period for any Loan shall extend beyond the Stated Maturity Date for such Loan;

          (iv)  no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans, or by LIBO Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

          (v)   there shall be no more than twenty Interest Periods in the aggregate in effect hereunder at any one time;

provided, further, that (i) with respect to each Borrowing of Initial Term Loans consisting of LIBO Rate Loans made (or deemed made) on the Effective Date and each Borrowing of Delayed Draw Term Loans consisting of LIBO Rate Loans made on the Delayed Draw Term Loan Credit Date, the initial Interest Period shall be the period commencing on (and including) the Business Day on which such Borrowing is made (or deemed made) and ending on (and including) the last Business Day of the calendar month following the month in which such Borrowing is made (or deemed made) and (ii) with respect to each Borrowing of Additional Term Loans of any Tranche, the initial Interest Period (or, if there shall be more than one Interest Period then in effect in respect of outstanding Term Loans of such Tranche, initial Interest Periods) in respect of the Loans constituting such Borrowing shall be the period (or periods) commencing on (and including) the Business Day on which such Borrowing is made and ending on (and including) (x) if there are Term Loans of such Tranche then outstanding, the last day (or days) of the Interest Period (or Interest Periods) applicable to Term Loans of such Tranche then outstanding (with, if there is more than one Interest Period with respect to outstanding Term Loans of such Tranche then in effect, the aggregate principal amount of such Additional Term Loans with initial Interest Periods ending on the last day of each such Interest Period being in proportion to the aggregate principal amount of the outstanding Term Loans of such Tranche having Interest Periods ending on such day) and (y) if there are no Term Loans of such Tranche then outstanding, the last Business Day of the calendar month following the month in which such Borrowing is made.

        "Investment" means, relative to any Person, (i) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers, directors and employees (or individuals acting in similar capacities) made in the ordinary course of business), and (ii) any ownership or similar interest (in the nature of Capital Stock) held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

        "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

        "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

        "Issuer" means (i) BANA, in its capacity as issuer of Letters of Credit, (ii) each Existing Issuer in its capacity as issuer of certain Existing Letters of Credit as listed on Schedule III hereto, and (iii) any Lender as may be designated by the Borrower (and consented to by the Administrative Agent and such Lender, such consent by the Administrative Agent not to be unreasonably withheld) in its capacity as issuer of Letters of Credit.

        "Lead Arrangers" means Credit Suisse and BAS.

        "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit H hereto.

        "Lenders" is defined in the preamble.

        "Letter of Credit" is defined in Section 2.1.3.

        "Letter of Credit Commitment" means, with respect to any Issuer, such Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.3 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligation of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

        "Letter of Credit Commitment Amount" means, on any date, a maximum amount of $15,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.1.

        "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

          (a)   the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit,

plus

          (b)   the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Letters of Credit.

        For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

        "Leverage Ratio" means, at the end of any Fiscal Quarter, subject to clause (b) of Section 1.4, the ratio of

          (a)   total Debt less cash and Cash Equivalent Investments of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis outstanding at such time;

to

          (b)   EBITDA for the period of four consecutive Fiscal Quarters ended on such date.

        "Leverage Ratio Estimate" is defined in the definition of Applicable Margin.

        "LIBO Rate" means, for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "LIBO Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

        "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/100th of 1%) determined by the Administrative Agent as follows:

LIBO Rate	=	LIBO Rate

(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

        The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

        "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule II hereto or in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

        "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the F.R.S. Board).

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or any other priority or preferential treatment of any kind or nature whatsoever that has the practical effect of creating a security interest in property.

        "Loan" means, as the context may require, a Revolving Loan or a Term Loan, of any type.

        "Loan Document" means this Agreement, the Notes, the Letters of Credit, each Borrowing Request, each Issuance Request, the Agents' Fee Letter, the Pledge and Security Agreement, the Guaranty, each Mortgage (upon execution and delivery thereof) and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

        "Material Adverse Effect" means (a) a material adverse effect on the financial condition, operations, assets, business, properties or prospects of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or (c) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to each Issuer, the Administrative Agent, the Lead Arrangers, the Bookrunners or the Lenders under, this Agreement or any other Loan Document.

        "Material Documents" means the Charter Documents of each of the Borrower and Holdings, the Stockholders' Agreement, the Warrants, the Administrative Services Agreement, the Merger Agreement and the Permitted Subordinated Debt Documents, each as amended, supplemented, amended and restated or otherwise modified from time to time as permitted in accordance with the terms hereof or of any other Loan Document.

        "Material Subsidiary" means (i) any direct or indirect Restricted Subsidiary of Holdings which holds, owns or contributes, as the case may be, 3% or more of the gross revenues, assets or EBITDA of Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis, and (ii) any Restricted Subsidiary designated by the Borrower as a Material Subsidiary. The Borrower shall designate one or more Restricted Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate gross revenues, assets or EBITDA of all Restricted Subsidiaries that are not Material Subsidiaries would exceed 3% of the gross revenues, assets or EBITDA of Holdings, the Borrower and the Restricted Subsidiaries, on a consolidated basis.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of November 18, 2005, by and among Capture Merger Corp., the Borrower, WordWave and Perry Solomon, as Stockholder Representative, as it may, subject to Section 7.2.10, be amended, modified or supplemented (it being understood that an amendment to the Merger Agreement in substantially the form of the OWD draft (2) of December 21, 2005 of the Closing Agreement and Amendment No. 1 to the Merger Agreement shall be permitted).

        "Merrill Business" is defined in Section 7.2.1.

        "Merrill Office Tiger" means Merrill Office Tiger LLC, a Delaware limited liability company.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means, collectively, each Mortgage or Deed of Trust executed and delivered pursuant to the terms of either Existing Credit Agreement or this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Net Debt Proceeds" means, with respect to the incurrence, sale or issuance by Holdings, the Borrower or any Restricted Subsidiary of any Debt (other than Debt permitted by Section 7.2.2), the excess of:

          (a)   the gross cash proceeds received by Holdings, the Borrower or any such Restricted Subsidiary from such incurrence, sale or issuance,

over

          (b)   the sum (without duplication) of (i) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence, sale or issuance, and (ii) in the case of any Debt incurred, sold or issued by any Foreign Subsidiary, any taxes or other costs or expenses resulting from repatriating any such proceeds to the United States.

        "Net Disposition Proceeds" means, with respect to any sale, transfer or other disposition of any assets of Holdings, the Borrower or any of the Restricted Subsidiaries (other than sales permitted pursuant to clause (a), (b), (d) or (e) of Section 7.2.9, but including any sale or issuance of Capital Stock of any such Subsidiary to any Person other than Holdings, the Borrower or any of the Subsidiaries), the excess of

          (a)   the sum of the gross cash proceeds received, directly or indirectly, by Holdings, the Borrower or any of the Restricted Subsidiaries from any such sale, transfer or other disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to Holdings, the Borrower or such Restricted Subsidiary in respect thereof, less

          (b)   the sum (without duplication) of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, transfer or other disposition, (ii) all taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection with such sale, transfer or other disposition (including, in the event of a transfer, sale or other disposition of non-U.S. assets, any such taxes or other costs or expenses resulting from repatriating any such proceeds to the United States), (iii) payments made by Holdings, the Borrower or any of the

    Restricted Subsidiaries to retire Indebtedness (other than the Loans) of Holdings, the Borrower or any of the Restricted Subsidiaries where payment of such Indebtedness is required in connection with such sale, transfer or other disposition and (iv) reserves for purchase price adjustments and retained fixed liabilities reasonably expected to be payable by Holdings, the Borrower and the Restricted Subsidiaries in cash in connection therewith;

provided that if, after the payment of all taxes, purchase price adjustments and retained fixed liabilities with respect to such sale, transfer or other disposition, the amount of estimated taxes, purchase price adjustments or retained fixed liabilities, if any, pursuant to clause (b)(ii) or (b)(iv) above exceeded the tax, purchase price adjustment or retained fixed liabilities amount actually paid in cash in respect of such sale, transfer or other disposition, the aggregate amount of such excess shall, at such time, constitute Net Disposition Proceeds.

        "Net Equity Proceeds" means with respect to any sale or issuance by Holdings or the Borrower to any Person of any Capital Stock of Holdings or the Borrower, as the case may be, or any warrants or options with respect to any such Capital Stock or the exercise of any such warrants or options after the Effective Date (exclusive of any such proceeds constituting Excluded Equity Proceeds) the excess of:

          (a)   the gross cash proceeds received by Holdings or the Borrower from such sale, exercise or issuance,

over

          (b)   the sum, without duplication, of (i) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance and (ii) the amount of such proceeds used by Holdings, the Borrower or any Restricted Subsidiary to make an Investment permitted by clause (l) of Section 7.2.5.

        "Net Income" means, for any period, the net income of Holdings, the Borrower and the Restricted Subsidiaries for such period on a consolidated basis, excluding (a) net losses or gains realized in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business) and (b) extraordinary or nonrecurring income (or expense), any restructuring costs, or costs reasonably determined by the Borrower to be associated with facility or product line closures, consolidation or rationalization, together with any related provision for taxes and any compensation charge incurred in connection with the Transaction; provided that the Net Income or loss of any Person that is not Holdings, the Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to Holdings, the Borrower or a Restricted Subsidiary in cash.

        "Non-Consenting Lender" means any Lender that, in response to any request by the Borrower or any Agent to a departure from, waiver of or amendment to any provision of any Loan Document that requires the agreement of all Lenders or all Lenders with respect to a particular Tranche, which departure, waiver or amendment receives the consent of the Required Lenders or the holders of a majority of the Commitments or (if the applicable Commitments in respect of such Tranche shall have expired or been terminated) outstanding Credit Extensions in respect of such Tranche, as the case may be, shall not have given its consent to such departure, waiver or amendment.

        "Non-Defaulting Lender" means a Lender that is neither a Defaulting Lender nor a Non-Funding Lender.

        "Non-Funding Lender" means a Lender that shall have failed to fund any Loan hereunder that it was required to have funded in accordance with the terms hereof, which Loan was included in any Borrowing in respect of which a majority of the aggregate principal amount of all Loans included in such Borrowing were funded by the Lenders party thereto.

        "Non-Recourse Debt" means Indebtedness (i) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Capital Stock of Unrestricted Subsidiaries pledged by Holdings, the Borrower or a Restricted Subsidiary to secure Debt of such Unrestricted Subsidiary); provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Holdings, the Borrower or any of the Restricted Subsidiaries if Holdings, the Borrower or such Restricted Subsidiary was otherwise permitted to incur such guarantee under this Agreement.

        "Non-U.S. Lender" means any Lender (including each Assignee Lender) that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to U.S. Federal income taxation regardless of the source of its income.

        "Note" means, as the context may require, a Revolving Note or a Term Note.

        "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement and each other Loan Document.

        "Obligor" means Holdings, the Borrower or any other Person (other than the Agents, any Issuer or any Lender) obligated under any Loan Document.

        "Participant" is defined in clause (d) of Section 10.11.

        "Patriot Act" is defined in Section 10.16.

        "PBGC" means the Pension Benefit Guaranty Corporation and any successor entity.

        "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Holdings or any corporation, trade or business that is, along with Holdings, a member of a Controlled Group, has or within the prior six years has had any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Percentage" means, relative to any Lender, the applicable percentage relating to Initial Term Loans, Delayed Draw Term Loans, Additional Term Loans, or Revolving Loans, as the case may be, as set forth in Schedule II hereto or in an amendment thereto reflecting any Additional Term Loan Commitments or, in any such case, in a Lender Assignment Agreement(s) under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11. A Lender shall not have any Commitment to make Loans of any Tranche if its percentage under the respective column heading is zero.

        "Permitted Subordinated Debt" means unsecured subordinated notes issued by the Borrower or Holdings having terms consistent with the following: (i) subordination in right of payment to the Obligations pursuant to terms and conditions substantially similar to those set forth in the Senior Subordinated Note Indentures (as in effect immediately prior to the Effective Date) or other terms and conditions reasonably acceptable to the Administrative Agent, (ii) no scheduled payments of principal for at least one year following the latest Stated Maturity Date, (iii) commercially reasonable interest rates, (iv) the absence of financial maintenance covenants, and (v) the absence of covenants or any other terms or conditions that, taken as a whole, are more restrictive than the covenants, terms and restrictions contained in this Agreement and the other applicable Loan Documents.

        "Permitted Subordinated Debt Documents" means all loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing or executed in connection with Permitted Subordinated Debt, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.10.

        "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Plan" means any Pension Plan or Welfare Plan.

        "Platform" is defined in Section 7.1.1(j).

        "Pledge and Security Agreement" means the Amended and Restated Pledge and Security Agreement executed and delivered by an Authorized Officer of the Borrower, Holdings and each Subsidiary Guarantor pursuant to Section 5.1.5, substantially in the form of Exhibit F hereto, together with any supplements thereto delivered pursuant to the terms thereof or of this

Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

        "Preferred Stock" means the Preferred Stock due 2011 of Holdings, originally issued pursuant to the Subscription Agreement dated as of November 23, 1999 among Viking Merger Sub, Inc., the DLJMB Entities, DLJ Investment Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., Donaldson, Lufkin & Jenrette Securities Corporation, BNY Capital Corporation, Carlyle High Yield Partners, L.P., Connecticut General Life Insurance Company and Life Insurance Company of North America, the rights and restrictions with respect to which were designated by the Certificate of Designation that was filed with the Office of the Secretary of State of the State of Minnesota on November 19, 1999, as the same has been amended, modified or supplemented through the Effective Date (including pursuant to the Preferred Stockholders Agreement and the Amended and Restated Certificate of Designation of Preferred Stock due 2011 filed with the Office of the Secretary of State of the State of Minnesota on August 9, 2002) and may, subject to Section 7.2.10, be amended, modified or supplemented thereafter.

        "Preferred Stockholders Agreement" means the Preferred Stockholders Agreement dated as of August 9, 2002 among Holdings and all of the then-existing holders of Holdings' outstanding preferred stock.

        "Pro Forma Financial Statements" means the proforma consolidated balance sheet and related proforma consolidated statements of income of Holdings and its Subsidiaries for the twelve month period ended October 31, 2005, after giving effect to the Transaction.

        "Public Lender" is defined in Section 7.1.1(j).

        "Public Offering" means, for any Person, any sale after the Effective Date of the Capital Stock of such Person to the public pursuant to a primary offering registered under the Securities Act of 1933, as amended.

        "Quarterly Payment Date" means the last day of each of April, July, October and January, or, if any such day is not a Business Day, the next succeeding Business Day, commencing with January 31, 2006 with respect to payments of interest and fees, and April 30, 2006, with respect to payments of principal.

        "Rate Protection Agreement" means any interest rate swap, cap, collar or similar agreement entered into by Holdings, the Borrower or any Restricted Subsidiary under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender, an Agent or an Affiliate of a Lender or an Agent.

        "Refinancing" is defined in the recitals.

        "Register" is defined in clause (b) of Section 2.7.

        "Reimbursement Obligation" is defined in Section 2.6.3.

        "Reinstatement Date" is defined in Section 4.1.

        "Related Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Release" means a "release", as such term is defined in CERCLA.

        "Replacement Lender" is defined in Section 4.11.

        "Replacement Notice" is defined in Section 4.11.

        "Required Lenders" means, at any time, Non-Defaulting Lenders holding more than 50% of the Total Exposure Amount.

        "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

        "Restricted Agreements" is defined in Section 7.2.10.

        "Restricted Payments" is defined in Section 7.2.6.

        "Restricted Subsidiary" means any Subsidiary of Holdings (other than the Borrower) that is not an Unrestricted Subsidiary.

        "Retained Interests" means the assets, rights, operations, liabilities, obligations and other interests of whatsoever kind or nature retained by Holdings in respect of (A) leases, contract rights and other assets the transfer of which require the consent or approval of (or give rise to any right of termination by or any right to a penalty in favor of) any third party or governmental authority and (B) certain litigation.

        "Revolving Loans" is defined in Section 2.1.2.

        "Revolving Loan Commitment" is defined in Section 2.1.2.

        "Revolving Loan Commitment Amount" means, on any date, $60,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.1.

        "Revolving Loan Commitment Termination Date" means the earliest of (i) the fifth anniversary of the Effective Date, (ii) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2.1, and (iii) the date on which any Commitment Termination Event occurs.

        "Revolving Note" means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A-1 (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.

        "Secured Obligations" means, collectively, (i) the Obligations and (ii) all obligations of any Obligor under a Rate Protection Agreement or Cash Management Services Agreement with any Person that is (or at the time such Rate Protection Agreement or Cash Management Services Agreement was entered into, was) an Agent or a Lender hereunder or an affiliate thereof.

        "Secured Parties" means, collectively, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent, and each counterparty to a Rate Protection Agreement or Cash Management Services Agreement that is (or at the time such Rate Protection Agreement or Cash Management Services Agreement was entered into, was) a Lender hereunder or an Affiliate thereof.

        "Senior Subordinated Note Indentures" means the senior subordinated note indentures dated August 9, 2002, as amended by the first supplemental indentures dated July 30, 2004, executed by Holdings and HSBC Bank USA, as trustee, pursuant to which the Senior Subordinated Notes were issued.

        "Senior Subordinated Notes" means the Class A and Class B senior subordinated notes due 2009 issued by Holdings pursuant to the Senior Subordinated Notes Indentures.

        "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and such Person is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

        "SPC" is defined in clause (g) of Section 10.11.

        "Stated Amount" of each Letter of Credit means the maximum amount available to be drawn under such Letter of Credit upon the issuance thereof.

        "Stated Expiry Date" is defined in Section 2.6.

        "Stated Maturity Date" means (i) in the case of any Revolving Loan, the fifth anniversary of the Effective Date, (ii) in the case of any Initial Term Loan and any Delayed Draw Term Loan, the seventh anniversary of the Effective Date or, in the case of any such day that is not a Business Day, the first Business Day following such day, provided however that the Stated Maturity Date of the Initial Term Loans and any Delayed Draw Term Loan shall be May 15, 2011 in the event that, on or prior to such date, the Preferred Stock has not been (a) amended to extend the mandatory redemption date in respect thereof to a date not earlier than seven years and six months after the Effective Date, (b) refinanced with the proceeds of common equity or new preferred stock with no mandatory redemption date prior to seven years and six months after the Effective Date or (c) otherwise redeemed pursuant to one or more transactions permitted hereunder, and (iii) in the case of any Additional Term Loan, the date set forth in the agreement pursuant to which the applicable Lenders agreed to provide the Additional Term Commitment in respect of such Additional Term Loan.

        "Stockholders' Agreement" means the Investors' Agreement, dated as of November 23, 1999, among Viking Merger Sub, Inc., the DLJMB Entities, DLJ Investment Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., Donaldson, Lufkin & Jenrette Securities Corporation, BNY Capital Corporation, Carlyle High Yield Partners, L.P., Connecticut General Life Insurance Company, Life Insurance Company of North America, John W. Castro and Rick R. Atterbury, as the same has been amended, modified or supplemented through the Effective Date and may, subject to Section 7.2.10, be amended, modified or supplemented thereafter.

        "Subject Lender" is defined in Section 4.11.

        "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding Capital Stock (or other ownership interests) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time Capital Stock (or other ownership interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. For purposes of this Agreement and the other Loan Documents, any Acquired Controlled Person shall be deemed to be a "Subsidiary" of the Borrower for purposes of Sections 6.1, 6.7, 6.9, 6.10, 6.11, 6.12, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.7(b), 7.2.1, 7.2.2, 7.2.3, 7.2.5, 7.2.6, 7.2.9, 7.2.11, 7.2.12 and 7.2.14 and, to the extent (and only to the extent) that it relates to any of the foregoing Sections, Article VIII.

        "Subsidiary Guarantor" means each U.S. Subsidiary of the Borrower that has executed and delivered the Guaranty (or a supplement thereto).

        "Syndication Agent" is defined in the preamble.

        "Taxes" is defined in Section 4.6.

        "Term Loan Commitment Termination Date" means, as the context may require, the Initial Term Loan Commitment Termination Date, the Delayed Draw Term Loan Commitment Termination Date and any Additional Term Loan Commitment Termination Date.

        "Term Loan Commitments" means, collectively, the Initial Term Loan Commitments, the Delayed Draw Term Loan Commitments and any Additional Term Loan Commitments.

        "Term Loans" means, collectively, the Initial Term Loans, any Delayed Draw Term Loans and any Additional Term Loans.

        "Term Note" means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

        "Termination Date" means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated, expired or cash collateralized and all Commitments shall have terminated.

        "Total Exposure Amount" means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of all Commitments.

        "Tranche" means, as the context may require, the Loans constituting Term Loans or Revolving Loans; provided that Term Loans having different Stated Maturity Dates or different amortization schedules shall constitute different Tranches.

        "Transaction" is defined in the recitals.

        "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement, each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

        "UCP" means Uniform Customs and Practice for Documentary Credits.

        "United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

        "U.S. Subsidiary" means any Subsidiary of Holdings that is incorporated or organized in or under the laws of the United States, any state thereof or the District of Columbia.

        "Unrestricted Subsidiary" means (i) Cetara Corporation and (ii) any Subsidiary of Holdings that is designated by a resolution of the Board of Directors of Holdings as an Unrestricted Subsidiary, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holdings, the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from

Persons who are not Affiliates of Holdings or the Borrower; (c) is a Person with respect to which neither Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) that any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, (iii) that any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary equal to the fair market value of the Subsidiary so designated and (iv) no more than two designations shall be made pursuant to this definition of "Unrestricted Subsidiary" in respect of any single Subsidiary of Holdings (including any other Subsidiary of Holdings substantially all of the assets and business of which constitutes substantially all of the assets and business of such Subsidiary).

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

        "Waiver" means an agreement in favor of the Administrative Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

        "Warrants" means (i) the warrants to purchase common shares of Holdings (as successor by merger to Viking Merger Sub, Inc.), dated as of November 23, 1999, issued to DLJ ESC II L.P., DLJ Investment Funding II, Inc., DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P., Donaldson, Lufkin & Jenrette Securities Corporation, BNY Capital Corporation, Carlyle High Yield Partners, L.P., Connecticut General Life Insurance Company and Life Insurance Company of North America, (ii) the warrants to purchase common shares (or Class B Common Shares, as applicable) of Holdings (as successor by merger to Viking Merger Sub, Inc.) issued in connection with the issuance of the Senior Subordinated Notes, pursuant to the Warrant Agreement, dated as of November 23, 1999, between Holdings (as successor by merger to Viking Merger Sub, Inc.) and Norwest Bank Minnesota, N.A., as Warrant Agent, (iii) the Series C Warrants to purchase Class B Common Stock of Holdings to be issued, if any, pursuant to the Preferred Stockholders Agreement, and (iv) the Series D Warrants to purchase Class B Common Stock of Holdings to be issued, if any, pursuant to the Preferred Stockholders Agreement, in each case as the same have been amended, modified or supplemented through the Effective Date and may, subject to Section 7.2.10, be amended, modified or supplemented thereafter.

        "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA, and to which Holdings, the Borrower or any Restricted Subsidiary has any liability.

        "wholly-owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (and all rights and options to purchase such Capital Stock) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person and/or one or more wholly-owned Subsidiaries of such Person.

        "WordWave" is defined in the recitals.

        "WordWave Material Adverse Effect" means in respect of the Delayed Draw Term Loan Credit Date only, an event, change or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of WordWave and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of WordWave to consummate the transactions contemplated by the Merger Agreement, in either case other than an effect resulting from an Excluded Matter.

        SECTION 1.2    Use of Defined Terms.    Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

        SECTION 1.3    Cross-References.    Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4    Accounting and Financial Determinations.

          (a)   Unless otherwise specified and subject to clause (b) of this Section 1.4, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of Holdings and its Subsidiaries delivered to the Lenders ("GAAP"); provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 7.2.4, the definition of EBITDA, Leverage Ratio, Capital Expenditure, Net Income, Interest Expense, Applicable Margin, or clause (b) or (d) of Section 3.1.1 to eliminate the effect of any change in GAAP on the operation of such covenant, definition or clause (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such covenant, definition or clause for such purpose), then Holdings' and the Borrower's compliance with such covenant shall be determined, and such definitions and clauses shall be applied, on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant, definition or clause is amended in a manner satisfactory to the Borrower and the Required Lenders.

          (b)   For purposes of computing the Interest Coverage Ratio and Leverage Ratio (and any financial calculations required to be made or included within such ratios) as of any date, all components of such ratios, including Capital Expenditures, in the case of any disposition, but excluding Capital Expenditures, in the case of any acquisition, for the period of four Fiscal Quarters ending at the end of the Fiscal Quarter most recently ended on or prior to such date shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or assets that have been acquired or disposed of by Holdings, the Borrower or the Restricted Subsidiaries (including through mergers or consolidations) after the first day of such period of four Fiscal Quarters and prior to such date, as determined in good faith by the Borrower on a pro forma basis for such period of four Fiscal Quarters as if such acquisition or disposition had occurred on such first day of such period (including cost savings that would have been realized had such acquisition occurred on such day and which inclusion when not otherwise permitted under GAAP has been approved by a majority of the board of directors of Holdings).

        SECTION 1.5    Letter of Credit Amounts.    Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases (i.e., increases that are not subject to any consent by the Issuer or the Required Lenders or any right of the Issuer or the Required Lenders to prevent such increase) in the stated amount thereof (other than an increase in the amount of, and contingent upon the payment of, a Reimbursement Obligation in respect of such Letter of Credit), the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES,
NOTES AND LETTERS OF CREDIT

        SECTION 2.1    Commitments.    On the terms and subject to the conditions of this Agreement (including Sections 2.1.4, 2.1.5 and Article V),

          (a)   each Lender severally agrees to make or continue Loans as described in this Section 2.1; and

          (b)   each Issuer severally agrees that it will issue Letters of Credit pursuant to Section 2.1.3, and each other Lender that has a Revolving Loan Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

        SECTION 2.1.1    Term Loan Commitment.

          (a)   The Initial Term Loans outstanding under the Existing Credit Agreements in the principal amounts, and held by the respective Lenders, set forth in Schedule 2.1 (the "Existing Loans") shall remain outstanding on and after the Effective Date as Initial Term Loans hereunder that shall, from and after the Effective Date, be deemed to have been made hereunder on the Effective Date and such Initial Term Loans shall, on and after the Effective Date, have all of the rights and benefits of Initial Term Loans as set forth in this Agreement and the other Loan Documents. Each Lender severally agrees to make, on the Effective Date, an Initial Term Loan to the Borrower in an amount equal to the difference between the principal amount of such Lender's Existing Loans and such Lender's Initial Term Loan Commitment. No amounts prepaid or repaid with respect to Initial Term Loans may be reborrowed.

          (b)   On any date on or prior to the Additional Term Loan Commitment Termination Date with respect to any Additional Term Loan Commitment, each Lender that has a Percentage in excess of zero of such Additional Term Loan Commitment will make a loan (each such loan an "Additional Term Loan") to the Borrower equal to such Lender's Percentage of the aggregate Borrowing or Borrowings of Additional Term Loans requested by the Borrower to be made on such date pursuant to such Additional Term Loan Commitment. No amounts prepaid or repaid with respect to Additional Term Loans may be reborrowed.

          (c)   During the Delayed Draw Term Loan Commitment Period, subject to the terms and conditions hereof, each Lender that has a Percentage in excess of zero of the Delayed Draw Term Loan Commitment severally agrees to make a Delayed Draw Term Loan to the Borrower equal to such Lender's Percentage of the aggregate Borrowing or Borrowings of Delayed Draw Term Loans requested by the Borrower to be made on the Delayed Draw Term Loan Credit Date. No amounts prepaid or repaid with respect to Delayed Draw Term Loans may be reborrowed.

        SECTION 2.1.2    Revolving Loan Commitment.    Subject to compliance by the Borrower with Sections 2.1.4 and 5.2, from time to time on any Business Day occurring on or after the Effective Date but prior to the Revolving Loan Commitment Termination Date, each Lender that has a Percentage of the Revolving Loan Commitment in excess of zero will make loans (relative to such Lender, its "Revolving Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Revolving Loans requested by the Borrower to be made on such day. The Commitment of each Lender described in this clause is herein referred to as its "Revolving Loan Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

        SECTION 2.1.3    Letter of Credit Commitment.    Subject to compliance by the Borrower with Sections 2.1.5 and 5.2, from time to time on any Business Day occurring on or after the

Effective Date to, but excluding, the date which is ten days before the Revolving Loan Commitment Termination Date, the applicable Issuer will (i) issue one or more standby or commercial letters of credit (each referred to as a "Letter of Credit") for the account of Holdings, the Borrower or any of the Restricted Subsidiaries in the Stated Amount requested by the Borrower on such day, or (ii) renew an existing standby or commercial Letter of Credit previously issued hereunder (including any Letter of Credit deemed issued hereunder pursuant to Section 2.6) by extending the Stated Expiry Date thereof to a date not later than the earlier to occur of (x) seven days prior to the Revolving Loan Commitment Termination Date (without regard to clauses (ii) and (iii) of the definition thereof) and (y) the date which is 12 months from the date of such renewal; provided that, notwithstanding the terms of this clause (y), a Letter of Credit may, if required by the beneficiary thereof, contain "evergreen" provisions pursuant to which the Stated Expiry Date shall be automatically extended, unless notice to the contrary shall have been given to the beneficiary by the applicable Issuer, or to the beneficiary and the applicable Issuer by the Borrower, of such Letter of Credit (which notice by the Borrower shall have been provided to the applicable Issuer in writing) more than a specified period prior to the then existing Stated Expiry Date.

        SECTION 2.1.4    Lenders Not Permitted or Required to Make the Loans.    No Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make

          (a)   any Initial Term Loan if, after giving effect thereto, the aggregate original principal amount of all the Initial Term Loans of such Lender would exceed such Lender's Percentage of the Initial Term Loan Commitment Amount;

          (b)   any Delayed Draw Term Loan if, after giving effect thereto, the aggregate original principal amount of all the Delayed Draw Term Loans of such Lender would exceed such Lender's Percentage of the Delayed Draw Term Loan Commitment Amount;

          (c)   any Additional Term Loan pursuant to any Additional Term Loan Commitment if, after giving effect thereto, the aggregate original principal amount of all Additional Term Loans of such Lender made pursuant to such Additional Term Loan Commitment would exceed such Lender's Percentage of the Additional Term Loan Commitment Amount in respect of such Additional Term Loan Commitment; and

          (d)   any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all the Revolving Loans of all the Lenders with Revolving Loan Commitments, together with the Letter of Credit Outstandings, would exceed the then existing Revolving Loan Commitment Amount.

        SECTION 2.1.5    Issuer Not Permitted or Required to Issue Letters of Credit.    No Issuer shall be permitted or required to issue any Letter of Credit if:

          (a)   after giving effect thereto, the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount; or

          (b)   after giving effect thereto, the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed the Revolving Loan Commitment Amount.

        SECTION 2.2    Changes in Commitment Amount.

        SECTION 2.2.1    Reduction of Revolving Loan Commitment Amount and Delayed Draw Term Loan Commitment Amount.    The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the Revolving Loan Commitment Amount or the Delayed Draw Term Loan Commitment Amount; provided that all such reductions shall require at least three Business Days' prior notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount or the Delayed Draw Term Loan Commitment Amount shall be in an aggregate amount of $500,000 or any larger integral multiple of $100,000. Any such reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount, as the case may be, to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the applicable Issuer.

        SECTION 2.2.2    Additional Term Loan Commitments.    At any time that no Event of Default has occurred and is continuing, and prior to the Stated Maturity Date of the Initial Term Loans and Delayed Draw Term Loans, the Borrower may notify the Administrative Agent that the Borrower is requesting that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other lenders not then a party to this Agreement provide additional commitments to make term loans (any such commitment, an "Additional Term Loan Commitment"; and the aggregate amount thereof agreed to be provided by the applicable Lenders or other lenders in response to any such request, an "Additional Term Loan Commitment Amount") in an aggregate amount not to exceed $50,000,000. Upon receipt of such notice, the Lead Arrangers shall use commercially reasonable efforts to arrange for the Lenders or other Eligible Institutions to provide such Additional Term Loan Commitments; provided, however, that the Lead Arrangers will first offer each of the Lenders that then has a Percentage in excess of zero with respect to the applicable Tranche a pro rata portion of any such Additional Term Loan Commitments. Alternatively, Credit Suisse and/or BANA may commit to provide the full amount of the requested Additional Term Loan Commitments and then offer portions of such Additional Term Loan Commitments to the Lenders or other Eligible Institutions, subject to the proviso to the immediately preceding sentence. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or Agent to provide any portion of any such Additional Term Loan Commitments. If and to the extent that any Lenders and/or other lenders agree, in their sole discretion, to provide any such Additional Term Loan Commitments, (i) in the case of any Additional Term Loan Commitment with a Stated Maturity Date, and an amortization schedule, identical to the Stated Maturity Date, and remaining amortization schedule, of the Initial Term Loans and Delayed Draw Term Loans, upon the making of any Additional Term Loans pursuant to such Additional Term Loan Commitment, the Administrative Agent will adjust the amortization schedule set forth in clause (g) of Section 3.1.1 so that the Borrower will repay an additional amount on each Quarterly Payment Date equal to whatever percentage of the outstanding principal amount of the Initial Term Loans and Delayed Draw Term Loans would have otherwise been due on such Quarterly Payment Date multiplied by the aggregate principal amount of such Additional Term Loans, with any remaining principal amount of such Additional Term Loans to be due and payable on the Stated Maturity Date for the applicable Tranche, (ii) in the case of any Additional Term Loan

Commitment for which the Stated Maturity Date, or amortization schedule, is not identical to the Stated Maturity Date, and remaining amortization schedule, of the Initial Term Loans and Delayed Draw Term Loans, upon the making of any Additional Term Loans pursuant to such Additional Term Loan Commitment, Section 3.1.1 will be amended by adding a new clause thereto (and making conforming amendments to the other provisions of this Agreement) to provide for the amortization of such Additional Term Loans on the schedule agreed between the Borrower and the Lenders that agreed to provide the Additional Term Loan Commitments pursuant to which such Additional Term Loans were made, and (iii) the Borrower shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Administrative Agent may reasonably request.

        SECTION 2.3    Borrowing Procedures and Funding Maintenance.    Loans shall be made by the Lenders in accordance with Section 2.3.1.

        SECTION 2.3.1    Term Loans and Revolving Loans.    By delivering a Borrowing Request to the Administrative Agent on or before 2:00 p.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, no later than the requested date of any borrowing (in the case of Base Rate Loans) or upon three Business Days' notice (in the case of LIBO Rate Loans) but upon no more than five Business Days' notice (in the case of any Loans), that a Borrowing be made in an aggregate amount of $1,000,000 or any larger integral multiple of $500,000, or in the unused amount of the applicable Commitment. No Borrowing Request shall be required, and the minimum aggregate amounts specified under this Section 2.3.1 shall not apply, in the case of Revolving Loans deemed made under Section 2.6.2 in respect of unreimbursed Disbursements. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 2:00 p.m., New York time, on such Business Day each Lender with a Commitment of greater than zero with respect to the applicable Tranche shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan. In respect of the Initial Term Loans made on the Effective Date, the Borrower shall choose LIBOR Rate Loans with an Interest Period ending on December 30, 2005, and shall be deemed to continue the Existing Term Loans which are deemed to become Initial Term Loans pursuant to Section 2.1.1 as LIBOR Rate Loans with an Interest Period ending on December 30, 2005.

        SECTION 2.4    Continuation and Conversion Elections.    By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 p.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three Business Days' notice nor more than five Business Days' notice (in the case of any Loans) that all, or any portion in a minimum amount of $1,000,000 or any larger integral multiple of $500,000, be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall on such last day, (i) in the case of any Revolving Loan, automatically convert to a Base Rate Loan and (ii) in the case of any Term Loan, automatically be continued as a LIBO Rate Loan with a new Interest Period of one month); provided that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of the relevant Lenders, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

        SECTION 2.5    Funding.    Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan, so long as such action does not result in increased costs to the Borrower; provided that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, affiliate or international banking facility; and provided further, that, except for purposes of determining whether any such increased costs are payable by the Borrower, such Lender shall cause such foreign branch, affiliate or international banking facility to comply with the applicable provisions of clause (b) of Section 4.6 with respect to such LIBO Rate Loan. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank Eurodollar market.

        SECTION 2.6    Issuance Procedures.    By delivering to the applicable Issuer and the Administrative Agent an Issuance Request on or before 1:00 p.m., New York time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three Business Days' notice (or such shorter or longer notice as may be acceptable to the applicable Issuer), prior to an initial issuance of a Letter of Credit, the then existing Stated Expiry Date of a Letter of Credit or the effective date of a requested amendment or modification, that such Issuer issue, extend, modify or amend an irrevocable Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any of the Restricted Subsidiaries) in such form as may be requested by the Borrower and approved by such Issuer, for the purposes described in Section 7.1.9. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement paid under a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is Holdings, the Borrower or a Subsidiary of Holdings or the Borrower). Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the applicable Issuer and each Lender that has a Revolving Loan Commitment thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (x) seven days prior to the Revolving Loan Commitment Termination Date (without regard to clauses (ii) and (iii) of the definition thereof) and (y) the date which is 12 months from the date of issuance of such Letter of Credit; provided that notwithstanding the terms of clause (y) above, a Letter of Credit may, if required by the beneficiary thereof, contain "evergreen" provisions pursuant to which the Stated

Expiry Date shall be automatically extended, unless notice to the contrary shall have been given to the beneficiary by the applicable Issuer, or to the beneficiary and the applicable Issuer by the Borrower more than a specified period prior to the then existing Stated Expiry Date. The applicable Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder. In the event that the Issuer is other than the Administrative Agent, such Issuer will send by facsimile transmission to the Administrative Agent, promptly on the first Business Day of each week, its daily maximum amount available to be drawn under the Letters of Credit issued by such Issuer for the previous week. The Administrative Agent shall deliver to each Lender upon each calendar month end, and upon each payment of the letter of credit fees payable pursuant to Section 3.3.3, a report setting forth the daily maximum amount available to be drawn for all Issuers during such period.

        SECTION 2.6.1    Other Lenders' Participation.    Upon the issuance (or in the case of Existing Letters of Credit, deemed issuance) of each Letter of Credit issued by an Issuer pursuant hereto, and without further action, each Lender (other than such Issuer) that has a Revolving Loan Commitment shall be deemed to have irrevocably purchased from such Issuer, to the extent of its Percentage in respect of the Revolving Loan Commitments, and such Issuer shall be deemed to have irrevocably granted and sold to such Lender a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation and all rights with respect thereto), and such Lender shall, to the extent of its Percentage in respect of the Revolving Loan Commitments, be responsible for reimbursing promptly (and in any event within one Business Day) the applicable Issuer through the Administrative Agent for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage in respect of the Revolving Loan Commitments, be entitled to receive a ratable portion of the letter of credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit and of interest payable pursuant to Section 2.6.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the applicable Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

        SECTION 2.6.2    Disbursements; Conversion to Revolving Loans.    The applicable Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any drawing under any Letter of Credit issued by such Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, such Issuer shall make such payment to the beneficiary of such Letter of Credit. Prior to 2:30 p.m., New York time, on the first Business Day following the Disbursement Date (the "Disbursement Due Date"), the Borrower will reimburse the Administrative Agent, for the account of such Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon at the rate per annum otherwise applicable to Revolving Loans (made as Base Rate Loans) from and including the Disbursement Date to but excluding the Disbursement Due Date and, thereafter (unless such Disbursement is converted into a Base Rate Loan on the Disbursement Due Date), at a rate per annum equal to the rate per annum then in effect with respect to overdue Revolving Loans (made as Base Rate Loans) pursuant to Section 3.2.2 for the period from the Disbursement Due Date through the date of such reimbursement; provided that, if no Default shall have then occurred and be continuing, unless the Borrower has notified the

Administrative Agent no later than one Business Day prior to the Disbursement Due Date that it will reimburse such Issuer for the applicable Disbursement, then the amount of the Disbursement shall be deemed to be a Borrowing of Revolving Loans constituting Base Rate Loans and following the giving of notice thereof by the Administrative Agent to the Lenders, each Lender with a Revolving Loan Commitment (other than such Issuer) will deliver to such Issuer through the Administrative Agent on the Disbursement Due Date immediately available funds in an amount equal to such Lender's Percentage of such Borrowing. Each conversion of Disbursement amounts into Revolving Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Revolving Loans all of the statements set forth in Section 5.2.1 are true and correct.

        SECTION 2.6.3    Reimbursement.    The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.6.2 to reimburse the applicable Issuer with respect to each Disbursement (including interest thereon) not converted into a Base Rate Loan pursuant to Section 2.6.2, and, upon the Borrower failing or electing not to reimburse such Issuer and the giving of notice thereof by the Administrative Agent to the Lenders, each Lender's (to the extent it has a Revolving Loan Commitment) obligation under Section 2.6.1 to reimburse such Issuer or under Section 2.6.3 to fund its Percentage of any Disbursement converted into a Base Rate Loan, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against such Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against such Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of such Issuer.

        SECTION 2.6.4    Deemed Disbursements.    Upon the occurrence and during the continuation of any Event of Default of the type described in clauses (b) through (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries) or, with notice from the Administrative Agent acting at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

          (a)   an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the applicable Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

          (b)   upon notification by the Administrative Agent to the Borrower of its obligations under this Section, the Borrower shall be immediately obligated to reimburse the applicable Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the applicable Issuer. At such time as the Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section, together with accrued interest at the Federal Funds Rate, which have not been applied to the satisfaction of such Obligations.

        SECTION 2.6.5    Nature of Reimbursement Obligations.    The Borrower and, to the extent set forth in Section 2.6.1, each Lender with a Revolving Loan Commitment, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or willful misconduct) shall be responsible for:

          (a)   the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

          (b)   the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

          (c)   failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

          (d)   errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

          (e)   any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Lender with a Revolving Loan Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the applicable Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower, each Obligor and each such Lender, and shall not put such Issuer under any resulting liability to the Borrower, any Obligor or any such Lender, as the case may be.

        SECTION 2.6.6    Applicability of ISP and UCP.    Unless otherwise expressly agreed by the applicable Issuer and the Borrower (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as

most recently published by the International Chamber of Commerce at the time of issuance thereof, shall apply to each commercial Letter of Credit.

        SECTION 2.6.7    Existing Letters of Credit.    Notwithstanding anything to the contrary herein, (a) the Existing Letters of Credit for the account of or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries that are outstanding on the Effective Date (as set forth in Schedule III hereto) shall be deemed to be Letters of Credit issued hereunder on the Effective Date and (b) the Existing Letters of Credit for the account of or on behalf of WordWave or any of its Subsidiaries that are outstanding on the Delayed Draw Term Loan Credit Date (as set forth in Schedule III hereto) shall be deemed to be Letters of Credit issued hereunder on the Delayed Draw Term Loan Credit Date. The Borrower shall, to the extent the Existing Letters of Credit issued by U.S. Bank National Association have not previously expired or been terminated, replace such Existing Letters of Credit with Letters of Credit issued by an Issuer other than U.S. Bank National Association no later than 90 days after the Effective Date.

        SECTION 2.7    Register; Notes.

          (a)   Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (b)(ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

          (b)   (i) The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for the purpose of this clause (b), to maintain a register (the "Register") on which the Administrative Agent will record each Lender's Commitments, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower's obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (ii) the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender's Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender's Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender's Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

           (ii)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a Revolving Note and a Term Note, evidencing the Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor. The Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11) be represented by one or more Notes payable to the order of the payee named therein and its registered assigns. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such obligation, accompanied by a Lender Assignment Agreement duly executed by the assignor thereof, and thereupon, if requested by the assignee, one or more new Notes shall be issued to the designated assignee and the old Note shall be returned by the Administrative Agent to the Borrower marked "exchanged". No assignment of a Note and the obligation evidenced thereby shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this Section.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1    Repayments and Prepayments; Application.

        SECTION 3.1.1    Repayments and Prepayments.    The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefore, together with any unpaid interest or fees or other amounts relating thereto. Prior thereto, payments and repayments of Loans shall or may be made as set forth below.

          (a)   From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that

            (A)  any such prepayment of the Term Loans shall be made pro rata among Term Loans of the same type and Tranche and, if applicable,

    having the same Interest Period of all Lenders that have made such Term Loans, and any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and Tranche and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans;

            (B)  the Borrower shall comply with Section 4.4 in the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such Loan;

            (C)  all such voluntary prepayments shall require at least one Business Day's notice in the case of Base Rate Loans, three Business Days' notice in the case of LIBO Rate Loans, but no more than five Business Days' notice in the case of any Loans, in each case in writing to the Administrative Agent; and

            (D)  all such voluntary partial prepayments shall be in an aggregate amount of $1,000,000 or any larger integral multiple of $500,000 or in the aggregate principal amount of all Loans of the applicable Tranche and type then outstanding.

          (b)   No later than five Business Days following the delivery by the Borrower of its annual audited financial reports required pursuant to clause (b) of Section 7.1.1(beginning with the financial reports delivered in respect of the Fiscal Year ending on January 31, 2007), the Borrower shall deliver to the Administrative Agent a calculation of the Excess Cash Flow for the Fiscal Year last ended and, no later than five Business Days following the delivery of such calculation, make or cause to be made a mandatory prepayment of the Term Loans in an amount equal to (i) 50% (or, to the extent that the amount of Debt, as reduced by giving effect to such prepayment, would result in a Leverage Ratio of less than 3.00:1.00 on a pro forma basis as of the date of, and after giving effect to, such prepayment, 25%) of the Excess Cash Flow (if any) for such Fiscal Year less (ii) the aggregate amount of all voluntary prepayments of the principal of the Term Loans actually made in such Fiscal Year pursuant to clause (a) of Section 3.1.1, to be applied as set forth in Section 3.1.2; provided that such prepayment shall only be required to be made to the extent that the amount of Debt, as reduced by giving effect to such prepayment, would result in a Leverage Ratio of greater than or equal to 2.00:1.00 on a pro forma basis as of the date of, and after giving effect to, such prepayment.

          (c)   No later than (i) one Business Day (in the case of Net Debt Proceeds) or (ii) 30 calendar days (in the case of Net Disposition Proceeds) following the receipt of any Net Disposition Proceeds or Net Debt Proceeds by the Borrower or any Restricted Subsidiary, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, and, to the extent the amount of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, with respect to any single transaction or series of related transaction, exceeds $2,000,000 make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of such Net Disposition Proceeds shall be required under this clause if the Borrower informs the Administrative Agent no later than 30 days following the receipt of any Net Disposition Proceeds of its or its Restricted Subsidiary's good faith intention to apply such Net Disposition Proceeds to the acquisition of other assets or property consistent with the Merrill Business (including by way of merger or investment) within 365 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds unused after such 365 day period being applied to the Term Loans as set forth in Section 3.1.2.

          (d)   The Borrower shall, concurrently with the receipt of any Net Equity Proceeds by Holdings, the Borrower or any Restricted Subsidiary, deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds, and no later than five Business Days following the delivery of such calculation, and, to the extent that the amount of such Net Equity Proceeds with respect to any single transaction or series of related transactions exceeds $2,000,000, make or cause to be made a mandatory prepayment of the Term Loans in an amount equal to 50% (or, to the extent that the amount of Debt, as reduced by giving effect to such prepayment, would result in a Leverage Ratio of less than 3.00:1.00 on a pro forma basis as of the date of, and after giving effect to, such prepayment, 25%) of such Net Equity Proceeds to be applied as set forth in Section 3.1.2; provided that such prepayment shall only be required to be made to the extent that the amount of Debt, as reduced by giving effect to such prepayment, would result in a Leverage Ratio of greater than or equal to 2.00:1.00 on a pro forma basis as of the date of, and after giving effect to, such prepayment.

          (e)   The Borrower shall, no later than the 60th calendar day following the receipt by Holdings, the Borrower or any of the Restricted Subsidiaries of any Casualty Proceeds in excess of $2,000,000 (individually or in the aggregate in any Fiscal Year), make or cause to be made a mandatory prepayment of the Term Loans in an amount equal to 100% of such Casualty Proceeds, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of Casualty Proceeds shall be required under this clause if the Borrower informs the Administrative Agent no later than 60 days following the occurrence of the Casualty Event resulting in such Casualty Proceeds of its or the Restricted Subsidiary's good faith intention to apply such Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property subject to such Casualty Event or the acquisition of other assets or property consistent with the Merrill Business (including by way of merger or Investment) and in fact uses such Casualty Proceeds to rebuild or replace the damaged, destroyed or condemned assets or property subject to such Casualty Event or to acquire such other property or assets within 365 days following the receipt of such Casualty Proceeds, with the amount of such Casualty Proceeds unused after such 365 day period being applied to the Term Loans as set forth in Section 3.1.2; provided further, that at any time when any Event of Default shall have occurred and be continuing or Casualty Proceeds not applied as provided above shall exceed $2,000,000, such Casualty Proceeds will be deposited in an account maintained with the Administrative Agent for disbursement at the request of the Borrower to pay for such rebuilding, replacement or acquisition.

          (f)    On each date when any reduction in the Revolving Loan Commitment Amount shall become effective, the Borrower shall make a mandatory prepayment of Revolving Loans and (if necessary) deposit with the Administrative Agent cash collateral for Letter of Credit Outstandings in an aggregate amount equal to the excess, if any, of the sum of (x) the aggregate outstanding principal amount of all Revolving Loans and (y) the aggregate amount of all Letter of Credit Outstandings over the Revolving Loan Commitment Amount as so reduced.

          (g)   The Borrower shall, on the Stated Maturity Date and on each Quarterly Payment Date set forth, or occurring during any period set forth, below, make a scheduled repayment of the outstanding principal amount, if any, of Initial Term Loans and Delayed Draw Term Loans in an aggregate amount equal to the percentage of the aggregate principal amount of Initial Term Loans and Delayed Draw Term Loans, if any, borrowed (or deemed borrowed) hereunder set forth below opposite such Stated Maturity Date or period, as applicable (as such amounts may have otherwise been reduced pursuant to this Agreement):

Period	Scheduled Principal Repayment
April 30, 2006 to and including January 31, 2012	0.25%
the Stated Maturity Date	100% of the then-outstanding principal amount

          (h)   Following the prepayment in full of the Term Loans, on the date the Term Loans would otherwise have been required to be prepaid on account of any Net Disposition Proceeds, Net Debt Proceeds, Excess Cash Flow, Net Equity Proceeds or Casualty Proceeds, the Borrower shall prepay Revolving Loans (to the extent then outstanding) in an aggregate amount equal to the amount by which the Term Loans would otherwise have been required to be prepaid if Term Loans had been outstanding.

          (i)    The Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans or Obligations pursuant to Section 8.2 or Section 8.3, repay all outstanding Loans and other Obligations, unless, pursuant to Section 8.3, only a portion of all Loans and other Obligations are so accelerated (in which case the portion so accelerated shall be so prepaid).

        Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No prepayment of principal of any Revolving Loans pursuant to clause (a) or (h) of this Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount.

        SECTION 3.1.2    Application.    (a) Subject to clauses (b) and (c) below, each prepayment or repayment of principal of the Loans of any Tranche shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans.

          (b)   Each prepayment of Term Loans made pursuant to clauses (a), (b), (c), (d) and (e) of Section 3.1.1 shall be applied in direct order of maturity of the remaining scheduled quarterly amortization payments in respect thereof.

          (c)   Each prepayment of Term Loans made pursuant to clauses (b), (c), (d) and (e) of Section 3.1.1 shall be applied pro rata to each Tranche of Term Loans until all Term Loans have been paid in full and further to permanently reduce the undrawn Delayed Draw Term Loan Commitments (if any).

        SECTION 3.2    Interest Provisions.    Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with this Section 3.2.

        SECTION 3.2.1    Rates.    (a) Each Base Rate Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made or converted to a Base Rate Loan to but excluding the date such Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Loan on such day.

          (b)   Each LIBO Rate Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin for such Loan on such day. All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan or, in the case of the LIBO Rate Loans outstanding on the Effective Date in respect of Existing Term Loans which are deemed to become Initial Term Loans pursuant to Section 2.1.1, from and including the Effective Date to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

        SECTION 3.2.2    Post-Maturity Rates.    After the date any principal amount of any Loan shall have become due and payable (whether on the applicable Stated Maturity Date, upon acceleration or otherwise), or any other monetary Obligation (other than overdue Reimbursement Obligations which shall bear interest as provided in Section 2.6.2) of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of any overdue principal of Loans, overdue interest thereon, overdue commitment fees or other overdue amounts in respect of Loans or other obligations (or the related Commitments) under a particular Tranche, the rate that would otherwise be applicable to Base Rate Loans under such Tranche pursuant to Section 3.2.1 plus 2%, and (b) in the case of other overdue monetary Obligations, the rate that would otherwise be applicable to Revolving Loans that were Base Rate Loans plus 2%.

        SECTION 3.2.3    Payment Dates.    Interest accrued on each Loan shall be payable, without duplication:

          (a)   on the Stated Maturity Date therefor;

          (b)   in the case of a LIBO Rate Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, to the extent of the unpaid interest accrued through such date on the principal so paid or prepaid;

          (c)   with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the date of the initial Borrowing hereunder;

          (d)   with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period); and

          (e)   on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans, Reimbursement Obligations or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        SECTION 3.3    Fees.    The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

        SECTION 3.3.1    Commitment Fee.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender that has a Revolving Loan Commitment hereunder, for each day during the period (including any portion thereof when any of the Lenders' Revolving Loan Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing to but excluding the Revolving Loan Commitment Termination Date, a commitment fee on such Lender's Percentage of the unused portion, whether or not then available, of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings) for such date at a rate per annum equal to 0.50%. Such commitment fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Revolving Loan Commitment Termination Date.

        SECTION 3.3.2    Administrative Agent Fee.    Holdings agrees to pay an administration fee to the Administrative Agent, for its own account, in the amount, and at the times, set forth in the Agents' Fee Letter.

        SECTION 3.3.3    Letter of Credit Fee.    The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each other Lender that has a Revolving Loan Commitment hereunder, a letter of credit fee for each day on which there shall be any Letters of Credit outstanding at a rate per annum equal to the then Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such

Letter of Credit, such fees being payable quarterly in arrears on the first Business Day after the end of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit.

        SECTION 3.3.4    Fronting Fee and Documentary and Processing Charges Payable to Issuer.    The Borrower shall pay directly to the Issuer for its own account a fronting fee for each day on which there shall be Letters of Credit issued by such Issuer outstanding at the rate of 0.25% per annum, on the Stated Amount of such Letter of Credit, such fees being payable quarterly in arrears on the first Business Day after the end of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. In addition, the Borrower shall pay directly to the Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

        SECTION 3.3.5    Delayed Draw Term Loan Commitment Fee.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender that has a Delayed Draw Term Loan Commitment hereunder, for each day during the period (including any portion thereof when any of the Lenders' Delayed Draw Term Loan Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing to but excluding the Delayed Draw Term Loan Commitment Termination Date, a commitment fee on such Lender's Percentage of the unused portion, whether or not then available, of the Delayed Draw Term Loan Commitment Amount for such date at a rate per annum equal to 0.50%. Such commitment fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Delayed Draw Term Loan Commitment Termination Date.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1    LIBO Rate Lending Unlawful.    If any Lender shall determine (which determination shall, in the absence of manifest error, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, in each case after the date upon which such Lender shall have become a Lender hereunder, makes it unlawful, or any central bank or other governmental authority asserts, after such date, that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any Loans as or to LIBO Rate Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, which such Lender shall do promptly upon obtaining actual knowledge of such change in circumstances (provided that the rights and benefits of such Lender under this clause relating to any period prior to such failure to give prompt notice shall not be limited or otherwise adversely affected as a result of such failure) (with the date of such notice being the "Reinstatement Date"), and (i) all LIBO Rate

Loans previously made by such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion and (ii) all Loans thereafter made by such Lender and outstanding prior to the Reinstatement Date shall be made as Base Rate Loans, with interest thereon being payable on the same date that interest is payable with respect to the corresponding Borrowing of LIBO Rate Loans made by Lenders not so affected.

        SECTION 4.2    Deposits Unavailable.    If the Administrative Agent shall have determined that (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in its relevant market, or (ii) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, which the Administrative Agent shall do promptly upon obtaining actual knowledge of such change in circumstances (provided that the rights and benefits of the Administrative Agent under this clause relating to any period prior to such failure to give prompt notice shall not be limited or otherwise adversely affected as a result of such failure).

        SECTION 4.3    Increased LIBO Rate Loan Costs, etc.    The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans (excluding any amounts, whether or not constituting Taxes, referred to in Section 4.6) arising as a result of any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority that occurs after the date upon which such Lender became a Lender hereunder. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

        SECTION 4.4    Funding Losses.    In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan, but excluding any loss of margin after the date of any such conversion, repayment, prepayment or failure to borrow, continue or convert) as a result of (i) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (ii) any Loans not being borrowed as LIBO Rate Loans in accordance with the Borrowing Request therefor, or (iii) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

        SECTION 4.5    Increased Capital Costs.    If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, in each case occurring after the applicable Lender becomes a Lender hereunder, affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its reasonable discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments, participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, which such Lender shall give promptly upon its obtaining actual knowledge of such circumstances (provided that the rights and benefits of such Lender under this clause relating to any period to such failure to give prompt notice shall not be limited or otherwise adversely affected as a result of such failure), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; provided that such Lender may not impose materially greater costs on the Borrower than on other similarly situated borrowers by virtue of any such averaging or attribution method.

        SECTION 4.6    Taxes.    (a) All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder or under any other Loan Document (including Reimbursement Obligations, fees and expenses) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever, imposed by any taxing authority from or through which payments originate or are made or deemed made by or to the Borrower, but excluding (i) any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges imposed on any Lender or the Administrative Agent by a jurisdiction under the laws of which such Lender or the Administrative Agent is organized or in which its principal executive office is located, or otherwise as a result of a present or former connection between the applicable lending office (or office through which it performs any of its actions as Lender or the Administrative Agent) of such Lender or the Administrative Agent and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Agreement or any Note) or (ii) any income, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholdings or other charges to the extent that they are in effect and would apply as of the date any Person becomes a Lender or Assignee Lender hereunder, or as of the date that any Lender changes its applicable lending office, to the extent such taxes become applicable as a result of such change (other than a change in an applicable lending office made pursuant to Section 4.10 below) (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will (i) pay directly to the relevant taxing authority the full amount required to be so withheld or deducted, (ii) promptly forward to the Administrative Agent an official receipt or other documentation available to the Borrower reasonably satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required; provided that the Borrower shall not be required to pay any such additional amounts in respect of amounts payable to any Lender that is not organized under the laws of the United States or a state thereof to the extent that the related tax is imposed (or an exemption therefrom is not available) as a result of such Lender or the Administrative Agent failing to comply with the requirements of clause (b) of Section 4.6.

        Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Taxes and the Borrower will promptly pay to such Person such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person (including any Taxes on such additional amount) shall equal the amount of such Taxes paid by such Person; provided that the Borrower shall not be obligated to make payment to the Lenders or the Administrative Agent (as the case may be) pursuant to this sentence in respect of penalties or interest attributable to any Taxes, if written demand therefor has not been made by such Lenders or the Administrative Agent within 60 days from the date on which such Lenders or the Administrative Agent knew of the imposition of Taxes by the relevant taxing authority or for any additional imposition which may arise from the failure of the Lenders or the Administrative Agent to apply payments in accordance with the tax law after the Borrower has made the payments required hereunder, provided further, that the Borrower shall not be required to pay any such additional amounts in respect of any amounts payable to any Lender or the Administrative Agent (as the case may be) that is not organized under the laws of the United States or a state thereof to the extent the related Tax is imposed as a result of such Lender failing to comply with the requirements of clause (b) of Section 4.6. After the Lenders or the Administrative Agent (as the case may be) learn of the imposition of Taxes, such Lenders and the Administrative Agent will act in good faith to notify the Borrower of its obligations hereunder as soon as reasonably possible.

        If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

        (b)   Each Non-U.S. Lender shall, (i) on or prior to the Effective Date, in the case of each Lender listed on the signature pages hereof, or, in the case of an Assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrower and the Administrative Agent, two or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN (or successor forms) establishing the Lender's exemption from United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Forms W-8BEN and a certificate signed by a duly authorized officer of such Lender representing that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes; and (ii) to the extent permitted under applicable law, deliver to the Borrower and the Administrative Agent two further copies of any such form or document on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrower. Each Lender and the Administrative Agent agree, to the extent reasonable and without material cost to it, to provide to the Borrower and the Administrative Agent such other applicable forms or certificates as would reduce or eliminate any Tax otherwise applicable.

        (c)   If the Borrower determines in good faith that a reasonable basis exists for contesting the imposition of a Tax with respect to a Lender or the Administrative Agent, the relevant Lender or the Administrative Agent, as the case may be, shall cooperate with the Borrower in challenging such Tax at the Borrower's expense if requested by the Borrower; provided that nothing in this Section 4.6 shall require any Lender or the Administrative Agent to submit to the Borrower or any Person any tax returns or any part thereof, or to prepare or file any tax returns other than as such Lender or the Administrative Agent in its sole discretion shall determine.

        (d)   If a Lender or the Administrative Agent shall receive a refund (including any offset or credits from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority)) of any Taxes paid by the Borrower pursuant to clause (a) of this Section 4.6, such Lender or the Administrative Agent (as the case may be) shall promptly pay the Borrower the amount so received, with interest from the taxing authority with respect to such refund, net of any tax liability incurred by such Lender or the Administrative Agent that is attributable to the receipt of such refund and such interest.

        (e)   Each Lender and the Administrative Agent agrees, to the extent reasonable and without material cost to it, to cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 4.6; provided that nothing in this Section 4.6 shall require any Lender or the Administrate Agent to take any action which, in the sole discretion of such Lender or the Administrative Agent, is inconsistent with its internal policy and legal and regulatory restrictions.

        (f)    If the Borrower is required to pay additional amounts to or for the account of any Lender or the Administrative Agent pursuant to clause (a) of this Section 4.6 as a result of a change of law occurring after the Effective Date, then such Lender or the Administrative Agent, at the request of the Borrower, will change the jurisdiction of its applicable lending office (or office through which it performs any of its actions as Administrative Agent) if such Lender or the Administrative Agent has an office in another jurisdiction and if such change (i) would eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not, in the good faith determination of such Lender or the Administrative Agent, otherwise disadvantageous to such Lender or the Administrative Agent.

        SECTION 4.7    Payments, Computations, etc.    Unless otherwise expressly provided, all payments by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders or Administrative Agent, as applicable, entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 2:00 p.m., New York time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender, Agent or Lead Arranger, as the case may be, its share, if any, of such payments received by the Administrative Agent for the account of such Lender, Agent or Lead Arranger, as the case may be. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest determined by reference to the Alternate Base Rate, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (i) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

        SECTION 4.8    Sharing of Payments.    If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participation in the Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (i) the amount of such selling Lender's required repayment to the purchasing Lender in respect of such recovery, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

        SECTION 4.9    Setoff.    Each Lender shall, upon the occurrence of any Event of Default described in clauses (b) through (d) of Section 8.1.9 with respect to any Obligor (other than a Subsidiary that is not a Material Subsidiary) or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then due to it, and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

        SECTION 4.10    Mitigation.    Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

        SECTION 4.11    Replacement of Lenders; Defaulting Lenders.    (a) Each Lender hereby severally agrees as set forth in this Section. If any Lender (a "Subject Lender") (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, (ii) gives notice pursuant to Section 4.1 requiring a conversion of such Subject Lender's LIBO Rate Loans to Base Rate Loans or any change in the basis upon which interest is to accrue in respect of such Subject Lender's LIBO Rate Loans or suspending such Lender's obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, or (iii) becomes a Non-Funding Lender or a Defaulting Lender, the Borrower may, within 180 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation) or within 180 days of such Lender becoming a Non-Funding Lender or a Defaulting Lender, as the case may be, give notice (a "Replacement Notice") in writing to the Administrative Agent and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a "Replacement Lender") designated in such Replacement Notice. If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the

Borrower and such Subject Lender in writing that the designated financial institution is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11, all of its Commitments, Loans, and other rights and obligations under this Agreement and all other Loan Documents (including, without limitation, Reimbursement Obligations) to such designated financial institution; provided that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender's Loans and its Percentage in respect of the Revolving Loan Commitment of any outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the designated financial institution or Replacement Lender shall become a "Lender" for all purposes under this Agreement and the other Loan Documents.

        (b)   Each Lender grants (x) to the Administrative Agent the right to purchase all (but not less than all) of such Lender's Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender's Commitments and Loans owing to it, its participations in the Notes held by it and all of its rights and obligations hereunder and the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent or the Borrower, as the case may be, if such Lender becomes a Non-Consenting Lender; provided that such Non-Consenting Lender shall receive, in connection with such assignments, payment equal to the aggregate amount of outstanding Loans owed to such Lender and its Percentage in respect of the Revolving Loan Commitment of any outstanding Reimbursement Obligation (together with all accrued and unpaid interest, fees and other amounts (other than indemnities) owed to such Lender). Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.11. The Borrower shall be entitled (but not obligated) to execute and deliver such agreement and documentation on behalf of such Non-Consenting Lender and any such agreement and/or documentation so executed by the Borrower shall be effective for purposes of documenting an assignment pursuant to Section 10.11.

        (c)   The parties hereto agree that upon any Lender becoming a Defaulting Lender, all amounts received by the Administrative Agent in respect of principal, interest and fees otherwise owing to such Defaulting Lender shall instead be applied (pro rata) to the reimbursement of any amounts owing by the Defaulting Lender to the Issuers due to the failure of such Defaulting Lender to satisfy any obligation, under Section 2.6.1, to reimburse drawings under any Letter of Credit; provided that notwithstanding any such diversion of any such funds, as between the Borrower and such Defaulting Lender, such funds shall be deemed to have been applied in payment of the principal, interest and fees to which they would otherwise have been applied in the absence of such diversion.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

        SECTION 5.1    Initial Credit Extension.    The obligations of the Lenders and, if applicable, the Issuer(s) to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

        SECTION 5.1.1    Resolutions, etc.    The Bookrunners and the Administrative Agent shall have received from each Obligor (a) a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate the Agents and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate and (b) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Obligor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Obligor as of a recent date, from such Secretary of State.

        SECTION 5.1.2    Effective Date Certificate.    The Bookrunners and the Administrative Agent shall have received, with counterparts for each Lender, the Effective Date Certificate, substantially in the form of Exhibit D hereto, dated the Effective Date and duly executed and delivered by an Authorized Officer that is the president, the chief executive officer or the chief financial officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct.

        SECTION 5.1.3    Delivery of Notes.    The Bookrunners and the Administrative Agent shall have received for the account of each Lender that has submitted, at least two Business Days prior to the Effective Date, a written request pursuant to clause (b)(ii) of Section 2.7, a Note of the applicable Tranche duly executed and delivered by the Borrower.

        SECTION 5.1.4    Guaranty.    The Bookrunners and the Collateral Agent shall have received the Guaranty, dated the Effective Date, duly executed and delivered by an Authorized Officer of Holdings and each U.S. Subsidiary of Holdings that is a Restricted Subsidiary and that is in existence on the Effective Date.

        SECTION 5.1.5    Pledge and Security Agreement, etc.    The Collateral Agent shall have received executed counterparts of the Pledge and Security Agreement, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of the Borrower, Holdings and each Restricted Subsidiary that is a U.S. Subsidiary, together with, in each case to the extent not previously delivered under the Existing Credit Agreements:

          (a)   the certificates evidencing all of the issued and outstanding shares of Capital Stock of the Borrower or any Restricted Subsidiary that constitute certificated securities and that are pledged pursuant to the Pledge and Security Agreement, which certificates shall in each case be accompanied by undated powers of transfer duly executed in blank, and such other instruments and documents as the Collateral Agent shall deem necessary or in the reasonable opinion of the Collateral Agent desirable under applicable U.S. law to perfect the security interest of the Collateral Agent in such shares of Capital Stock; provided, however, that notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute the Pledge and Security Agreement, nor will Holdings, the Borrower or any Restricted Subsidiary be required to deliver in pledge pursuant to the Pledge and Security Agreement in excess of 65% of the total combined voting power of all classes of Capital Stock of a Foreign Subsidiary entitled to vote;

          (b)   all promissory notes evidencing intercompany Indebtedness payable to the Borrower or any Subsidiary Guarantor duly endorsed to the order of the Collateral Agent;

          (c)   UCC financing statements naming each Obligor as the debtor and the Collateral Agent as the secured party; and

          (d)   certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements which name such Obligor as the debtor and which are filed in the jurisdictions acceptable to the Collateral Agent, together with copies of such financing statements.

        SECTION 5.1.6    Financial Information    The Bookrunners and the Administrative Agent shall have received an unaudited consolidated balance sheet and related consolidated statements of income of Holdings and its Subsidiaries for each fiscal month ended after October 31, 2005 at least 30 days before the Effective Date, certified by an Authorized Officer that is the treasurer, controller or chief financial or accounting officer of the Borrower.

        SECTION 5.1.7    Opinions of Counsel.    The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders from (a) Davis, Polk and Wardwell, special New York counsel to each of the Obligors, in substantially the form of Exhibit I-1, (b) Oppenheimer Wolff & Donnelly LLP, special Minnesota counsel to the Borrower, in substantially the form of Exhibit I-2 hereto, (c) Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Borrower, in substantially the form of Exhibit I-3 hereto and (d) Steven Machov, General Counsel of the Borrower, in substantially the form of Exhibit I-4 hereto.

        SECTION 5.1.8    Insurance.    The Administrative Agent shall have received satisfactory evidence of the existence of insurance in compliance with Section 7.1.4 in respect of Holdings and its Subsidiaries (including all endorsements included therein), and the Administrative Agent shall be named additional insured or loss payee, on behalf of the Secured Parties, pursuant to documentation reasonably satisfactory to the Administrative Agent.

        SECTION 5.1.9    Closing Fees, Expenses, etc.    Each of the Agents and the Administrative Agent shall have received, for its own respective account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

        SECTION 5.1.10    Interest and Fees Under Existing Credit Agreements.    The Administrative Agent (as defined in each Existing Credit Agreement) shall have received, for its own account or for the account of each Existing Lender thereunder, as the case may be, all interest and fees accrued under the Existing Credit Agreements through the Effective Date.

        SECTION 5.1.11    Repayment of Senior Subordinated Notes.    Contemporaneously with the application of the proceeds of the Loans to be made on the Effective Date, sufficient funds shall have been irrevocably deposited with the trustee in respect of the outstanding Senior Subordinated Notes to fund the redemption thereof in full, together with the payment of all accrued interest thereon, and there shall be no Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries outstanding after consummation of the Effective Date transactions other than Indebtedness permitted under Section 7.2.2.

        SECTION 5.1.12    Money Laundering and PATRIOT Act.    The Lenders shall have received from the Borrower all documentation and other information requested by them at least two Business Days prior to the Effective Date that is required by bank regulatory authorities to be obtained from the Borrower under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act.

        SECTION 5.2    All Credit Extensions.    The obligation of each Lender and, if applicable, the Issuer(s), to make any Credit Extension (including its initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

        SECTION 5.2.1    Compliance with Warranties, No Default, etc.    Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

          (a)   the representations and warranties set forth in Article VI and in each other Loan Document (other than, in the case of the Credit Extensions to be made or deemed made on the Effective Date or the Delayed Draw Term Loan Credit Date, the representations contained in Sections 6.6 and 6.7, any representation or warranty that is not true and correct in all material respects due to an act, event or circumstance that is not a volitional act of Holdings or any of its Subsidiaries) shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

          (b)   no Default (other than, in the case of the Credit Extensions to be made or deemed made on the Effective Date or the Delayed Draw Term Loan Credit Date, any Default (other than a Default under Section 8.1.9) arising from any act, event or circumstance that is not a volitional act of Holdings or any of its Subsidiaries) shall have then occurred and be continuing.

        SECTION 5.2.2    Credit Extension Request.    The Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of proceeds of any Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect thereto and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

        SECTION 5.3    Delayed Draw Term Loan Credit Date.    The Obligations of the Lenders with a Percentage greater than zero of the Delayed Draw Term Loan Commitments to fund their Delayed Draw Term Loans on the Delayed Draw Term Loan Credit Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.3.

        SECTION 5.3.1    Merger.    (a) The aggregate cash consideration paid to the sellers in connection with the Acquisition shall not exceed $160,000,000 and (b) the Acquisition shall have been consummated in accordance with the terms of the Merger Agreement.

        SECTION 5.3.2    Resolutions, etc.    The Bookrunners and the Administrative Agent shall have received from WordWave and each U.S. Subsidiary of WordWave that is a Restricted Subsidiary (a) a certificate, dated the Delayed Draw Term Loan Credit Date, of its Secretary or Assistant Secretary as to (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate the Agents and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of WordWave and each U.S. Subsidiary of WordWave that is a Restricted Subsidiary canceling or amending such prior certificate and (b) a copy of its certificate or articles of incorporation or other formation documents, including all amendments thereto, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to its good standing as of a recent date, from such Secretary of State.

        SECTION 5.3.3    Financial Information; Compliance Certificate.    The Bookrunners and the Administrative Agent shall have received (a) an unaudited consolidated balance sheet and related consolidated statements of income of WordWave and its Subsidiaries for each fiscal month ended after October 31, 2005 and at least 30 days before the Delayed Draw Term Loan Credit Date, certified by an Authorized Officer that is the treasurer, controller or chief financial or accounting officer of WordWave and (b) an initial Compliance Certificate on a pro forma basis as if, in the case of balance sheet items, the Transaction had been consummated on October 31, 2005 and, in the case of statement of operations items, the Transaction had been consummated on November 1, 2004, demonstrating a Leverage Ratio of no greater than 3.9 to 1.0 for the most recent full Fiscal Quarter immediately preceding the Delayed Draw Term Loan Credit Date, in each case certified by an Authorized Officer that is the treasurer, controller or chief financial or accounting officer of the Borrower, as giving effect to the consummation of the Transaction and reflecting the proposed legal and capital structure of the Borrower, which legal and capital structure shall be as disclosed to the Lenders prior to the Delayed Draw Term Loan Credit Date or otherwise reasonably satisfactory in all respects to the Lead Arrangers and the Administrative Agent.

        SECTION 5.3.4    Guaranty.    The Bookrunners and the Collateral Agent shall have received a supplement to the Guaranty, dated the Delayed Draw Term Loan Credit Date, duly executed and delivered by an Authorized Officer of WordWave and each U.S. Subsidiary of WordWave that is a Restricted Subsidiary and that is in existence on the Delayed Draw Term Loan Credit Date.

        SECTION 5.3.5    Pledge and Security Agreement, etc.    The Collateral Agent shall have received executed counterparts of a supplement to the Pledge and Security Agreement, dated as of the Delayed Draw Term Loan Credit Date, duly executed and delivered by an Authorized Officer of WordWave and each Restricted Subsidiary of WordWave that is a U.S. Subsidiary, together with:

          (a)   the certificates evidencing all of the issued and outstanding shares of Capital Stock of WordWave or any Restricted Subsidiary that constitute certificated securities and that are pledged pursuant to the Pledge and Security Agreement, which certificates shall in each case be accompanied by undated powers of transfer duly executed in blank, and such other instruments and documents as the Collateral Agent shall deem necessary or in the reasonable opinion of the Collateral Agent desirable under applicable U.S. law to perfect the security interest of the Collateral Agent in such shares of Capital Stock; provided, however, that notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute the Pledge and Security Agreement, nor will WordWave or any Restricted Subsidiary of WordWave be required to deliver in pledge pursuant to the Pledge and Security Agreement in excess of 65% of the total combined voting power of all classes of Capital Stock of a Foreign Subsidiary entitled to vote;

          (b)   all promissory notes evidencing intercompany Indebtedness payable to the WordWave or any of its Subsidiaries that is a Subsidiary Guarantor duly endorsed to the order of the Collateral Agent;

          (c)   UCC financing statements naming each of WordWave and each Restricted Subsidiary of WordWave that is a U.S. Subsidiary as the debtor and the Collateral Agent as the secured party;

          (d)   copies of proper UCC termination statements (Form UCC-3), if any, necessary to release all Liens and other rights of any Person (other than Liens permitted under Section 7.2.3)

            (i)    in any collateral described in the Pledge and Security Agreement previously granted by any Person, and

            (ii)   securing any of the Indebtedness to be repaid in connection with the Transaction on or prior to the Delayed Draw Term Loan Credit Date, together with such other UCC termination statements (Form UCC-3) as the Collateral Agent may reasonably request from such Obligor; and, certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Collateral Agent, dated a date reasonably near to the Delayed Draw Term Loan Credit Date, listing all effective financing statements which name such Obligor as the debtor and which are filed in the jurisdictions acceptable to the Collateral Agent, together with copies of such financing statements.

        SECTION 5.3.6    Opinions of Counsel.    The Administrative Agent shall have received opinions, dated the Delayed Draw Term Loan Credit Date and addressed to the Administrative Agent and all Lenders from (a) Davis, Polk and Wardwell, special New York, counsel to each of the Obligors, in substantially the form of Exhibit I-1, (b) Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Obligors, in substantially the form of Exhibit I-3 hereto and (c) Steven Machov, General Counsel of the Borrower, in substantially the form of Exhibit I-4 hereto.

        SECTION 5.3.7    Insurance.    The Administrative Agent shall have received satisfactory evidence of the existence of insurance in compliance with Section 7.1.4 (including all endorsements included therein) in respect of WordWave and its Subsidiaries, and the Administrative Agent shall be named additional insured or loss payee, on behalf of the Secured Parties, pursuant to documentation reasonably satisfactory to the Administrative Agent.

        SECTION 5.3.8    Repayment of Existing Debt.    Contemporaneously with the application of the proceeds of the Delayed Draw Term Loans to be made on the Delayed Draw Term Loan Credit Date, (a) Holdings and the Borrower shall have repaid in full the aggregate principal amount outstanding under the Existing WordWave Credit Agreement plus accrued and unpaid interest thereon and accrued and unpaid fees and other amounts payable under the Existing WordWave Credit Agreement and (b) Holdings, the Borrower and the Restricted Subsidiaries shall have terminated any commitments to lend or make other extensions of credit under the Existing WordWave Credit Agreement, or arrangements satisfactory to the Agents and the Administrative Agent for the repayment of such amounts outstanding under the Existing WordWave Credit Agreement and the termination of such commitments shall have been made. There shall be no Indebtedness of WordWave or its Restricted Subsidiaries outstanding after consummation of the Delayed Draw Term Loan Credit Date transactions other than Indebtedness permitted under Section 7.2.2.

        SECTION 5.3.9    No WordWave Material Adverse Effect.    During the period from December 31, 2004 through the earlier of the Delayed Draw Term Loan Credit Date and December 31, 2005, there shall have occurred no event, circumstance or condition that constitutes a WordWave Material Adverse Effect.

        SECTION 5.3.10    No Material Litigation.    On the earlier of (i) December 31, 2005 and (ii) the Delayed Draw Term Loan Credit Date, there shall be no civil, criminal or administrative suits, actions or proceedings (including arbitration proceedings) pending or, to the knowledge of Holdings or the Borrower, within the 24 months preceding the date of the Merger Agreement, threatened against or affecting WordWave or any of its Subsidiaries before any governmental body, which if adversely determined, (a) would have a WordWave Material Adverse Effect or (b) would result in an effective injunction, writ or preliminary restraining order or any order of any nature issued by a court of governmental authority of competent jurisdiction to the effect that the transactions contemplated by the Merger Agreement and the other documents contemplated therein may not be consummated as here and/or therein provided. On the earlier of (i) December

31, 2005 and (ii) the Delayed Draw Term Loan Credit Date, neither WordWave nor any Subsidiary shall be subject to any order of any governmental body except to the extent the same would not reasonably be expected to have a WordWave Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders, the Issuers and the Agents to enter into this Agreement and to make Credit Extensions hereunder, each of Holdings and the Borrower represents and warrants unto the Agents, the Issuers and each Lender as set forth in this Article VI.

        SECTION 6.1    Organization, etc.    Holdings, the Borrower and each of the Restricted Subsidiaries (a) is validly organized and existing and in good standing to the extent required under the laws of the jurisdiction of its incorporation, except to the extent that the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect, (b) is duly qualified to do business and is in good standing to the extent required under the laws of each jurisdiction where the nature of its business requires such qualification, except to the extent that the failure to qualify would not reasonably be expected to result in a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations in connection with the Transaction and its Obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it except, in the case of this clause (c)(ii), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 6.2    Due Authorization, Non-Contravention, etc.    The execution, delivery and performance by each of Holdings and the Borrower of this Agreement and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it and Holdings', the Borrower's and, where applicable, each such other Obligor's participation in the consummation of the Transaction are within Holdings', the Borrower's and each such Obligor's company powers, have been duly authorized by all necessary company action, and do not (i) contravene Holdings', the Borrower's or any such Obligor's Charter Documents, (ii) contravene any contractual restriction (other than any such contractual restriction that shall have been waived on or prior to the Effective Date), law or governmental regulation or court decree or order binding on or affecting Holdings, the Borrower or any such Obligor, where such contravention, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iii) result in, or require the creation or imposition of, any Lien on any of Holdings', the Borrower's or any other Obligor's properties, except pursuant to the terms of a Loan Document.

        SECTION 6.3    Government Approval, Regulation, etc.    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person, is required for the due execution, delivery or performance by Holdings, the Borrower or any other Obligor of this Agreement or any other Loan Document to which it is a party, except as have been duly obtained or made and are in full force and effect or those which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

None of Holdings, the Borrower or any other Obligor is required to register as an "investment company" under the Investment Company Act of 1940, as amended, or is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        SECTION 6.4    Validity, etc.    This Agreement constitutes, and each other Loan Document executed by Holdings or the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of each of Holdings and the Borrower as is a party thereto enforceable against Holdings or the Borrower, as the case may be, in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, in each case with respect to this Section 6.4 subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        SECTION 6.5    Financial Information.    The Pro Forma Financial Statements have been prepared on a basis substantially consistent with GAAP and include appropriate pro forma adjustments to give pro forma effect to the Transaction as if, in the case of the balance sheet contained therein, the Transaction was consummated on October 31, 2005 and, in the case of the statements of operations contained therein, the Transaction was consummated on November 1, 2004.

        SECTION 6.6    No Material Adverse Change.    Since January 31, 2005, there shall have occurred no event, circumstance or condition that constitutes a Material Adverse Effect.

        SECTION 6.7    Litigation, etc.    There is no pending or, to the knowledge of Holdings or the Borrower, threatened litigation, action, proceeding, arbitration or governmental investigation affecting any Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to result in a Material Adverse Effect except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule. No development has occurred in any litigation, action or governmental investigation or other proceeding disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule which could reasonably be expected to have a Material Adverse Effect.

        SECTION 6.8    Subsidiaries.    The Borrower has only those Subsidiaries (i) which are identified in Item 6.8 ("Existing Subsidiaries") of the Disclosure Schedule, or (ii) which are permitted to have been acquired or formed in accordance with Section 7.2.5 or 7.2.8.

        SECTION 6.9    Ownership of Properties.    Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each of the Restricted Subsidiaries owns good title to, or leasehold interests in, all of its properties and assets (other than insignificant properties and assets), real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens or material claims (including material infringement claims with respect to patents, trademarks, copyrights and the like), except as permitted pursuant to Section 7.2.3.

        SECTION 6.10    Taxes.    Each of Holdings, the Borrower and each of their respective Subsidiaries has filed all Federal, State and other material tax returns required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.11    Pension and Welfare Plans.    During the twelve-consecutive-month period prior to the Effective Date, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, which, in either case, is reasonably expected to lead to a liability of Holdings or any member of the Controlled Group to such Pension Plan in excess of $10,000,000. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by Holdings, the Borrower or any member of the Controlled Group of any material liability, fine or penalty other than such condition, event or transaction which would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule or otherwise approved by the Administrative Agent, since the date of the financial statements most recently delivered pursuant to clause (a) or (b) of Section 7.1.1, the Borrower has not increased any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA, except as would not have a Material Adverse Effect.

        SECTION 6.12    Environmental Matters.    Except as set forth in Item 6.12 ("Environmental Matters") of the Disclosure Schedule or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a)   all facilities and property owned or leased by Holdings, the Borrower or any of their respective Subsidiaries are in compliance with all Environmental Laws;

          (b)   there are no pending or threatened (i) written claims, complaints, notices or requests for information received by Holdings, the Borrower or any of their respective Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) written complaints, notices or inquiries to Holdings, the Borrower or any of their respective Subsidiaries regarding potential liability under any Environmental Law;

          (c)   Holdings, the Borrower and their respective Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

          (d)   no property now or, to the best knowledge of Holdings and the Borrower, previously owned or leased by Holdings or any of its Subsidiaries is listed or, to the knowledge of Holdings and the Borrower, proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (e)   to the knowledge of Holdings and the Borrower, Holdings, the Borrower and their respective Subsidiaries have not directly transported or directly arranged for the transportation of any Hazardous Material to any location (i) which is listed or, to the knowledge of the Borrower, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list, or (ii) which is the subject of federal, state or local enforcement actions or other investigations in respect of any Environmental Law; and

          (f)    to the best knowledge of Holdings and the Borrower, no conditions exist at, on or under any property now or previously owned or leased by Holdings, the Borrower or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability to Holdings, the Borrower or any of their respective Subsidiaries under any Environmental Law.

        SECTION 6.13    Regulations U and X.    No proceeds of any Credit Extension will be used in violation of F.R.S. Board Regulation U or X.

        SECTION 6.14    Accuracy of Information.    All material factual information concerning the financial condition, operations or prospects of the Borrower, Holdings and their respective Subsidiaries heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent, the Issuers or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby or with respect to the Transaction is, and all other such factual information hereafter furnished by or on behalf of the Borrower, Holdings or any of their respective Subsidiaries to the Administrative Agent, the Issuers or any Lender will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, taken as a whole, as the case may be, incomplete by omitting to state any fact necessary to make such information not materially misleading. Any term or provision of this Section to the contrary notwithstanding, insofar as any of the factual information described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto; provided, however, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, the Borrower has reviewed such factual matters and nothing has come to its attention in the context of such review which would lead it to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

        SECTION 6.15    Solvency.    The incurrence by the Borrower of the Term Loans and the Revolving Loans borrowed on the Effective Date and the Delayed Draw Term Loans borrowed on the Delayed Draw Term Loan Credit Date and the application of the proceeds thereof, will not involve or result in any fraudulent transfer or fraudulent conveyance under the provisions of Section 548 of the Bankruptcy Code (11 U.S.C. §101 et seq., as from time to time hereafter amended, and any successor or similar statute) or any applicable state law respecting fraudulent transfers or fraudulent conveyances. On the Effective Date and the Delayed Draw Term Loan Credit Date, after giving effect to such incurrence and application, the Borrower is Solvent.

ARTICLE VII

COVENANTS

        SECTION 7.1    Affirmative Covenants.    Holdings and the Borrower agree with the Administrative Agent, the Issuers and each Lender that, until the Termination Date has occurred, the Borrower will perform the obligations set forth in this Section 7.1.

        SECTION 7.1.1    Financial Information, Reports, Notices, etc.    The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

          (a)   as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings (or, if Holdings is required to file such information on a Form 10-Q with the Securities and Exchange Commission, promptly following such filing), a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statements of operations for such Fiscal Quarter and the related consolidated statements of operations and cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (it being understood that the foregoing requirement may be satisfied by delivery of the Borrower's report to the Securities and Exchange Commission on Form 10-Q, if any or a report complying with the requirements of such Form 10-Q), together with (unless a report on, or complying with the requirements of, Form 10-Q has been delivered as described above or similar or more extensive information is provided pursuant to clause (f) below) a comparison, in reasonable detail, of the consolidated financial performance of Holdings and its Subsidiaries for such Fiscal Quarter and period to the financial performance thereof for the corresponding Fiscal Quarter and period of the prior Fiscal Year, certified by an Authorized Officer that is the president, chief executive officer, treasurer, assistant treasurer or chief financial or accounting officer of Holdings;

          (b)   as soon as available and in any event within 105 days after the end of each Fiscal Year of Holdings ending after January 31, 2005 (or, if Holdings is required to file such information on a Form 10-K with the Securities and Exchange Commission, promptly following such filing), a copy of the annual audit report for such Fiscal Year of Holdings and its Subsidiaries, including therein a consolidated balance sheet for Holdings and its Subsidiaries as of the end of such Fiscal Year, together with the related consolidated statements of operations and cash flows for such Fiscal Year (it being understood that the foregoing requirement may be satisfied by delivery of Holdings' report to the Securities and Exchange Commission on Form 10-K, if any, or a report complying with the requirements of such Form 10-K), in each case certified (without any Impermissible Qualification) by PricewaterhouseCoopers or another "Big Four' firm of independent public accountants or any other firm of independent public accountants consented to by the Administrative Agent, together with a certificate from such accountants as to whether, in making the examination necessary for the signing of their report on such financial statements, they have become aware of any Default in respect of any term, covenant, condition or other provision of this Agreement (including any Default in respect of any of the financial covenants contained in Section 7.2.4) that relates to accounting matters that has occurred and is continuing or, if in the opinion of such accounting firm such a Default has occurred and is continuing, a statement as to the nature thereof, together with (unless a report on, or complying with the requirements of, Form 10-K has been delivered as described above or similar or more extensive information is provided pursuant to clause (f) below) a comparison, in reasonable detail, of the consolidated financial performance of Holdings and its Subsidiaries for such Fiscal Year to the financial performance thereof for the prior Fiscal Year;

          (c)   together with the delivery of the financial information required pursuant to clauses (a) and (b), a Compliance Certificate, in substantially the form of Exhibit E, executed by an Authorized Officer that is the president, the chief executive officer, the treasurer or the chief financial or accounting officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.4;

          (d)   promptly and in any event within seven Business Days after obtaining knowledge of the occurrence of any Default, if such Default is then continuing, a statement of an Authorized Officer that is the president, chief executive officer, treasurer, assistant treasurer or chief financial or accounting officer of the Borrower setting forth details of such Default and the action which the Borrower has taken or proposes to take with respect thereto;

          (e)   promptly and in any event within five Business Days after (x) the occurrence of any development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7 which could reasonably be expected to have a Material Adverse Effect, (y) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 6.7, notice thereof and of the action which Holdings, the Borrower has taken or proposes to take with respect thereto or (z) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

          (f)    promptly after the sending or filing thereof, copies of all reports and registration statements (other than exhibits thereto and any registration statement on Form S-8 or its equivalent) which Holdings, the Borrower or any of their respective Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

          (g)   as soon as practicable after the controller, chief financial or accounting officer or the chief executive officer of the Borrower or a member of the Borrower's Controlled Group becomes aware of (i) formal steps in writing to terminate any Pension Plan or (ii) the occurrence of any event with respect to a Pension Plan which, in the case of clause (i) or (ii), could reasonably be expected to result in a contribution to such Pension Plan by (or a liability of) the Borrower or a member of the Borrower's Controlled Group in excess of $10,000,000, (iii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA in an amount in excess of $10,000,000, (iv) the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that either Holdings or the Borrower furnish a bond to the PBGC or such Pension Plan in an amount in excess of $10,000,000 or (v) any material increase in the contingent liability of either Holdings or the Borrower with respect to any post-retirement Welfare Plan benefit as a result of a change in the level or scope of benefits thereunder, notice thereof and copies of all documentation relating thereto;

          (h)   as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast of Holdings for such Fiscal Year prepared in a manner consistent with the annual forecasts presented to the Board of Directors of Holdings; and

          (i)    such other information respecting the condition or operations, financial or otherwise, of Holdings, the Borrower or any of the Restricted Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

          (j)    The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Borrower Materials, if any, that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Bookrunners, the Issuers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

        SECTION 7.1.2    Compliance with Laws, etc.    Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation) (i) except as permitted under Section 7.2.8, the maintenance and preservation of its existence and qualification as a foreign business entity, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, (ii) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 7.1.3    Maintenance of Properties.    Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain, preserve, protect and keep its properties (other than insignificant properties) in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless Holdings or the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

        SECTION 7.1.4    Insurance.    Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and with such provisions and endorsements as the Administrative Agent may reasonably request and will, upon request of the Administrative Agent, furnish to the Administrative Agent and each Lender a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by Holdings, the Borrower and the Restricted Subsidiaries in accordance with this Section.

        SECTION 7.1.5    Books and Records.    Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and transactions and permit the Administrative Agent, the Issuers and each Lender or any of their respective representatives, at reasonable times and intervals, and upon reasonable notice, but, in the case of any Lender, unless an Event of Default shall have occurred and be continuing, not more frequently than once in each Fiscal Year, to visit its business offices, to discuss its financial matters with its officers and, after notice to the Borrower and provision of an opportunity for the Borrower to participate in such discussion, its independent public accountants (and the Borrower hereby authorizes such independent public accountants to discuss the Borrower's financial matters with each Issuer and each Lender or its representatives, whether or not any representative of the Borrower is present so long as the Borrower has been afforded a reasonable opportunity to be present) and to examine, and to photocopy extracts from, any of its books or other financial records. Unless an Event of Default shall have occurred and be continuing, the cost and expense of each such visit shall be borne by the Administrative Agent or Lender.

        SECTION 7.1.6    Environmental Covenant.    Each of Holdings and the Borrower will and will cause each of its Subsidiaries to,

          (a)   use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable

  Environmental Laws, in each case except where the failure to comply with the terms of this clause would not reasonably be expected to have a Material Adverse Effect;

          (b)   promptly notify the Administrative Agent and provide copies of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties which relate to environmental matters or compliance with Environmental Laws which would have, or would reasonably be expected to have, a Material Adverse Effect, and promptly cure and have dismissed with prejudice any material actions and proceedings relating to compliance with Environmental Laws, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books; and

          (c)   provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

        SECTION 7.1.7    Future Subsidiaries.    Upon any Person becoming, after the Effective Date, a U.S. Subsidiary of Holdings or the Borrower that is a Restricted Subsidiary, or (in the case of clause (b) below only) upon Holdings, the Borrower or any such Subsidiary acquiring additional Capital Stock of any existing Subsidiary that is a Restricted Subsidiary, in each case other than pursuant to the Acquisition, the Borrower shall so notify the Administrative Agent, and

          (a)   Holdings or the Borrower shall promptly cause such U.S. Subsidiary to execute and deliver to the Collateral Agent, with counterparts for each Lender, a supplement to the Guaranty and a supplement to the Pledge and Security Agreement (and, if such U.S. Subsidiary owns any real property, to the extent required by clause (b) of Section 7.1.8, a Mortgage), together with UCC financing statements (form UCC-1) delivered by such U.S. Subsidiary naming such U.S. Subsidiary as the debtor and the Collateral Agent as the secured party, or other similar instruments or documents, in appropriate form for filing under the UCC and any other applicable recording statutes, in the case of real property, of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interest of the Collateral Agent pursuant to the Pledge and Security Agreement or a Mortgage, as the case may be (other than the perfection of security interests in motor vehicles, foreign intellectual property or inventory and equipment located at document service centers maintained by Holdings, the Borrower or any of the Restricted Subsidiaries at sites owned or leased by clients of Holdings, the Borrower or any such Restricted Subsidiary); and

          (b)   Holdings or the Borrower shall promptly deliver, or cause to be delivered, to the Administrative Agent under the Pledge and Security Agreement certificates (if any) representing all of the issued and outstanding shares of Capital Stock of such Subsidiary that are certificated securities and are owned by Holdings, the Borrower or any Restricted Subsidiary of Holdings or the Borrower that is a U.S. Subsidiary, as the case may be, along with undated powers of transfer for such certificates, executed in blank;

together, in each case, with such opinions, in form and substance and from counsel satisfactory to the Collateral Agent, as the Administrative Agent may reasonably require; provided that notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver a Mortgage or a supplement to the Guaranty or a supplement to the Pledge and Security Agreement, nor will Holdings, the Borrower or any U.S. Subsidiary of the Borrower be required to grant a security interest in Voting Stock of a Foreign Subsidiary in excess of 65% of the Voting Stock of such Foreign Subsidiary.

        SECTION 7.1.8    Future Leased Property and Future Acquisitions of Real Property; Future Acquisition of Other Property.

          (a)   Prior to entering into any new lease of real property or renewing any existing lease of real property following the Effective Date, other than pursuant to the Acquisition, Holdings and the Borrower shall, and shall cause each of their U.S. Subsidiaries that are Restricted Subsidiaries to, use its (and their) commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) to deliver to the Collateral Agent a Waiver executed by the lessor of any real property that is to be leased by Holdings, the Borrower or such U.S. Subsidiary for a term in excess of one year in any state which by statute grants such lessor a "landlord's" (or similar) Lien which is superior to the Collateral Agent's, to the extent the value of any personal property of Holdings, the Borrower or its U.S. Subsidiaries that are Restricted Subsidiaries to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $6,000,000, excluding inventory and equipment located at document service centers maintained by Holdings, the Borrower or any of the Restricted Subsidiaries at sites owned or leased by clients of Holdings, the Borrower or any such Restricted Subsidiary.

          (b)   In the event that Holdings, the Borrower or any of their U.S. Subsidiaries that are Restricted Subsidiaries shall acquire any fee interest in real property having a value as determined in good faith by the Collateral Agent in excess of $3,000,000 in the aggregate other than pursuant to the Acquisition, Holdings, the Borrower or the applicable U.S. Subsidiary shall, promptly after such acquisition, execute a Mortgage in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Lenders, and provide the Collateral Agent with (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable effectively to create a valid, perfected, first priority Lien, subject to Liens permitted by Section 7.2.3, against the properties purported to be covered thereby, (ii) mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Lenders, in amounts and in form and substance and issued by insurers, in each case reasonably satisfactory to the Collateral Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as permitted by Section 7.2.3 or as approved by the Collateral Agent, and such policies shall also include, to the extent available on commercially reasonable terms, a revolving credit endorsement and such other endorsements as the Collateral Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon, and (iii) such other approvals, opinions, or documents as the Collateral Agent may reasonably request.

          (c)   In accordance with the terms and provisions of the Pledge and Security Agreement, Holdings, the Borrower and each U.S. Subsidiary that is a Restricted Subsidiary shall provide the Collateral Agent with evidence of all recordings and filings as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to create a valid, perfected first priority Lien, subject to the Liens permitted by Section 7.2.3, against all property acquired (other than pursuant to the Acquisition) after the Effective Date (excluding motor vehicles, foreign intellectual property, leases of real property, inventory and equipment located at document service centers maintained by Holdings, the Borrower or any of the Restricted Subsidiaries at sites owned or leased by clients of Holdings, the Borrower or any such Restricted Subsidiary and (except to the extent required under clause (b) of this Section 7.1.8) fee interests in real property) and not otherwise subject to Section 7.1.12 or 7.1.13.

        SECTION 7.1.9    Use of Proceeds, etc.    The Borrower shall

          (a)   apply the proceeds of the Loans

            (i)    in the case of the Initial Term Loans, to consummate the Refinancing (other than the refinancing of WordWave's Existing Credit Agreement) and to make certain Expense Payments related thereto;

            (ii)   in the case of the Delayed Draw Term Loans, to consummate the Acquisition, the Refinancing of WordWave's Existing Credit Agreement and to make certain Expense Payments;

            (iii)  in the case of Additional Term Loans and Revolving Loans, for working capital and general corporate purposes of Holdings, the Borrower and the Restricted Subsidiaries; provided that the aggregate outstanding amount of Revolving Loans borrowed on the Effective Date shall not exceed $5,000,000; and

          (b)   use Letters of Credit only for purposes of supporting working capital and general corporate purposes of Holdings, the Borrower and the Restricted Subsidiaries.

        SECTION 7.1.10    Hedging Obligations.    Within six months following the Effective Date, the Lead Arrangers shall have received evidence satisfactory to them that the Borrower has entered into interest rate swap, cap, collar or similar arrangements (including without limitation such Indebtedness accruing interest at a fixed rate by its terms) designed to protect it against fluctuations in interest rates with respect to at least 40% of the aggregate principal amount of Term Loans for a period of at least two years from the Effective Date with terms reasonably satisfactory to the Borrower and the Lead Arrangers.

        SECTION 7.1.11    Rating of Loans.    The Borrower will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to ensure that the Loans continue to be rated by S&P and Moody's or, in either case, another rating agency reasonably acceptable to the Administrative Agent.

        SECTION 7.1.12    Undertaking.    (a) Holdings and the Borrower will deliver to the Collateral Agent no later than 60 days after the Effective Date instruments or documents, in appropriate form for filing with the United States Patent and Trademark Office, sufficient to create and perfect a security interest in all U.S. intellectual property owned (i) as of the Effective Date by Holdings, the Borrower and their U.S. Subsidiaries that are Restricted Subsidiaries and that is identified on Schedule III to the Pledge and Security Agreement and not covered by one or more Existing Intellectual Property Filings and (ii) as of the Delayed Draw Term Loan Credit Date by WordWave and its U.S. Subsidiaries that are Restricted Subsidiaries and that is identified in Schedule III to the Pledge and Security Agreement (after giving effect to the supplement required to have been delivered pursuant to Section 5.3.5 hereof).

          (b)   Holdings and the Borrower will deliver to the Collateral Agent, no later than 60 days after the Effective Date, deposit account control agreements (or amendments to the deposit account control agreements executed in connection with the Existing Credit Agreements), in form reasonably satisfactory to the Collateral Agent, with respect to each Controlled Deposit Account of Holdings, the Borrower or any of their U.S. Subsidiaries that are Restricted Subsidiaries (including after the Delayed Draw Term Loan Credit Date, the Controlled Deposit Accounts added to Schedule IV of the Pledge and Security Agreement (after giving effect to the supplement required to have been delivered pursuant to Section 5.3.5 hereof)), in each case executed by Holdings, the Borrower or such U.S. Subsidiary, as the case may be, and the depository bank in respect of such deposit account and sufficient to provide the Collateral Agent with "control" (within the meaning of Section 9-104 of the UCC) with respect to such deposit account.

        SECTION 7.1.13    Mortgages.    Within 60 days after the Effective Date, Holdings and the Borrower shall deliver to the Collateral Agent, relating to each fee property listed on Item 7.1.13 ("Mortgaged Properties") of the Disclosure Schedule, either (x) with respect to each property other than the property located at One Merrill Circle in St. Paul, Minnesota (the "New Mortgaged Property"), a modification to the Mortgage delivered pursuant to the Existing Credit Agreements or (y) with respect to the New Mortgaged Property, a Mortgage, each dated as of the date of such delivery, duly executed by Holdings, the Borrower or the applicable U.S. Subsidiary, together with

          (a)   evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such mortgage modification or Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable effectively to confirm or create a valid, perfected, first priority Lien, subject to Liens permitted by Section 7.2.3, against the properties purported to be covered thereby;

          (b)   "bring-down" or "modification" endorsements to the mortgagee's title insurance policies delivered pursuant to the Existing Credit Agreements, and with respect to the New Mortgaged Property, mortgagee's title insurance policies in favor of the Collateral Agent for the benefit of the Secured Parties in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Collateral Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as permitted by Section 7.2.3 or as approved by the Lead Arrangers and the Collateral Agent, and such policies shall also include, to the extent available on commercially reasonable terms, a revolving credit endorsement and such other endorsements as the Collateral Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

          (c)   such other approvals, opinions or documents as the Lead Arrangers and the Collateral Agent may reasonably request.

        SECTION 7.2    Negative Covenants.    Holdings and the Borrower agree with the Administrative Agent and each Lender that, until the Termination Date has occurred, Holdings and the Borrower will perform the obligations set forth in this Section 7.2.

        SECTION 7.2.1    Business Activities.    Each of Holdings and the Borrower will not, and will not permit any other Restricted Subsidiary to, engage in any business activity, except the document services and communications business and any businesses reasonably ancillary, related or incidental thereto (the "Merrill Business"). From and after the Effective Date, Holdings shall not engage in any business or other operations other than entering into and performing its obligations under and in accordance with the Loan Documents, the Material Documents, and the Retained Interests to which it is a party and Holdings shall not own any assets other than the Capital Stock of the Borrower, the Retained Interests, assets acquired pursuant to the Retained Interests (provided that promptly upon the acquisition of such assets, such assets (other than any assets that it may not, pursuant to binding contractual obligations, transfer without the consent of any third party) will be contributed to the Borrower) and cash and Cash Equivalent Investments which cash and Cash Equivalent Investments are being held by Holdings pending application to meeting Holdings' current liabilities under the Retained Interests, the Material Documents, or to make other payments permitted to be made by Holdings under Section 7.2.6 in an amount which does not exceed by more than $1,000,000 the amount required to meet such liabilities or to make such payments. Notwithstanding the permissive nature of Section 7.2.2, 7.2.3, 7.2.5, 7.2.6 and 7.2.7 or anything else contained herein to the contrary, Holdings shall not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, make, incur, assume or suffer to exist any Investment in any other Person, declare, pay or make any Restricted Payment, make or commit to make any Capital Expenditure or otherwise engage in any business or other operations except as explicitly permitted thereby and as shall be necessary to enable Holdings to enter into and perform its obligations under and in accordance with the Loan Documents, the Material Documents, and the Retained Interests and only for so long as Holdings retains rights and obligations under the Loan Documents, the Material Documents, and the Retained Interests. Holdings will use its best efforts to transfer the Retained Interests (other than Preferred Stock and the Warrants), and to transfer any assets acquired in the exercise of any of its rights under the Retained Interests (other than cash and Cash Equivalent Investments permitted to be held by it pursuant to the second sentence of this Section 7.2.1 and any assets that it may not, pursuant to binding contractual obligations, transfer without the consent of any third party), to the Borrower promptly after their acquisition, including upon any renewal or extension of any contracts or agreements included in the Retained Interests; provided, however, that nothing herein contained shall be deemed to require Holdings to obtain, or seek to obtain, any consents to transfer such Retained Interests to the Borrower.

        SECTION 7.2.2    Indebtedness.    Each of Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

          (a)   Indebtedness outstanding on the Effective Date and identified in Item 7.2.2(a) ("Ongoing Indebtedness") of the Disclosure Schedule, and refinancings and replacements thereof in a principal amount not exceeding the principal amount of the Indebtedness so refinanced or replaced and with an average life to maturity of not less than the then average life to maturity of the Indebtedness so refinanced or replaced;

          (b)   Indebtedness in respect of the Credit Extensions and other Obligations;

          (c)   Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries that is represented by Capitalized Lease Liabilities, mortgage financings or purchase money obligations (but only to the extent otherwise permitted by Section 7.2.7); provided, that the maximum aggregate amount of all Indebtedness permitted under this clause (c) shall not at any time exceed $25,000,000;

          (d)   the Intercompany Loan and intercompany Indebtedness of (i) (x) any U.S. Subsidiary that is a Restricted Subsidiary owing to the Borrower or any of the Restricted Subsidiaries, (y) the Borrower owing to any of the Restricted Subsidiaries or (z) Holdings owing to the Borrower or any Restricted Subsidiary the proceeds of which Indebtedness is or was applied by Holdings to make payments referred to in clause (c) of Section 7.2.6 or permitted to be made by Holdings pursuant to clause (f) of Section 7.2.6, and (ii) any Foreign Subsidiary that is a Restricted Subsidiary of the Borrower owing to the Borrower or any U.S. Subsidiary that is a Restricted Subsidiary; provided that in respect of (A) any such Indebtedness described in this clause (d)(ii), such Indebtedness (other than any such intercompany Indebtedness incurred to finance any acquisition permitted hereunder), shall not exceed, when taken together with the aggregate amount at such time of all outstanding Investments made pursuant to clause (l)(iii) of Section 7.2.5 (other than any such Investments made as part of, or to finance, any acquisition permitted hereunder), $25,000,000 at any time outstanding, and (B) any such Indebtedness described in this clause (d) which is owing to the Borrower or any of its U.S. Subsidiaries that are Restricted Subsidiaries, (1) to the extent requested by the Administrative Agent, such Indebtedness shall be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent which shall be duly executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Pledge Agreement and (2) in the case of any such Indebtedness owed by a Person other than Holdings, the Borrower or a Subsidiary Guarantor, such Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment (Dollar for Dollar) in cash unless the Administrative Agent otherwise consents;

          (e)   Assumed Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

          (f)    Hedging Obligations of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of the Credit Extensions or otherwise entered into by Holdings, the Borrower or any Restricted Subsidiary to hedge against interest rate, currency exchange rate or commodity price risk, in each case arising in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries and not for speculative purposes;

          (g)   Indebtedness of Foreign Subsidiaries of the Borrower (other than Indebtedness owing to Holdings or any U.S. Subsidiary of Holdings) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

          (h)   other Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount outstanding not to exceed at any time the sum of (x) $15,000,000 plus (y) the difference between (A) the maximum amount of additional Commitments that have been or could be provided under Section 2.2.2 hereof and (B) the then outstanding amount of additional Loans made pursuant to Section 2.2.2 hereof; provided that unless such Indebtedness is Indebtedness of a Foreign Subsidiary such Indebtedness is unsecured;

          (i)    Indebtedness of any Foreign Subsidiary owing to any other Foreign Subsidiary;

          (j)    Earn-Out Payment Obligations; and

          (k)   Permitted Subordinated Debt, the proceeds of which are used to (i) repay, redeem or repurchase, in whole or in part, Term Loans or any Permitted Subordinated Debt, and to pay related premiums, interest, fees, costs and expenses or (ii) fund Investments permitted under Section 7.2.5(l); provided that after giving effect to the incurrence of such Permitted Subordinated Debt, the Borrower shall be in pro forma compliance with the covenants set forth in clauses (a) and (b) of Section 7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the incurrence of such Permitted Subordinated Debt for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1, provided that (i) no Indebtedness otherwise permitted by clause (c), (d) (as such clause (d) relates to loans made by Holdings, the Borrower or any Subsidiary Guarantor to Restricted Subsidiaries which are not Subsidiary Guarantors), (g), or (h) may be incurred if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and (ii) all such Indebtedness of the type described in clause (d)(i)(y) above that is owed to Subsidiaries that are not Subsidiary Guarantors shall be subordinated, in writing, to the Obligations upon terms satisfactory to the Administrative Agent.

        SECTION 7.2.3    Liens.    Each of Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

          (a)   Liens existing on the Effective Date and identified in Item 7.2.3(a) ("Ongoing Liens") of the Disclosure Schedule and extensions and renewals thereof; provided that no such extension or renewal shall increase the obligations secured by such Lien, extend such Lien to additional assets or otherwise result in a Default hereunder;

          (b)   Liens securing payment of the Obligations or any obligation under any Rate Protection Agreement or Cash Management Services Agreement granted pursuant to any Loan Document;

          (c)   Liens granted to secure payment of Indebtedness of the type permitted and described in clause (c) of Section 7.2.2;

          (d)   Liens for taxes, assessments or other governmental charges or levies, including Liens pursuant to Section 107(l) of CERCLA or other similar law, not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (e)   Liens of carriers, warehousemen, mechanics, repairmen, materialmen, contractors, laborers and landlords or other like Liens incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (f)    Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, bids, statutory or regulatory obligations, insurance obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (g)   judgment Liens securing judgments that do not constitute an Event of Default under Section 8.1.6;

          (h)   (i) Liens with respect to minor imperfections of title and easements, rights-of-way, restrictions, reservations, permits, servitudes and other similar encumbrances on real property and fixtures which do not materially detract from the value or materially impair the use by the Borrower or any such Restricted Subsidiary in the ordinary course of their business of the property subject thereto; (ii) in the case of any property covered by a Mortgage, encumbrances disclosed in the title insurance policy issued to, and reasonably approved by, the Collateral Agent insuring the Mortgage; and (iii) in the case of any property covered by a Mortgage, upon certification by the Borrower that an easement, right-of-way, restriction, reservation, permit, servitude or other similar encumbrance granted or to be granted by the Borrower or any such Restricted Subsidiary does not materially detract from the value of or materially impair the use by the Borrower or such Restricted Subsidiary in the ordinary course of its business of the property subject to or to be subject to such encumbrance, the Administrative Agent shall execute such documents as are reasonably requested to subordinate its Mortgage to such encumbrance;

          (i)    licenses, leases or subleases granted by Holdings, the Borrower or any of the Restricted Subsidiaries to any other Person in the ordinary course of business;

          (j)    Liens in the nature of trustees' Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 7.2.2, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

          (k)   Liens of sellers of goods to Holdings, the Borrower and the Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

          (l)    Liens securing Assumed Indebtedness of the Borrower and the Restricted Subsidiaries permitted pursuant to clause (e) of Section 7.2.2; provided that (i) any such Liens attach only to the property of the Subsidiary acquired, or the property acquired, and proceeds thereof in connection with such Assumed Indebtedness and shall not attach to any assets of Holdings, the Borrower or any of the Restricted Subsidiaries theretofore existing or (except for any such proceeds) which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Borrower and the Restricted Subsidiaries secured by any such Lien shall not exceed 100% of the fair market value of the assets being acquired in connection with such Assumed Indebtedness;

          (m)  Liens on assets of Foreign Subsidiaries of the Borrower securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (g), (h) or (i) of Section 7.2.2;

          (n)   Liens on the Capital Stock of Unrestricted Subsidiaries securing Debt incurred by such Unrestricted Subsidiaries; and

          (o)   other Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding.

        SECTION 7.2.4    Financial Covenants.

          (a)    Leverage Ratio.    Holdings and the Borrower will not permit the Leverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
Fourth Fiscal Quarter 2006	4.50:1.00
First Fiscal Quarter 2007	4.75:1.00

Second Fiscal Quarter 2007	4.50:1.00
Third Fiscal Quarter 2007	4.00:1.00
Fourth Fiscal Quarter 2007	4.00:1.00
First Fiscal Quarter 2008	4.25:1.00
Second Fiscal Quarter 2008	4.00:1.00
Third Fiscal Quarter 2008	4.00:1.00
Fourth Fiscal Quarter 2008	3.75:1.00
First Fiscal Quarter 2009	3.50:1.00
Second Fiscal Quarter 2009	3.25:1.00
Third Fiscal Quarter 2009 and at all times thereafter	3.00:1.00

          (b)    Interest Coverage Ratio.    Holdings and the Borrower will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter ending after the Effective Date and occurring during any period set forth below to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
Fourth Fiscal Quarter 2006 through Fourth Fiscal Quarter 2008	3.00:1.00
First Fiscal Quarter 2009 through Fourth Fiscal Quarter 2009	3.25:1.00
First Fiscal Quarter 2010 and at all times thereafter	3.50:1.00

        SECTION 7.2.5    Investments.    Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)   Investments existing on the Effective Date and identified in Item 7.2.5(a) ("Ongoing Investments") of the Disclosure Schedule and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (x) increase the amount of such Investment at the time of such extension or renewal or (y) result in a Default hereunder;

          (b)   Cash Equivalent Investments;

          (c)   without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.2;

          (d)   without duplication, Investments permitted as Capital Expenditures pursuant to Section 7.2.7 (including any such Investments which would otherwise constitute Capital Expenditures but for the operation of clause (i) of the proviso to the definition of "Capital Expenditures");

          (e)   Investments made by the Borrower or any of the Restricted Subsidiaries, solely with (i) proceeds which have been contributed, directly or indirectly after the Effective Date, to the Borrower or such Restricted Subsidiary as cash equity from holders of Holdings' Capital Stock or (ii) proceeds of sales after the Effective Date by Holdings of its Capital Stock, in each case for the purpose of making an Investment identified in a notice to the Administrative Agent on or prior to the date that such capital contribution or sale is made, which Investments shall result in the Borrower or such Restricted Subsidiary acquiring a majority controlling interest in the Person in which such Investment was made or increasing any such controlling interest already maintained by it;

          (f)    Investments to the extent the consideration received pursuant to clause (c)(i) of Section 7.2.9 is not all cash;

          (g)   Investments in the form of loans by Holdings or the Borrower to officers, directors, employees and Independent Contractors of Holdings, the Borrower and the Restricted Subsidiaries for the sole purpose of purchasing Holdings Capital Stock (or purchases of such loans made by others) so long as Holdings makes a capital contribution of the proceeds of any such purchase to the Borrower;

          (h)   Investments by the Borrower or any U.S. Subsidiary that is a Restricted Subsidiary consisting of the transfer of Capital Stock of a Foreign Subsidiary to another Foreign Subsidiary that is a Restricted Subsidiary;

          (i)    letters of credit issued in support of, and guarantees by Holdings, the Borrower or any Restricted Subsidiary of, Indebtedness permitted under clauses (b), (c), (f) and (h) of Section 7.2.2;

          (j)    Investments made or held by any Foreign Subsidiary of Holdings that is a Restricted Subsidiary in any other Foreign Subsidiary of Holdings that is a Restricted Subsidiary;

          (k)   Investments of Holdings, the Borrower or any U.S. Subsidiary of Holdings or the Borrower that is a Restricted Subsidiary in Holdings, the Borrower or any Subsidiary of Holdings or the Borrower that is a Restricted Subsidiary; provided that (i) the proceeds of any such Investments in Holdings shall be applied by Holdings to make payments permitted to be made by Holdings pursuant to clauses (c) or (d) of Section 7.2.6 and (ii) the amount of Investments made by Holdings, the Borrower or any of their U.S. Subsidiaries that are Restricted Subsidiaries in any of their Foreign Subsidiaries that are Restricted Subsidiaries pursuant to this clause (k) (exclusive of any such Investments made as part of, or to finance, any acquisition permitted hereunder), shall not exceed $25,000,000 in the aggregate;

          (l)    Investments made by the Borrower or any of the Restricted Subsidiaries, and Investments made by Holdings pursuant to the Retained Interests as long as such Investments are promptly transferred to the Borrower upon consummation (unless Holdings may not, pursuant to binding contractual obligations, transfer such Investments without the consent of a third party), in an aggregate amount not to exceed $100,000,000 (other than the Investments permitted by clause (s) of this Section 7.2.5); provided that after giving effect to the making of such Investment, the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.2.4 for the most recent Fiscal Quarter immediately preceding the date of the making of such Investment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1.l; provided further that (i) such Investments (x) result in the Borrower or the relevant Restricted Subsidiary acquiring (subject to Section 7.2.1) a majority controlling interest in the Person (or its assets and businesses) in which such Investment was made, or increasing any such controlling interest maintained by it in such Person or (y) result in the Person in which such Investment was made becoming an Acquired Controlled Person with respect to the Borrower; (ii) to the extent any Assumed Indebtedness permitted pursuant to clause (e) of Section 7.2.2 would be incurred in connection with any such Investment to be made pursuant to this clause (l), the permitted amounts set forth in this clause shall be reduced, Dollar for Dollar, by the outstanding principal amount of any such Assumed Indebtedness to be assumed; and (iii) the amount of Investments made pursuant to this clause (l) by the Borrower or any of its U.S. Subsidiaries that are Restricted Subsidiaries in any of its Foreign Subsidiaries that are Restricted Subsidiaries, when taken together with the outstanding aggregate principal amount of Indebtedness incurred by such Foreign Subsidiaries from the Borrower and such U.S. Subsidiaries pursuant to clause (d)(ii) of Section 7.2.2, shall not exceed $35,000,000 in the aggregate;

          (m)  extensions of trade credit in the ordinary course of business;

          (n)   Investments in Hedging Obligations permitted hereunder;

          (o)   Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and other disputes with customers and suppliers arising in the ordinary course of business;

          (p)   Investments consisting of Indebtedness held by the Borrower or any Restricted Subsidiary arising on account of the accrual of interest on such Investments;

          (q)   Investments of the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries of the Borrower in an aggregate amount at any time outstanding not to exceed $10,000,000;

          (r)   Investments made by the Borrower or any other Restricted Subsidiary, and Investments made by Holdings pursuant to the Retained Interests so long as such Investments are promptly transferred to the Borrower upon consummation (unless Holdings may not, pursuant to binding contractual obligations, transfer such Investments without the consent of a third party), in Persons engaged in the Merrill Business that are not permitted under clauses (a) through (q) above in an aggregate principal amount at any one time outstanding not to exceed $20,000,000;

          (s)   (i) the Acquisition (so long as the requirements of Section 5.3 have been satisfied or waived in accordance with the terms thereof, regardless of whether the Delayed Draw Term Loans are used as part of the consideration therefor) and (ii) the acquisition by Merrill Corporation, Canada, directly or through one or more intervening Persons (substantially all of whose assets consist of direct or indirect Investments in Quebecor Merrill Canada Inc.) of all equity interests in Quebecor Merrill Canada Inc. not held on the Effective Date by Merrill Corporation Canada; and

          (t)    Investments of the Borrower or any other Restricted Subsidiary in the form of equity interests in Merrill Office Tiger (i) obtained pursuant to arrangements with Merrill Office Tiger and/or the other equity owners thereof based upon the level of business engaged in by the Borrower and its Subsidiaries on the one hand, and Merrill Office Tiger on the other and for no additional consideration from the Borrower or its Restricted Subsidiaries (either in cash or in the form of assets of the Borrower or its Restricted Subsidiaries) or (ii) obtained for cash consideration or consideration in the form of assets of the Borrower or its Restricted Subsidiaries, in an aggregate amount at any time outstanding not to exceed $5,000,000;

provided that

          (u)   any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (v)   no Investment otherwise permitted by clause (c) (except to the extent permitted under Section 7.2.2), (g), (i) (to the extent that the applicable Letter of Credit relates to Indebtedness permitted under clause (c) or (h) of Section 7.2.2), (k), (l), (q) or (r) of this Section 7.2.5 shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

        SECTION 7.2.6    Restricted Payments, etc.    On and at all times after the Effective Date:

          (a)   Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, declare, pay or make any payment, dividend, distribution or exchange (in cash, property or obligations) on or in respect of any shares of any class of Capital Stock (now or hereafter outstanding) of Holdings or the Borrower or on any warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of Holdings or the Borrower (other than (i) dividends or distributions payable in its Capital Stock or warrants to purchase its Capital Stock and (ii) splits or reclassifications of its Capital Stock into additional or other shares of its Capital Stock) or apply, or permit any of the Restricted Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, exchange, sinking fund or other retirement of, or agree or permit any of the Restricted Subsidiaries to purchase, redeem or exchange, any shares of any class of Capital Stock (now or hereafter outstanding) of Holdings or the Borrower or warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of Holdings, or the Borrower

          (b)   Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, except with the proceeds of (x) any Permitted Subordinated Debt, or (y) any issuance or sale by Holdings or the Borrower of any Capital Stock of Holdings or the Borrower or any capital contribution to Holdings or the Borrower, (A) directly or indirectly make any payment or prepayment of principal of, or make any payment of interest on, any Permitted Subordinated Debt, on any day other than the stated, scheduled date for such payment or prepayment set forth in the Permitted Subordinated Debt Documents, or which would violate the subordination provisions of the Permitted Subordinated Debt Documents, or (B) redeem, purchase or defease any Permitted Subordinated Debt;

(the foregoing prohibited acts referred to in clauses (a) and (b) above are herein collectively referred to as "Restricted Payments"); provided that

          (c)   notwithstanding the provisions of clause (a) above, the Borrower shall be permitted to make Restricted Payments to Holdings (x) pursuant to the Administrative Services Agreement which payments shall, to the extent applicable, be promptly applied by Holdings to meet its obligations under the Retained Interests and (y) to the extent necessary to enable Holdings to

            (i)    pay its overhead expenses;

            (ii)   pay taxes;

            (iii)  so long as (A) no Default shall have occurred and be continuing on the date such Restricted Payment is declared or to be made, nor would a Default result from the making of such Restricted Payment, (B) after giving effect to the making of such Restricted Payment, the Borrower shall be in pro forma compliance with the covenant set forth in clause (a) of Section 7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the making of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1, and (C) an Authorized Officer of the Borrower shall have delivered a certificate to the Administrative Agent in form and substance satisfactory to the Administrative Agent (including a calculation of the Borrower's pro forma compliance with the covenant set forth in clause (a) of Section 7.2.4 in reasonable detail) certifying as to the accuracy of clauses (b)(iii)(A) and (b)(iii)(B) above, repurchase, redeem or otherwise acquire or retire for value any Capital Stock of Holdings, or any warrant, option or other right to acquire any such Capital Stock of Holdings, held by any director, any member of management or an employee or Independent Contractor of Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to any employment agreement, management equity subscription agreement, restricted stock plan, stock option agreement or other similar arrangement so long as the total amount of the net cash consideration paid by Holdings, the Borrower and its Subsidiaries in respect of such repurchases, redemptions, acquisitions, retirements and payments shall not exceed (I) $7,500,000 in any calendar year (with unused amounts in any calendar year being carried forward to succeeding calendar years subject to a maximum (without giving effect to the following clause (II)) of $12,500,000 in any calendar year) plus (II) the aggregate cash proceeds received by the Borrower during such calendar year from any reissuance of Capital Stock of Holdings, and warrants, options and other rights to acquire Capital Stock of Holdings, by Holdings or the Borrower to directors, members of management and employees of the Borrower and the Restricted Subsidiaries (to the extent such proceeds are not otherwise required to be applied pursuant to clause (d) of Section 3.1.1);

            (iv)  make payments in respect of expenses, fees and other costs in connection with litigation;

            (v)   make payments in respect of employee benefit plans or other similar arrangements;

            (vi)  pay fees and expenses in connection with the Transaction; and

            (vii) pay cash dividends permitted under clause (f) below;

          (d)   notwithstanding the provisions of clause (a) above, the Borrower may pay a non-cash dividend to Holdings consisting solely of the transfer of all or a portion of the Intercompany Loan;

          (e)   notwithstanding the provisions of clause (a) above, Holdings may make the payments referred to in clause (c)(iii) above; and

          (f)    notwithstanding the provisions of clause (a) above, Holdings may pay a cash dividend to the holders of its common Capital Stock in an amount not to exceed $10,000,000 in any Fiscal Year so long as no Event of Default shall have occurred and be continuing on the date such Restricted Payment is declared nor, on a pro forma basis as of such date, would an Event of Default result from the making of such Restricted Payment; provided that such amount may be increased by an amount equal to the portion of Excess Cash Flow for the preceding Fiscal Year that was not required to be applied to a mandatory prepayment of the Term Loans pursuant to Section 3.1.1(b) (or in respect of Fiscal Years ending prior to January 31, 2007, would have been required if not for the operation of the first parenthetical to Section 3.1.1(b)) so long as (A) no Default shall have occurred and be continuing on the date such Restricted Payment is declared nor, on a pro forma basis as of such date, would a Default result from the making of such Restricted Payment, (B) after giving pro forma effect to the making of such Restricted Payment, as of such date the Borrower shall be in pro forma compliance with the covenant set forth in clause (a) of Section 7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the making of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of

  Section 7.1.1, (C) after giving pro forma effect to the making of such Restricted Payment as of such date, the Borrower shall have demonstrated a Leverage Ratio no greater than 2.50:1.00 for the most recent full Fiscal Quarter immediately preceding the date of the making of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1, and (D) an Authorized Officer of the Borrower shall have delivered a certificate to the Administrative Agent in form and substance satisfactory to the Administrative Agent (including a calculation of the Borrower's pro forma compliance with the covenant set forth in clause (a) of Section 7.2.4 in reasonable detail) certifying as to the accuracy of clauses (f)(i)(A), (f)(i)(B) and (f)(i)(C) above.

        SECTION 7.2.7    Capital Expenditures, etc.    With respect to Capital Expenditures, the parties covenant and agree as follows:

          (a)   Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year, except Capital Expenditures of Holdings, the Borrower and the Restricted Subsidiaries, not to exceed an amount (the "Base Amount") equal to (i) (A) in respect of Fiscal Year 2006, $27,000,000, (B) in respect of Fiscal Year 2007, $30,000,000 and (C) thereafter, $35,000,000; plus (ii) an aggregate amount in addition to the Base Amount over the term of this Agreement equal to $10,000,000; provided that, to the extent the Base Amount exceeds the aggregate amount of Capital Expenditures (other than amounts permitted to be made pursuant to clause (a)(ii) above or clause (b) below) actually made during such Fiscal Year, such excess amount (up to an aggregate of 50% of the amount of the Base Amount for such Fiscal Year) may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by the Borrower to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to Holdings, the Borrower and the Restricted Subsidiaries using the Base Amount for such succeeding Fiscal Year, without giving effect to such carry-forward).

          (b)   The parties acknowledge and agree that the permitted Capital Expenditure level set forth in clause (a) above shall be exclusive of (i) the amount of Capital Expenditures actually made with cash capital contributions (including the proceeds of issuances of equity securities) made to Holdings, the Borrower or any of the Restricted Subsidiaries, directly or indirectly, by any Person other than Holdings, the Borrower and the Restricted Subsidiaries, after the Effective Date and specifically identified in a certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent on or about the time such capital contribution or equity issuance is made (but in any event prior to the time of the Capital Expenditure made with such capital contribution or equity issuance) (provided that, to the extent such cash capital contributions or any proceeds from such equity issuance constitute Net Equity Proceeds arising from the issuance by Holdings or the Borrower of their respective Capital Stock, only that portion of such Net Equity Proceeds which is not required to be applied as a prepayment pursuant to clause (d) of Section 3.1.1 may be used for Capital Expenditures pursuant to this clause (b)) and (ii) any portion of any acquisition that is permitted under Section 7.2.5 (other than pursuant to clause (d) thereof) that is accounted for as a Capital Expenditure.

        SECTION 7.2.8    Consolidation, Merger, etc.    Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

          (a)   any such Restricted Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower (so long as the Borrower is the surviving corporation of such combination or merger) or any other Restricted Subsidiary, and the assets or Capital Stock of any Restricted Subsidiary may be purchased or otherwise acquired by the Borrower or any other Restricted Subsidiary; provided that notwithstanding the above, a Restricted Subsidiary may only liquidate or dissolve into, or merge with and into, another Restricted Subsidiary if, after giving effect to such combination or merger, the Borrower continues to own (directly or indirectly), and the Administrative Agent continues to have pledged to it pursuant to the Pledge and Security Agreement, a percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Restricted Subsidiary surviving such combination or merger that is equal to or in excess of the percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Restricted Subsidiary that does not survive such combination or merger that was (immediately prior to the combination or merger) owned by the Borrower or pledged to the Administrative Agent;

          (b)   so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of the Restricted Subsidiaries may purchase all or substantially all of the assets of any Person (or any division thereof) not then a Restricted Subsidiary, or acquire such Person by merger, if permitted (without duplication) pursuant to Section 7.2.7 or clause (e), (f), (l), (o), (q) or (r) of Section 7.2.5; and

          (c)   Holdings and the Borrower may each merge into a newly-formed corporation incorporated under the laws of the United States or any State for the purpose of reincorporating in such State so long as (i) the shareholders of the surviving corporation immediately after such merger are the same as the shareholders of Holdings or the Borrower, as the case may be, immediately prior to such merger, (ii) immediately before and after such merger, no Default shall have occurred and be continuing and (iii) the corporation surviving such merger shall assume, pursuant to documentation reasonably satisfactory to the Administrative Agent, all of the obligations of Holdings or the Borrower, as the case may be, under the Loan Documents.

        SECTION 7.2.9    Asset Dispositions, etc.    Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, sell, transfer, license, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its assets, whether now owned or hereafter acquired (including accounts receivable and Capital Stock of Restricted Subsidiaries) to any Person, unless:

          (a)   such sale, transfer, lease, license, contribution or conveyance of such assets is (i) in the ordinary course of its business (and does not constitute a sale, transfer, lease, license, contribution or other conveyance of all or a substantial part of Holdings', the

  Borrower's and the Restricted Subsidiaries' assets, taken as a whole) or is of obsolete or worn out property, (ii) permitted by Section 7.2.8 or (iii) from Holdings, the Borrower or one of the Restricted Subsidiaries to the Borrower or any Restricted Subsidiary;

          (b)   such sale, transfer, lease, license, contribution or conveyance constitutes (i) an Investment permitted under Section 7.2.5, (ii) a Lien permitted under Section 7.2.3, (iii) a Restricted Payment permitted under Section 7.2.6 or (iv) is pursuant to the Administrative Services Agreement;

          (c)   (i) such sale, transfer, lease, license, contribution or conveyance of such assets is for fair market value and the consideration consists of no less than 75% in cash or is a Lien permitted under clause (h)(iii) of Section 7.2.3, (ii) the Net Disposition Proceeds received from such assets does not exceed (individually or in the aggregate) $40,000,000 per Fiscal Year and (iii) an amount equal to the Net Disposition Proceeds generated from such sale, transfer, lease (except leases or subleases pursuant to clause (i) of Section 7.2.3), contribution or conveyance, is reinvested in the Merrill Business or, to the extent required thereunder, is applied to prepay the Loans pursuant to the terms of clause (c) of Section 3.1.1;

          (d)   such sale, transfer, lease, contribution or conveyance results from a casualty or condemnation in respect of such property or assets; or

          (e)   such sale, transfer or conveyance consists of the sale or discount of overdue accounts receivable in the ordinary course of business, but only in connection with the compromise or collection thereof.

        SECTION 7.2.10    Modification of Certain Agreements.    Without the prior written consent of the Required Lenders, Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, consent to any amendment, supplement, amendment and restatement, waiver or other modification of any of the terms or provisions contained in, or applicable to, the Preferred Stock or any Material Document or any schedules, exhibits or agreements related thereto (the "Restricted Agreements"), in each case which would (a) materially adversely affect the rights or remedies of the Lenders, or the Borrower's or any other Obligor's ability to perform hereunder or under any Loan Document or materially increase the obligations of Holdings, the Borrower or any other Restricted Subsidiary thereunder or confer any additional rights in the holders of any Permitted Subordinated Debt (or a trustee or other representative on their behalf) which would be adverse to any Obligor or Lender to the detriment of the Lenders, or (b) increase the principal amount of, or increase the interest rate on, or add or increase any fee with respect to, any Permitted Subordinated Debt or any such Restricted Agreement, advance any dates upon which payments of principal or interest are due thereon or change any of the covenants with respect thereto in a manner which is more restrictive to the Borrower or any of the Restricted Subsidiaries or (c) in the case of any Permitted Subordinated Debt Document, change the subordination provisions thereof (including any default or conditions to an event of default relating thereto), or change any collateral therefor (other than to release such collateral), if (in the case of this clause (c)), the effect of such amendment or change, individually or together with all other amendments or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such Permitted Subordinated Debt (or a trustee or other representative on their behalf).

        SECTION 7.2.11    Transactions with Affiliates.    Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates (other than any Obligor or any other Restricted Subsidiary) unless such arrangement or contract is fair and equitable to Holdings, the Borrower or such Restricted Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Restricted Subsidiary with a Person which is not one of its Affiliates; provided that Holdings, the Borrower and the Restricted Subsidiaries shall be permitted to (i) enter into and perform their obligations, or take any actions contemplated or permitted, under the Loan Documents, (ii) make any Restricted Payment permitted under Section 7.2.6, (iii) enter into and perform their obligations under arrangements with Credit Suisse and its Affiliates for underwriting, investment banking and advisory services on usual and customary terms, (iv) make payment of reasonable and customary fees and reimbursement of expenses payable to directors of Holdings, (v) enter into employment arrangements with respect to the procurement of services of directors, officers and employees in the ordinary course of business and pay reasonable fees in connection therewith and (vi) consummate the Transaction.

        SECTION 7.2.12    Negative Pledges, Restrictive Agreements, etc.    Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any agreement (other than the Loan Documents or any Permitted Subordinated Debt Documents) prohibiting:

          (a)   the (i) creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, securing any Obligations or any senior refinancing thereof (other than (x) in the case of any assets acquired with the proceeds of any Indebtedness permitted under clause (c) of Section 7.2.2, customary limitations and prohibitions contained in such Indebtedness or (y) in the case of any Indebtedness permitted under clauses (g), (h) and (i) of Section 7.2.2, customary limitations in respect of the Foreign Subsidiaries of the Borrower that are Restricted Subsidiaries that shall have incurred such Indebtedness and its assets), or (ii) ability of Holdings, the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

          (b)   any Restricted Subsidiary from making any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Restricted Subsidiary to make any payment, directly or indirectly, to the Borrower (other than customary limitations and prohibitions in any Indebtedness permitted under clauses (b), (e), (g), (h),(i) and (j) of Section 7.2.2 that are applicable to the Restricted Subsidiary of the Borrower that has incurred such Indebtedness (and its Subsidiaries) and its (and their) assets; provided that such limitations shall be limited solely to such Restricted Subsidiary (and any of its Subsidiaries) and its (and their) assets).

        SECTION 7.2.13    Securities of Subsidiaries.    Holdings and the Borrower will not permit any Restricted Subsidiary to issue any Capital Stock (whether for value or otherwise) to any Person other than the Borrower or another Subsidiary of the Borrower that is a Restricted Subsidiary.

        SECTION 7.2.14    Sale and Leaseback.    Holdings and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any agreement or arrangement with any other Person providing for the leasing by Holdings, the Borrower or any of the Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings, the Borrower or any of the Restricted Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings, the Borrower or any of the Restricted Subsidiaries to the extent that the cash proceeds received by Holdings, the Borrower or such Restricted Subsidiary in connection with such agreements or arrangements exceeds $25,000,000; provided, for the avoidance of doubt, that the proceeds of such agreement or arrangement are applied, to the extent required therein, to prepay the Loans in accordance with clause (c) of Section 3.1.1.

ARTICLE VIII

EVENTS OF DEFAULT

        SECTION 8.1    Listing of Events of Default.    Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

        SECTION 8.1.1    Non-Payment of Obligations.    (a) The Borrower shall default in the payment or prepayment of any principal of any Loan when due or any Reimbursement Obligations or any deposit of cash for collateral purposes pursuant to Section 2.6.4, as the case may be, or (b) any Obligor (including the Borrower) shall default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest or commitment fee with respect to the Loans or Commitments or of any other monetary Obligation.

        SECTION 8.1.2    Breach of Warranty.    Any representation or warranty of Holdings, the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate (including the Effective Date Certificate) furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent, the Issuer or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to this Agreement) is or shall be incorrect when made in any material respect.

        SECTION 8.1.3    Non-Performance of Certain Covenants and Obligations.    Holdings or the Borrower shall default in the due performance and observance of any of its obligations under clause (d) of Section 7.1.1 or Sections 7.1.9, 7.1.10 or 7.2 (other than Section 7.2.1).

        SECTION 8.1.4    Non-Performance of Other Covenants and Obligations.    Any Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the direction of the Required Lenders.

        SECTION 8.1.5    Default on Other Indebtedness.    A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness, other than Indebtedness described in Section 8.1.1, of Holdings, the Borrower or any of the Restricted Subsidiaries having a principal amount, individually or in the aggregate for Holdings, the Borrower and the Restricted Subsidiaries, in excess of $10,000,000, or (ii) a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness having a principal amount, individually or in the aggregate, in excess of $10,000,000 if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

        SECTION 8.1.6    Judgments.    Any judgment or order for the payment of money in excess of $10,000,000 in the aggregate for Holdings, the Borrower and the Restricted Subsidiaries (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against Holdings, the Borrower or any of the Restricted Subsidiaries and remain unvacated and unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        SECTION 8.1.7    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan (i) the termination of any Pension Plan if, as a result of such termination, Holdings or the Borrower would be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA in an amount in excess of $10,000,000.

        SECTION 8.1.8    Change in Control.    Any Change in Control shall occur.

        SECTION 8.1.9    Bankruptcy, Insolvency, etc.    The Borrower or any of the Restricted Subsidiaries (other than Restricted Subsidiaries that are not Material Subsidiaries) or Holdings shall

          (a)   become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

          (b)   apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for Holdings, the Borrower or any of the Restricted Subsidiaries (other than Restricted Subsidiaries that are not Material Subsidiaries) or any material property of any thereof, or make a general assignment for the benefit of creditors;

          (c)   in the absence of such application, consent, acquiescence or assignment, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for Holdings, the Borrower or any of the Restricted Subsidiaries (other than Restricted Subsidiaries that are not Material Subsidiaries) or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that Holdings and the Borrower hereby expressly authorize the Administrative Agent, the Issuers and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

          (d)   permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Restricted Subsidiaries that are not Material Subsidiaries) and, if any such case or proceeding is not commenced by Holdings, the Borrower or such Restricted Subsidiary, such case or proceeding shall be consented to or acquiesced in by Holdings, the Borrower or such Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that Holdings and the Borrower hereby expressly authorize the Administrative Agent, the Issuers and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

          (e)   take any action (corporate or otherwise) authorizing, or in furtherance of, any of the foregoing.

        SECTION 8.1.10    Impairment of Security, etc.    Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms or pursuant to an agreement of the parties thereto), in whole or in part, terminate, cease to be in full force and effect or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; the Borrower or any other Obligor shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability thereof; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by the Loan Documents, except to the extent any event referred to above (a) relates to assets of Holdings, the Borrower or any of the Restricted Subsidiaries which are immaterial, (b) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under any Pledge Agreement or to file continuation statements under the UCC of any applicable jurisdiction or (c) is covered by a lender's title insurance policy and the relevant insurer promptly after the occurrence thereof shall have acknowledged in writing that the same is covered by such title insurance policy.

        SECTION 8.1.11    Permitted Subordinated Debt.    The subordination provisions relating to any Permitted Subordinated Debt (the "Subordination Provisions") shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, Reimbursement Obligation or other Obligations shall fail to constitute "designated senior debt" (or any other similar term) under any document, instrument or agreement evidencing such Permitted Subordinated Debt; or Holdings, the Borrower or any of their respective Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination

Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the holders of the Obligations.

        SECTION 8.2    Action if Bankruptcy, etc.    If any Event of Default described in clauses (b), (c) and (d) of Section 8.1.9 shall occur with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries), the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand and the Borrower shall automatically and immediately be obligated to deposit with the Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings.

        SECTION 8.3    Action if Other Event of Default.    If any Event of Default (other than an Event of Default described in clauses (b), (c) and (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable, require the Borrower to provide cash collateral to be deposited with the Administrative Agent in an amount equal to the undrawn amount of all Letters of Credit outstanding and/or declare the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall deposit with the Administrative Agent cash collateral in an amount equal to all Letters of Credit Outstandings.

ARTICLE IX

THE ADMINISTRATIVE AGENT; OTHER AGENTS

        SECTION 9.1    Actions.    Each Lender and Issuer hereby irrevocably appoints BANA as its Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, ratably in accordance with their respective Term Loans outstanding and Commitments (or, if no Term Loans or Commitments are at the time outstanding and in effect, then ratably in accordance with the principal amount of Term Loans held by such Lender, and their respective Commitments as in effect in each case on the date of the termination of this Agreement), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement and any other Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower or any other Obligor (and without limiting the obligation of the Borrower or any other Obligor to do so); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final order to have resulted from the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

        SECTION 9.2    Funding Reliance, etc.    Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender (x) in respect of Base Rate Loans, by 1:00 p.m., New York time on the day of a Borrowing any (y) in respect of LIBOR Loans by 4:00 p.m., New York time, on the day prior to a Borrowing or disbursement with respect to a Letter of Credit pursuant to Section 2.6.2, in each case that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender severally agrees, and the Borrower agrees, to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        SECTION 9.3    Exculpation; Notice of Default.    (a) Neither the Administrative Agent or any Issuer nor any of their respective directors, officers, employees or agents, shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent or any Issuer shall not obligate it to make any further inquiry or to take any action. The Administrative Agent and each Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent or such Issuer, as applicable, believes to be genuine and to have been presented by a proper Person.

          (b)   The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender, an Issuer or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

        SECTION 9.4    Successor.    The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders hereunder. If the Administrative Agent at any time shall resign, the Required Lenders may, with the prior consent of the Borrower so long as there is no Event of Default (which consent shall not be unreasonably withheld), appoint another Lender as a successor Administrative Agent, which shall thereupon become the Administrative Agent hereunder; provided that, unless there shall exist another Issuer hereunder, such institution is also appointed as an Issuer hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent, on behalf of the Lenders and with the Borrower's consent so long as there is no Event of Default (such consent not to be unreasonably withheld or delayed), may appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (i) this Article IX shall inure to the benefit of the retiring Administrative Agent, its sub-agents and their respective related parties as to any actions taken or omitted to be taken by them while

BANA was the Administrative Agent under this Agreement, and (ii) Section 10.3 and Section 10.4 shall continue to inure to their benefit.

        SECTION 9.5    Credit Extensions by the Administrative Agent and Issuers.    The Administrative Agent and each Issuer shall have the same rights and powers with respect to (x)(i) in the case of the Administrative Agent, the Credit Extensions made by it or any of its affiliates and (ii) in the case of an Issuer, the Loans made by it or any of its affiliates, and (y) the Notes held by it or any of its affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent or an Issuer. The Administrative Agent, each Issuer and each of their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if such Agent or Issuer were not the Administrative Agent or Issuer hereunder and without any duty to account for it to the Lenders.

        SECTION 9.6    Credit Decisions.    Each Lender acknowledges that it has, independently of the Administrative Agent, each Issuer and each other Lender, and based on such Lender's review of the financial information of Holdings and the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent, each Issuer and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

        SECTION 9.7    Copies, etc.    The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for such Lender's account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

        SECTION 9.8    The Administrative Agent.    Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Administrative Agent, in its capacity as such, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, in such capacity, except as are explicitly set forth herein or in the other Loan Documents.

        SECTION 9.9    Syndication Agent; Co-Documentation Agents; Lead Arrangers; Bookrunners.    None of the Syndication Agent, the Co-Documentation Agents, the Lead Arrangers or the Bookrunners shall have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than (i) those applicable to all Lenders as such and (ii) in the case of the Lead Arrangers and the Bookrunners, as are explicitly set forth herein or in the other Loan Documents. Without limiting the foregoing, none of the

Syndication Agent, the Co-Documentation Agents, the Lead Arrangers or the Bookrunners shall have or be deemed to have any fiduciary relationship with any other Lender.

        SECTION 9.10    Collateral Agent.    Each Lender hereby further authorizes BANA to act as Collateral Agent on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with all of the rights as apply under this Article 9 in respect of the Administrative Agent.

        SECTION 9.11    Collateral and Guaranty Matters.    The Lenders and the Issuers irrevocably authorize the Collateral Agent to, and the Collateral Agent hereby agrees to,

          (a)   release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

          (b)   subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (c), (j) or (n) of Section 7.2.3 or the holder of any license on such property that is permitted hereunder; and

          (c)   release any Obligor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary of the Borrower or Holdings as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

        SECTION 9.12    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

ARTICLE X

MISCELLANEOUS PROVISIONS

        SECTION 10.1    Waivers, Amendments, etc.    The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Holdings, the Borrower and each Obligor party thereto and by the Required Lenders (and the Administrative Agent has been given notice thereof and a reasonable opportunity to consult with the Borrower in respect thereof); provided, however, that (i) any such amendment, modification or waiver required to give effect to any Additional Term Loan Commitment shall not require the consent of any Lender other than, and shall require the consent of, any Lender that has agreed to provide any such Additional Term Loan Commitment and (ii) any such amendment, modification or waiver of the type set forth below shall require the consent of the Person or Persons described below for such amendment, modification or waiver:

          (a)   Unless consented to by each Lender no such amendment, modification or waiver shall be effective if it would modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders, release Holdings from its obligations under the Guaranty or the Pledge and Security Agreement, release any Subsidiary Guarantor that is a Material Subsidiary from its obligations under the Guaranty (except as otherwise provided in the Guaranty), or release all or substantially all of the collateral security (except in each case as otherwise specifically provided in this Agreement, the Guaranty or the Pledge and Security Agreement or Mortgage).

          (b)   Unless consented to by each Lender with respect to any Tranche of Loans or Commitments, modify any requirement hereunder that any particular action be taken by all Lenders with respect to such Tranche of Loans or Commitments; provided that the foregoing shall not apply to the combination of the Initial Term Loans and Delayed Draw Term Loans into a single tranche of term loans at any time after the funding of the Delayed Draw Term Loans.

          (c)   Unless consented to by each Lender adversely affected thereby, no such amendment, modification or waiver shall be effective if it would modify this Section 10.1, or clause (i) of Section 10.10, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any Lender (other than pursuant Section 2.2.2), reduce any fees described in Section 3.3 (other than the administration fee referred to in Section 3.3.2) or extend any Commitment Termination Date; provided that the foregoing shall not apply to the combination of the Initial Term Loans and Delayed Draw Term Loans into a single tranche of term loans at any time after the funding of the Delayed Draw Term Loans.

          (d)   No such amendment, modification or waiver shall be effective if it would extend the Stated Maturity Date of any Loan or reduce the principal amount of or rate of interest on or fees payable in respect of any Loan or any Reimbursement Obligations (which shall in each case include the conversion of all or any part of the Obligations into equity of any Obligor), unless such amendment, modification or waiver shall have been consented to by the Lender which has made such Loan or, in the case of a Reimbursement Obligation, the Issuer owed, and those Lenders participating in, such Reimbursement Obligation.

          (e)   No such amendment, modification or waiver shall be effective if it would affect adversely the interests, rights or obligations of any Agent, Issuer or Lead Arranger (in its capacity as Agent, Issuer or Lead Arranger), unless such amendment, modification or waiver shall have been consented to by such Agent, Issuer or Lead Arrangers, as the case may be.

          (f)    No such amendment, modification or waiver shall be effective if it would amend, modify or waive the provisions of clause (a)(A) of Section 3.1.1 or clause (b) of Section 3.1.2 or effect any amendment, modification or waiver that by its terms adversely affects the rights of Lenders participating in any Tranche differently from those of Lenders participating in other Tranches, unless such amendment, modification or waiver shall have been consented to by the holders of at least a majority of the aggregate amount of Loans outstanding under the Tranche or Tranches so affected by such modification, or, in the case of a modification affecting the Revolving Loan Commitments, the Lenders holding more than 50% of the Revolving Loan Commitments; provided that the foregoing shall not apply to the combination of the Initial Term Loans and Delayed Draw Term Loans into a single tranche of term loans at any time after the funding of the Delayed Draw Term Loans.

        No failure or delay on the part of the Administrative Agent, any Issuer, any Lender or any other Secured Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Issuer or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

        If the Borrower fails to consummate the Acquisition on or prior to the Delayed Draw Term Loan Commitment Termination Date or the Merger Agreement is terminated prior to consummation of the Acquisition, the Administrative Agent may notify the Borrower that the Bookrunners and the Required Lenders wish to amend Section 7.2.4 or Section 7.2.7 of this Agreement in order to provide for the failure of WordWave and its Subsidiaries to become Subsidiaries of the Borrower and the Borrower shall promptly cooperate with the Bookrunners to amend such covenant in a manner satisfactory to the Borrower and the Required Lenders.

        SECTION 10.2    Notices; Time.    All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, a Lead Arranger, a Lender or an Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the applicable Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and any other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Articles II, III, and IV if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        SECTION 10.3    Payment of Costs and Expenses.    The Borrower agrees to pay on demand all reasonable expenses of the Lead Arrangers and the Administrative Agent and Collateral Agent (including the reasonable fees and out-of-pocket expenses of a single firm of counsel to Credit Suisse and of local or foreign counsel, if any, who may be retained by counsel to Credit Suisse) in connection with

          (a)   the syndication by the Lead Arrangers of the Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

          (b)   the filing, recording, refiling or rerecording of each Mortgage (or amendments thereto) and the Pledge and Security Agreement and/or any UCC financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of such Mortgage or Pledge and Security Agreement; and

          (c)   the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners, the Issuers and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions made hereunder or the issuance of any Notes or Letters of Credit or any other Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Collateral Agent, each Lead Arranger, each Bookrunner, each Issuer and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by the Administrative Agent, the Collateral Agent, such Lead Arranger, such Bookrunner, such Issuer or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

        SECTION 10.4    Indemnification.    In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby, to the fullest extent permitted under applicable law, indemnifies, exonerates and holds the Administrative Agent, the Collateral Agent, each Issuer, the Lead Arrangers, the Bookrunners and each Lender and each of their respective Affiliates, and each of their respective partners, members, officers, directors, employees and agents, advisors, successors and assigns, and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses actually incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a)   any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

          (b)   the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (excluding any successful action brought by or on behalf of the Borrower as the result of any failure by any Lender or Issuer to make any Credit Extension hereunder);

          (c)   any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the Capital Stock or assets of any Person, whether or not the Administrative Agent, such Issuer, such Lead Arranger, such Bookrunner or such Lender is party thereto;

          (d)   any alleged or actual litigation or proceeding related to any environmental cleanup or noncompliance with or liability under any Environmental Law relating to the use, ownership or operation by Holdings, the Borrower or any of their respective Subsidiaries of any real property; or

          (e)   the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property owned or operated by Holdings, the Borrower or any Subsidiary thereof of any Hazardous Material present on or under such property in a manner giving rise to liability under any Environmental Law at or prior to the time Holdings, the Borrower or such Subsidiary owned or operated such property (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Holdings, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party) (i) by reason of the relevant Indemnified Party's gross negligence or willful misconduct or (ii) by reason of any Hazardous Materials that are first manufactured, emitted, generated, treated, released, stored or disposed of on any real property of Holdings, the Borrower or any of their respective Subsidiaries or any violation of Environmental Law that occurs on or with respect to any real property of the Borrower or any of its Subsidiaries to the extent occurring after such real property is transferred to any Indemnified Person or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Holdings, the Borrower or any of their respective Subsidiaries. Holdings, the Borrower and their permitted successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, the Administrative Agent, the Collateral Agent, any Issuer, the Lead Arrangers or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, except to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party or arising out of any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of Holdings, the Borrower or any of their respective Subsidiaries or any violation of Environmental Law that occurs on or with respect to any real property of Holdings, the Borrower or any of their respective Subsidiaries to the extent occurring after such real property is transferred to any Indemnified Person or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Borrower's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrower, to the extent permitted under applicable law, with respect to the violation or condition which results in liability of such Indemnified Party. Notwithstanding anything to the contrary herein, the Administrative Agent, the Collateral Agent, each Issuer, the Lead Arrangers, the Bookrunners, and each Lender shall be responsible with respect to any Hazardous Materials that are manufactured, emitted, generated, treated, released, stored or disposed of on any real property of Holdings, the Borrower or any of their respective Subsidiaries or any violation of Environmental Law that occurs on or with respect to any such real property to the extent it occurs after such real property is transferred to the Administrative Agent, the Collateral Agent, any Issuer, any Lead Arranger, any Bookrunner or any Lender or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer, except to the extent such manufacture, emission, release, generation, treatment, storage or disposal or violation is actually caused by Holdings, the Borrower or any of their respective Subsidiaries. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        SECTION 10.5    Survival.    The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Sections 4.8 and 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

        SECTION 10.6    Severability.    Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 10.7    Headings.    The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

        SECTION 10.8    Execution in Counterparts Effectiveness, etc.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.

        SECTION 10.9    Governing Law; Entire Agreement.    THIS AGREEMENT, ANY NOTES AND, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

        SECTION 10.10    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that (i) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders, and (ii) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

        SECTION 10.11    Sale and Transfer of Loans, Notes and Commitments; Participations in Loans, Notes and Commitments.    Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with the terms set forth below (each Person described in clauses (a) and (b) below as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as a "Assignee Lender").

          (a)   Any Lender may, with the consent of (x) the Administrative Agent, (y) unless an Event of Default has occurred and is continuing, the Borrower and (z) in the case of any assignment of Revolving Loan Commitments or participations in Letter of Credit Obligations, the Issuers (each such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:

            (i)    except in the case of (A) an assignment of the entire remaining amount of the assigning Lender's Commitments and the Loans at the time owing to it or (B) an assignment to a Lender or an affiliate of a Lender (under common control with such Lender) or an Approved Fund of any Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (treating contemporaneous assignments by or to Related Funds as one assignment for such purposes), unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

            (ii)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of Term Loans and its rights and obligations in respect of Revolving Loans or Revolving Loan Commitments on a non-pro rata basis;

            (iii)  the parties to each assignment shall execute and deliver to the Administrative Agent and the Borrower a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 (other than in respect of (x) assignments made by the Lead Arrangers and the Bookrunners, (y) assignments by a Lender to one of its Affiliates and (z) contemporaneous assignments by or to Related Funds) and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms;

            (iv)  notwithstanding the foregoing, the consent of the Borrower and the Administrative Agent shall not be required in the case of assignments of Term Loans or Additional Term Loans from a Lender to a Related Fund, a Lender or an Affiliate or Related Fund of a Lender;

            (v)   the Borrower shall have been given notice of any such assignment as to which its consent is not required; and

            (vi)  the words "execution," "signed," "signature," and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          (b)   Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (a) and (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).

          (c)   The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (b) of Section 2.7. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)   Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a), (c) or (d) of Section 10.1, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrower agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as if it were a Lender, provided such Participant agrees to be subject to Section 4.8 as if it were a Lender.

          (e)   A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.6 as if it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant's request for the Borrower's prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant.

          (f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i)  nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to an SPC.

          (h)   Notwithstanding anything to the contrary contained herein, if at any time BANA assigns all of its Commitment and Loans pursuant to this Section 10.11, BANA may upon 30 days' notice to the Borrower and the Lenders, resign as Issuer. In the event of any such resignation as Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer hereunder; provided, however, that if BANA has resigned as Administrative Agent, no failure by the Borrower to appoint any such successor shall affect the resignation of BANA as Issuer. If BANA resigns as Issuer, it shall retain all the rights and obligations of the Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans).

        SECTION 10.12    Other Transactions.    Nothing contained herein shall preclude the Administrative Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Holdings, the Borrower or any of their Affiliates in which Holdings, the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 10.13    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LEAD ARRANGERS, THE BOOKRUNNERS, THE LENDERS, THE ISSUERS, HOLDINGS OR THE BORROWER RELATING THERETO MAY BE BROUGHT AND MAINTAINED (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.

THE BORROWER AND HOLDINGS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH OF HOLDINGS AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH OF HOLDINGS AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        SECTION 10.14    Waiver of Jury Trial.    THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LEAD ARRANGERS, THE BOOKRUNNERS, THE ISSUERS, THE LENDERS, HOLDINGS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE LEAD ARRANGERS, THE BOOKRUNNERS, THE ISSUERS, THE LENDERS, HOLDINGS OR THE BORROWER RELATING THERETO. EACH OF HOLDINGS AND THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

        SECTION 10.15    Confidentiality.    The Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arrangers, the Bookrunners, the Issuers and the Lenders shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of Holdings, the Borrower or any of their respective Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, affiliates, Related Funds, investment advisors or affiliates thereof, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide transferee, participant or assignee, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, or in connection with the exercise of remedies under a Loan Document, or as requested by any governmental or regulatory agency, any rating agency or the National Association of Insurance Commissioners, or representative of any thereof or pursuant to legal process; provided that

          (a)   unless specifically prohibited by applicable law or court order, the Administrative Agent, the Syndication Agent, each Issuer, each Lead Arranger and each Lender shall promptly notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent, the Syndication Agent, such Issuer, each Lead Arranger or such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

          (b)   prior to any such disclosure pursuant to this Section 10.15, the Administrative Agent, the Syndication Agent, each Issuer, each Lead Arranger and each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

            (i)    to be bound by this Section 10.15; and

            (ii)   to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 10.15; and

          (c)   except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

        SECTION 10.16    USA PATRIOT Act Notice.    Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent as applicable, to identify the Borrower in accordance with the Patriot Act.

        SECTION 10.17    Amendment and Restatement.    It is the intention of each of the parties hereto that the Existing Credit Agreements be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreements and that all Indebtedness and Obligations of Holdings and its Subsidiaries hereunder and under the Guaranty shall be secured by the Pledge and Security Agreement and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreements. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreements made under and in accordance with the terms of Section 10.1 of each Existing Credit Agreement.

[Signature Pages To Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

MERRILL COMMUNICATIONS LLC
By:	/s/ ROBERT H. NAZARIAN
Name: Robert H. Nazarian Title: Executive Vice President and Chief Financial Officer
MERRILL CORPORATION
By:	/s/ RICK R. ATTERBURY
Name: Rick R. Atterbury Title: President and Chief Operating Officer

CREDIT SUISSE, as a Joint Lead Arranger, as a Joint Bookrunner, as a Lender and as a Continuing Lender
By:	/s/ BRIAN T. CALDWELL
Name: Brian T. Caldwell Title: Director
By:	/s/ CASSANDRA DROOGAN
Name: Cassandra Droogan Title: Associate

BANC OF AMERICA SECURITIES LLC, as a Joint Bookrunner and a Joint Lead Arranger
By:	/s/ MARK M. ANDREW
Name: Mark M. Andrew Title: Principal

BANK OF AMERICA, N.A., as the Administrative Agent and the Collateral Agent, as the Administrative Agent and the Collateral Agent under the Existing Credit Agreements on behalf of the Continuing Consenting Lenders, as a Continuing Lender, as the Issuer, as an Existing Issuer and as a Lender
By:	/s/ ROBERT KLAWINSKI
Name: Robert Klawinski Title: Senior Vice President

DEUTSCHE BANK TRUST COMPANY, AMERICAS as Lender
By:	/s/ SUSAN L. LEFEVRE
Name: Susan L. LeFevre Title: Director
By:	/s/ EVELYN THIERRY
Name: Evelyn Thierry Title: Vice President
DEUTSCHE BANK SECURITIES, INC., as Joint Bookrunner and Syndication Agent
By:	/s/
Name: Title:
By:	/s/
Name: Title:

CALYON NEW YORK BRANCH, as a Co-Documentation Agent, as a Continuing Lender and as a Lender
By:	/s/ ALEXANDER AVERBUKH
Name: Alexander Averbukh Title: Director
By:	/s/ MICHAEL REGAN
Name: Michael Regan Title: Director

LASALLE BANK, N.A., as Co-Documentation Agent, a Continuing Lender and a Lender
By:	/s/
Name: Title:

NATIONAL CITY BANK, as a Co-Documentation Agent and a Lender
By:	/s/ TOM GURBACH
Name: Tom Gurbach Title: Vice President

LENDERS:
U.S. BANK NATIONAL ASSOCIATION, as an Existing Issuer
By:	/s/ MICHAEL J. REYMANN
Name: Michael J. Reymann Title: Senior Vice President

RAYMOND JAMES BANK, FSB, as a Lender
By:	/s/ THOMAS F. MACINA
Name: Thomas F. Macina Title: Senior Vice President

SCHEDULE I

DISCLOSURE SCHEDULE TO CREDIT AGREEMENT

ITEM 6.7. Litigation.

ITEM 6.8. Existing Subsidiaries.

ITEM 6.11. Employee Benefit Plans.

ITEM 6.12. Environmental Matters.

ITEM 7.1.13 Mortgaged Properties.

ITEM 7.2.2(a) Ongoing Indebtedness.

ITEM 7.2.3(a) Ongoing Liens.

ITEM 7.2.5(a) Ongoing Investments.

SCHEDULE II

PERCENTAGES;
LIBOR OFFICE;
DOMESTIC OFFICE

Notice information for Borrower:

Merrill Communications LLC
One Merrill Circle
St. Paul, MN 55108
Attention: Robert Nazarian
Facsimile: 651.632.1348

Notice information for Administrative Agent:

Administrative Agent's Office (for payments and Requests for Credit Extensions):
Bank of America, N.A.
Credit Services
Mail Code: NC1-001-04-39
101 North Tryon St.
Charlotte, NC 28255
Attention: Libby Garver
Telephone: 704.386.8451
Telecopier: 704.409.0004
Electronic Mail: Elizabeth.Garver@bankofamerica.com

Bank of America, N. A., Wiring Instructions:
Bank of America, N.A.
New York NY.
ABA #: 026009593
Acct #: 1366212250600
Attn: Credit Services
Reference: MERRILL

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Mail Code: CA5-701-05-19
1455 Market St.
San Francisco, CA 94103-1399
Attention: Charles Graber
Telephone: 415.436.3495
Telecopier: 415.503.5006
Electronic Mail: Charles.Graber@bankofamerica.com

And

Bank of America, N.A.
Mail Code: NC1-007-13-06
100 North Tryon St.
Charlotte, NC 28255
Attention: Robert Klawinski
Telephone: 704.387.0467
Telecopier: 704.409.0185
Electronic Mail: Robert.A.Klawinski@bankofamerica.com

ISSUER:

Bank of America, N.A.
Trade Operations-Los Angeles #22621
1000 W. Temple St.
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Sandra Leon
Telephone: 213.580.8369
Telecopier: 213.580.8440
Electronic Mail: Sandra.Leon@bankofamerica.com

2

Credit Suisse
11 Madison Avenue
New York, NY 10010
Attention: Julia Kingsbury
Facsimile: (212) 325-8304

Notice information for Lenders:

Deutsche Bank Trust Company Americas
60 Wall Street, MS NYC 60-4305
New York, NY 10005
Attention: Omayra Laucella
Facsimile: (212) 797-5690

National City Bank
1900 East 9th Street
Cleveland, OH 44114
Attention: Tom Gurbach
Facsimile: (216) 222-0003

LaSalle Bank NA
50 South Sixth Street
Suite 1400
Minneapolis, MN 55402
Attention: Philip Krump
Facsimile: (612) 752-9895

Calyon New York Branch
1301 Avenue of the Americas
New York, NY 10019
Attention: Anne Le Goulven
Facsimile: (212) 261-3375

3

Raymond James Bank, FSB
710 Carillon Parkway
St. Petersburg, FL 33716
Attention: Larry Schaad
Facsimile: (727) 567-8830

4

NAME AND NOTICE ADDRESS OF LENDER	LIBOR OFFICE	DOMESTIC OFFICE	REVOLVING LOAN COMMITMENT	INITIAL TERM LOAN COMMITMENT	DELAYED DRAW TERM LOAN COMMITMENT
BANK OF AMERICA, N.A.		Bank of America, N.A. Trade Operations-Los Angeles #22621 333 S. Beaudry Avenue, 19th Floor Mail Code: CA9-703-19-23 Los Angeles, CA 90017-1466 Attention: Sandra Leon	$10,000,000	$169,845,509.33	$155,000,000
CREDIT SUISSE	Eleven Madison Avenue New York, NY 10010 Attention: Julia Kingsbury	Eleven Madison Avenue New York, NY 10010 Attention: Julia Kingsbury	$10,000,000	$0	$0
DEUTSCHE BANK TRUST COMPANY AMERICAS		60 Wall Street, MS NYC 60-4305 New York, NY 10005 Attention: Omayra Laucella Facsimile: (212) 797-5690	$8,000,000	$0	$0
NATIONAL CITY BANK		1900 East 9th Street Cleveland, OH 44114 Attention: Tom Gurbach Facsimile: (216) 222-0003	$7,500,000	$0	$0
LASALLE BANK NA		50 South Sixth Street Suite 1400 Minneapolis, MN 55402 Attention: Philip Krump Facsimile: (612) 752-9895	$9,000,000	$0	$0
RAYMOND JAMES BANK, FSB		710 Carillon Parkway St. Petersburg, FL 33716 Attention: Larry Schaad Facsimile: (727) 567-8830	$8,000,000	$0	$0
ALADDIN CAPITAL MANAGEMENT RELATED FUNDS		Three Landmark Square 3rd Floor Stamford, CT 06901 Attention: Joe Moroney Facsimile: (203) 487-0907	$0	$987,734.37

5

CALYON NEW YORK BRANCH	1301 Avenue of the Americas New York, NY 10019 Attention: Anne Le Goulven Facsimile: (212) 261-3375	$7,500,000	$7,408,007.83	$0
CYPRESS TREE		$0	$2,469,335.95	$0
EATON VANCE RELATED FUNDS		$0	$41,999,999.65	$0
FLAGSHIP RELATED FUNDS		$0	$1,975,468.74	$0
GENERAL ELECTRIC CAPITAL CORPORATION		$0	$29,138,164.06	$0
GUGGENHEIM RELATED FUNDS		$0	$4,933,666.43	$0
ING INVESTMENT MGMT — PILGRIM RELATED FUNDS		$0	$9,879,926.17	$0
MJX RELATED FUNDS		$0	$2,963,203.12	$0
MORGAN STANLEY DEAN WITTER		$0	$6,914,140.62	$0
OAK HILL ADVISORS RELATED FUNDS		$0	$2,963,203.12	$0
PRUDENTIAL RELATED FUNDS		$0	$9,877,343.74	$0
STONE TOWER RELATED FUNDS		$0	$2,963,203.12	$0
VAN KAMPEN RELATED FUNDS		$0	$16,791,484.39	$0
WEST GATE HORIZONS		$0	$8,889,609.36	$0

6

TOTAL	$60,000,000	$320,000,000	$155,000,000

7

SCHEDULE III

EXISTING LETTERS OF CREDIT

On and after the Effective Date:

	Account Party	Beneficiary	LC Number	Amount	Expiry
1	Merrill Communications LLC	Crown Two Penn Center Assoc.	SP03219 US BANK	$100,000.00	6/01/2006
2	Merrill Communications LLC	TRC 2000 Market Associates	SP03197 US BANK	$15,000.00	6/01/2006
3	Merrill Corporation	Employers Insurance Company	SP76620 US BANK	$2,080,000.00	1/31/2006
4	Merrill Corporation	Hartford Fire Insurance Company	SP76291 US BANK	$200,000.00	1/31/2006
5	Merrill Corporation	Parish of Trinity Church	SP00447 US BANK	$99,520.96	12/31/2006
6	Merrill Corporation	Parish of Trinity Church	SP00529 US BANK	$99,520.97	12/31/2006
7	Merrill Corporation	Santa Clara County	SP02754 US BANK	$250,000.00	6/30/2006
8	Merrill Corporation	GLL Fremont Street Partners	SP01024 US BANK	$100,000.00	5/10/2006
9	Merrill Corporation	75-101 Federal St. LLC	SP02815 US BANK	$78,785.00	10/10/2006
10	Merrill Communications LLC	Paul H. Brink Seller	SP03564 US BANK	$2,500,000.00	6/06/2006
11	Merrill Communications LLC	200 West Jackson Owner LLC	SP03771 US BANK	$200,000.00	7/19/2006

			TOTAL	$5,722,826.93

        On and after the Delayed Draw Term Loan Credit Date:

	Account Party	Beneficiary	LC Number	Amount	Expiry
1	WordWave	555-575 Market Street	T00000068006850 BANA	$66,594.00	6/30/2006

			TOTAL	$66,594.00

SCHEDULE 2.1

Existing Lenders	Existing Base Credit Agreement	Existing Refinancing Credit Agreement	Existing Loans
ARCHIMEDES FUNDING III LTD	$972,070.30	$2,485,000.00	$3,457,070.30
ARCHIMEDES FUNDING IV (CAYMAN) LTD	$277,734.37	$710,000.00	$987,734.37
CALYON NEW YORK	$2,083,007.83	$5,325,000.00	$7,408,007.83
COSTANTINUS EATON VANCE CDO V, LTD	$249,960.95	$639,000.00	$888,960.95
DRYDEN III — LEVERAGED LOAN	$833,203.12	$2,130,000.00	$2,963,203.12
DRYDEN VII LEVERAGED LOAN CDO 2004	$1,388,671.87	$3,550,000.00	$4,938,671.87
EATON VANCE CDO III LTD	$277,850.08	$710,288.12	$988,138.20
EATON VANCE CDO VI LTD	$319,510.25	$816,788.11	$1,136,298.36
EATON VANCE FLOATING RATE INCOME	$1,541,425.79	$3,940,500.00	$5,481,925.79
EATON VANCE INSTITUTIONAL SENIOR	$972,186.03	$2,485,288.12	$3,457,474.15
EATON VANCE LIMITED DURATION INCOME	$416,601.55	$1,065,000.00	$1,481,601.55
EATON VANCE SENIOR FLOATING-RATE	$369,386.71	$944,300.00	$1,313,686.71
EATON VANCE SENIOR INCOME TRUST	$194,414.05	$497,000.00	$691,414.05
EATON VANCE VARIABLE LEVERAGE FUND	$281,183.27	$718,816.73	$1,000,000.00
EATON VANCE VT FLOATING-RATE	$55,546.87	$142,000.00	$197,546.87
ENDURANCE CLO I LTD	$277,734.37	$710,000.00	$987,734.37
FLAGSHIP CLO 2001-1	$277,734.37	$710,000.00	$987,734.37
FLAGSHIP CLO III	$277,734.37	$710,000.00	$987,734.37
GENERAL ELECTRIC CAPITAL CORP	$2,590,172.42	$6,622,192.28	$9,212,364.70
GRAYSON & CO	$4,684,221.67	$11,974,726.22	$16,658,947.89
GREEN LANE CLO LTD	$972,070.30	$2,485,000.00	$3,457,070.30
HEWETTS ISLAND CLO II LTD	$694,335.95	$1,775,000.00	$2,469,335.95
ING PRIME RATE TRUST	$832,508.80	$2,128,271.30	$2,960,780.10
ING SENIOR INCOME FUND	$1,388,671.87	$3,550,000.00	$4,938,671.87
LANDMARK IV CDO LIMITED	$277,734.37	$710,000.00	$987,734.37
LFC2 LOAN FUNDING LLC	$415,194.12	$1,061,402.00	$1,476,596.12
LOAN FUNDING V LLC	$555,468.75	$1,420,000.00	$1,975,468.75
MORGAN STANLEY PRIME INCOME TRUST	$1,944,140.62	$4,970,000.00	$6,914,140.62
NEMEAN CLO LTD	$694,335.95	$1,775,000.00	$2,469,335.95
NORINCHUKIN BANK (NEW YORK BRANCH)	$555,468.78	$701,183.27	$1,256,652.05
ORINCHUKIN BANK THE	$274,285.48	$1,420,000.00	$1,694,285.48
OAK HILL CREDIT PARTNERS III LTD	$833,203.12	$2,130,000.00	$2,963,203.12

2

SENIOR DEBT PORTFOLIO	$1,751,231.00	$4,476,838.12	$6,228,069.12
SEQUILS ING I (HBDGM) LTD	$277,734.37	$710,000.00	$987,734.37
STONE TOWER CLO II LTD	$833,203.12	$2,130,000.00	$2,963,203.12
VAN KAMPEN SENIOR INCOME TRUST	$2,557,097.52	$6,536,962.63	$9,094,060.15
VAN KAMPEN SENIOR LOAN FUND	$2,164,386.87	$5,533,037.37	$7,697,424.24
VENTURE IV CDO LTD	$833,203.12	$2,130,000.00	$2,963,203.12
BANK OF AMERICA N.A.	$7,685,999.44	$19,647,807.74	$27,333,807.18
ING INTERNATIONAL	$556,876.21	$1,423,597.99	$1,980,474.20

TOTAL	$44,437,500.00	$113,600,000.00	$158,037,500.00

3

EXHIBIT A-1

REVOLVING NOTE

$	,

        FOR VALUE RECEIVED, MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Borrower"), promises to pay to the order of                          (the "Lender") on the Stated Maturity Date the principal sum of                          DOLLARS ($                        ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made (or continued) by the Lender pursuant to that certain $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, Merrill Corporation, a Minnesota corporation, as Holdings, the various financial institutions and other Persons (including the Lender) from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse, as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A. as Co-Documentation Agents. Terms used in this Revolving Note that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

        The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

        Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

        This Revolving Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Note and for a statement of the terms and conditions on which the Borrower is permitted or required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Note and on which such Indebtedness may be declared to be immediately due and payable.

        All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

        THIS REVOLVING NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND GOVERNED BY THE INTERNAL LAWS OF, THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

MERRILL COMMUNICATIONS LLC
By:
Name: Title:

REVOLVING LOANS AND PRINCIPAL PAYMENTS

	Amount of Revolving Loan Made			Amount of Principal Repaid		Unpaid Principal Balance
Date	Alternate Base Rate	LIBO Rate	Interest Period	Alternate Base Rate	LIBO Rate	Alternate Base Rate	LIBO Rate	Total	Notation Made By

EXHIBIT A-2

TERM NOTE

$	,

        FOR VALUE RECEIVED, MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Borrower"), promises to pay to the order of                        (the "Lender") the principal sum of                        DOLLARS ($                        ) or, if less, the aggregate unpaid principal amount of all [Term Loans] [Delayed Draw Term Loans] made (or continued) by the Lender pursuant to that certain $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, Merrill Corporation, a Minnesota corporation, as Holdings, the various financial institutions and other Persons (including the Lender) from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse, as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A. as Co-Documentation Agents, payable in installments as set forth in the Credit Agreement, with a final installment (in the amount necessary to pay in full this Note) due and payable on the Stated Maturity Date. Terms used in this Term Note that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

        The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

        Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

        This Term Note is one of the Term Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Note and for a statement of the terms and conditions on which the Borrower is permitted or required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Note and on which such Indebtedness may be declared to be immediately due and payable.

        All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

        THIS TERM NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND GOVERNED BY THE INTERNAL LAWS OF, THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

MERRILL COMMUNICATIONS LLC
By:
Name: Title:

TERM LOANS AND PRINCIPAL PAYMENTS

	Amount of Term Loan Made			Amount of Principal Repaid		Unpaid Principal Balance
Date	Alternate Base Rate	LIBO Rate	Interest Period	Alternate Base Rate	LIBO Rate	Alternate Base Rate	LIBO Rate	Total	Notation Made By

EXHIBIT B-1

BORROWING REQUEST

BANK OF AMERICA, N.A.,
as Administrative Agent
101 North Tryon St.
Charlotte, NC 28255

Attention:
Fax:

MERRILL COMMUNICATIONS LLC

        [Date]

Ladies and Gentlemen:

        This Borrowing Request is delivered to you pursuant to Section 2.3.1 of the $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Borrower"), Merrill Corporation, a Minnesota corporation, as Holdings, the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse, as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A. as Co-Documentation Agents. Terms used herein that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

        The Borrower hereby requests that a Borrowing of [Revolving Loans] [Term Loans] be made in the aggregate principal amount of $                         on                             ,          as [Base Rate Loans] [LIBO Rate Loans having an Interest Period [of              months] [ending the last Business Day of [December] 2005(1)].(2)

(1)
For Loans made on the Effective Date.

(2)
Pursuant to the definition of "Interest Period".

        The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the Borrower that, on the date of the making of such Loans, (both before and after giving effect thereto and to the application of the proceeds therefrom), all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such Borrowing as if then made.

        IN WITNESS WHEREOF, the undersigned, a duly Authorized Officer of the Borrower, has caused this Borrowing Request to be executed and delivered, and has caused the Borrower to make the certification and warranties contained herein, as of the date first above written.

MERRILL COMMUNICATIONS LLC
By:
Name: Title:

EXHIBIT B-2

ISSUANCE REQUEST

BANK OF AMERICA, N.A.,
  as Administrative Agent
101 North Tryon St.
Charlotte, NC 28255

Attention:
Fax:

MERRILL COMMUNICATIONS LLC

        [            ,            ]

Ladies and Gentlemen:

        This Issuance Request is delivered to you pursuant to Section 2.6 of the $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Borrower"), Merrill Corporation, a Minnesota corporation, as Holdings, the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse, as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A. as Co-Documentation Agents. Terms used herein that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

        The Borrower hereby requests that on                             ,          (the "Date of Issuance") [                        ] (the "Issuer")* [issue a Letter of Credit in the initial Stated Amount of $                         with a Stated Expiry Date (as defined therein) of                             ,         ] [extend the Stated Expiry Date (as defined under Letter of Credit No.     , issued on                             ,         , in the initial Stated Amount of $                        ) to a revised Stated Expiry Date (as defined therein) of                             ,         ].

*
Insert and complete as appropriate.

        The beneficiary of the requested Letter of Credit will be                         , and such Letter of Credit will be in support of                         .

        The Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Issuance Request and the [issuance] [extension] of the Letter of Credit requested hereby constitutes a representation and warranty by the Borrower that, on the date of the [issuance] [extension], (both before and after giving effect thereto and to the application of the proceeds or benefits of the Letter of Credit [issued] [extended] in accordance herewith), all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct in all material respects (unless stated to relate solely to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

        The Borrower agrees that if, prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby, any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the [issuance] [extension] of the Letter of Credit requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such [issuance] [extension].

        IN WITNESS WHEREOF, the undersigned has caused this Issuance Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer as of the date first above written.

MERRILL COMMUNICATIONS LLC
By:
Name: Title:

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

BANK OF AMERICA, N.A.,
  as Administrative Agent
101 North Tryon St.
Charlotte, NC 28255

Attention:
Fax:

MERRILL COMMUNICATIONS LLC

[            ,            ]

Ladies and Gentlemen:

        This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Borrower"), Merrill Corporation, a Minnesota corporation, as Holdings, the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse, as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A as Co-Documentation Agents. Terms used herein that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

        The Borrower hereby requests that on                             ,             ,

          (1)   $                         of the presently outstanding principal amount of the [Revolving Loans] [Term Loans] presently being maintained as [Base Rate Loans] [LIBO Rate Loans having an Interest Period ending on                             ,             ],

          (2)   be [converted into] [continued as],

          (3)   *[LIBO Rate Loans having an Interest Period of              months] [Base Rate Loans].

*
Insert appropriate interest rate option and, if applicable, the number of months with respect to LIBO Rate Loans.

        [The Borrower hereby:

          (a)   certifies and warrants as of the date hereof that no Default has occurred and is continuing; and

          (b)   agrees that if prior to the time of such continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Administrative Agent shall receive written notice to the contrary from the undersigned, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.]**

**
To be included only for continuations of, or conversions of Base Rate Loans into, LIBO Rate Loans.

        IN WITNESS WHEREOF, the undersigned has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer as of the day first above written.

MERRILL COMMUNICATIONS LLC
By:
Name:
Title:

EXHIBIT D

EFFECTIVE DATE CERTIFICATE

MERRILL COMMUNICATIONS LLC

December 22, 2005

        This certificate is delivered pursuant to Section 5.1.2 of the $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Borrower"), Merrill Corporation, a Minnesota corporation ("Holdings"), the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A. ("BANA"), as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse ("Credit Suisse"), as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC ("BAS"), as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A as Co-Documentation Agents. Unless otherwise defined herein or the context otherwise requires, each capitalized term used herein has the meaning provided for in the Credit Agreement. Any term or provision hereof to the contrary notwithstanding, the undersigned is executing this certificate in his capacity as an officer of, and solely on behalf of Holdings, the Borrower and the Restricted Subsidiaries, and not in his individual capacity.

        The undersigned hereby certifies, represents and warrants that, as of the Effective Date attached hereto as Annex I are true and complete copies of the Pro Forma Financial Statements.

        IN WITNESS WHEREOF, the undersigned has caused this Effective Date Certificate to be executed and delivered, and the certification, representations and warranties contained herein to be made, by its Authorized Officer as of the date first written above.

MERRILL COMMUNICATIONS LLC
By:
Name:
Title:

EXHIBIT E

COMPLIANCE CERTIFICATE

MERRILL COMMUNICATIONS LLC

        This Compliance Certificate is delivered pursuant to clause (c) of Section 7.1.1 of the $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Borrower"), Merrill Corporation, a Minnesota corporation ("Holdings"), the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A. ("BANA"), as Administrative Agent and Collateral Agent for the Lenders, Credit Suisse ("Credit Suisse"), as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC ("BAS"), as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A as Co-Documentation Agents. Terms used herein that are defined in the Credit Agreement, unless otherwise defined herein, have the meanings provided (or incorporated by reference) in the Credit Agreement.

        The Borrower hereby certifies, represents and warrants as follows in respect of the period (the "Computation Period") commencing on                         , and ending on                        (such latter date being the "Computation Date") and with respect to the Computation Date:

          (a)   As of the Computation Date, no Default had occurred and was continuing.

          (b)   The Leverage Ratio on the Computation Date was            , as computed on Attachment 1 hereto. The maximum Leverage Ratio permitted pursuant to clause (a) of Section 7.2.4 of the Credit Agreement on the Computation Date was            .

          (c)   The Interest Coverage Ratio for the Computation Period was            , as computed on Attachment 2 hereto. The minimum Interest Coverage Ratio permitted pursuant to clause (b) of Section 7.2.4 of the Credit Agreement for the Computation Period was            .

          (d)   Capital Expenditures for the Computation Period were                        . The maximum Capital Expenditures permitted pursuant to clause (a) of Section 7.2.7 of the Credit Agreement for the Computation Period were $            , as computed on Attachment 3 hereto.

        IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its [president][chief executive officer][chief financial officer][chief accounting officer][treasurer] on                        .

MERRILL COMMUNICATIONS LLC
By:
Name:
Title:

Attachment 1
(to    /    /    Compliance
Certificate

(3)LEVERAGE RATIO
ON
(THE "COMPUTATION DATE")

(3)
At the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters; provided that if, during any such period, Holdings, the Borrower or any of the Restricted Subsidiaries shall have made one or more acquisitions or dispositions, the Leverage Ratio for such period shall be calculated on a pro forma basis, in accordance with Section 1.4(b) of the Credit Agreement, as if each such acquisition or disposition had been made, and all Indebtedness incurred to finance each such acquisition had been incurred, on the first day of such period.

Leverage Ratio:

1.	total Debt less cash and Cash Equivalent Investments of Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis outstanding on the Computation Date	$
2.
	Net Income (the net income of Holdings, the Borrower and the Restricted Subsidiaries for the Computation Period on a consolidated basis, excluding (a) net losses or gains realized in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business) and (b) extraordinary or nonrecurring income (or expense), any restructuring costs, or costs reasonably determined by the Borrower to be associated with facility or product line closures, consolidation or rationalization, together with any related provision for taxes and any compensation charge incurred in connection with the Transaction; provided that the Net Income or loss of any Person that is not Holdings, the Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to Holdings, the Borrower or a Restricted Subsidiary in cash)	$
3.
	the amount deducted in determining Net Income representing (i) net periodic post-retirement benefits paid in cash and (ii) depreciation, amortization and all other non-cash charges or expenses (excluding any non-cash charges representing an accrual of or reserve for cash charges to be paid within the next twelve months and any non-cash charges representing reversals of items increasing Net Income in any prior period)	$

4.	the amount deducted in determining Net Income representing income taxes (whether paid or deferred)	$
5.
	the amount deducted in determining Net Income representing (i) Interest Expense for the Computation Period, and (ii) fees, expenses and management bonuses for the Computation Period (to the extent, in the case of management bonuses, paid at or prior to the Effective Date)	$
6.	any non-capitalized transaction fees and costs incurred during the Computation Period in connection with the Transaction	$
7.
	any amounts deducted in determining Net Income during the Computation Period representing mark-to-market losses that must be recognized currently in net income under Financial Accounting Standards Board Statement 133	$
8.	any amounts deducted in determining Net Income during the Computation Period representing payments made pursuant to the Financial Advisory Agreement	$
9.	any amounts deducted in determining net losses during the Computation Period in connection with the Borrower's employee loan forgiveness program	$
10.
	any amounts added in determining Net Income during the Computation Period representing mark-to-market gains that must be recognized currently in net income under Financial Accounting Standards Board Statement 133	$
11.	EBITDA: The sum of Items 2 through 9 minus Item 10	$
12.	LEVERAGE RATIO: ratio of Item 1 to Item 11		:1

Attachment 2
(to    /    /    Compliance
Certificate)

(5)INTEREST COVERAGE RATIO
on
(the "Computation Date")

(5)
At the close of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters; provided that for the first three Fiscal Quarters ending after the Effective Date, Interest Expense shall be determined on an Annualized basis; provided further that if, during any such period, Holdings, the Borrower or any of the Restricted Subsidiaries shall have made one or more acquisitions or dispositions, the Interest Coverage Ratio for such period shall be calculated on a pro forma basis, in accordance with Section 1.4(b) of the Credit Agreement, as if each such acquisition or disposition had been made, and all Indebtedness incurred to finance each such acquisition had been incurred, on the first day of such period.

Interest Coverage Ratio:

1.	EBITDA (see Item 11 of Attachment 1)	$
2.
	the cash portion of Interest Expense (net of interest income and excluding any mark-to-market gains or losses that must be recognized currently in computing interest expense under Financial Accounting Standards Board Statement 133) for all such Fiscal Quarters	$
3.	INTEREST COVERAGE RATIO: ratio of Item 1 to Item 2		:1

Attachment 3
(to    /    /    Compliance
Certificate)

MAXIMUM CAPITAL EXPENDITURES
on
(the "Computation Date")

Maximum Capital Expenditures:(5)(6)

(5)
Included only for Compliance Certificates in respect of the Fiscal Year-end.

(6)
Capital Expenditures shall not exceed an amount (the "Base Amount") equal to (i) (A) in respect of Fiscal Year 2006, $27,000,000, (B) in respect of Fiscal Year 2007, $30,000,000, and (C) thereafter, $[$35,000,000]; plus (ii) an aggregate amount in addition to the Base Amount over the term of this Agreement equal to $[10,000,000]; provided that, to the extent the Base Amount exceeds the aggregate amount of Capital Expenditures (other than amounts permitted to be made pursuant to clause (a)(ii) or clause (b) of Section 7.2.7 of the Credit Agreement) actually made during such Fiscal Year, such excess amount (up to an aggregate of 50% of the amount of the Base Amount for such Fiscal Year) may be carried forward to (but only to) the next succeeding Fiscal Year.

1.	Base Amount	$
2.	Carry over from prior Fiscal Year (if any)	$
3.	Unused portion of $10,000,000 permitted by clause (a)(ii) of Section 7.2.7 of the Credit Agreements as of beginning of Computation Period	$
4.	Maximum permitted Capital Expenditures for Computation Period: The sum of Items 1, 2 and 3	$
5.	Capital Expenditures made or committed to be made in Computation Period	$
6.	Carry forward for next Fiscal Year: The lesser of (x) Item 1 minus the excess of Item 5 over Item 2 and (y) 50% of Item 1	$

EXHIBIT F

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

        This AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this "Security Agreement"), dated as of December 22, 2005, is made by MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Company"), MERRILL CORPORATION, a Minnesota Corporation ("Holdings"), EACH SUBSIDIARY (such capitalized term and other terms used in this Security Agreement to have the meanings set forth in (or incorporated by reference in) Article I) OF THE COMPANY (each a "Subsidiary Grantor," and collectively, the "Subsidiary Grantors"; the Company, Holdings, and the Subsidiary Grantors are each individually a "Grantor," and collectively, the "Grantors"), in favor of BANK OF AMERICA, N.A. ("BANA"), as Collateral Agent (together with any successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties.

W I T N E S S E T H:

        WHEREAS, Company, Holdings, the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), BANA, as administrative agent and collateral agent for the Lenders, Credit Suisse ("Credit Suisse"), as joint lead arranger and joint bookrunner, BAS, as a joint lead arranger and a joint bookrunner and Calyon New York Branch, National City Bank, and LaSalle Bank, N.A. as the co-documentation agents are entering into that certain $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified, the "Credit Agreement") in order to amend, restate and combine the Existing Credit Agreements (as defined in the Credit Agreement) to provide (i) for the continuation of the Existing Loans and the continuation of certain letters of credit outstanding under the Existing Base Agreement Credit, in each case subject to the amendment of the terms thereof as provided in this Agreement, (ii) that on the Effective Date, the aggregate commitments available under the Existing Credit Agreements will be increased to $535,000,000, (iii) that the new Loans in excess of the Existing Loans shall be made by the Lenders to Borrower (x) on the Effective Date, as Initial Term Loans, (y) on the Effective Date and from time to time thereafter, as Revolving Loans and Revolving Loan Commitments and (z) on a date on or after the Effective Date and on or prior to January 31, 2006, as Delayed Draw Term Loans, and (iv) for certain other amendments to the Existing Credit Agreements and related documents on the terms set forth herein;

        WHEREAS, in conjunction with the Existing Credit Agreements, the Pledge and Security Agreement dated as of July 30, 2004 (the "Existing Security Agreement") was entered into among the Grantors party thereto (together with each Subsidiary of the Company that became a "Grantor" thereunder prior to the date hereof, the "Existing Grantors") and the Collateral Agent pursuant to which such Grantors granted a security interest in substantially all of their personal property collateral to secure the payment and performance in full when due of all obligations described therein; and

        WHEREAS, in conjunction with the Credit Agreement, the parties to the Existing Security Agreement intend to amend and restate the Existing Security Agreement and to confirm the grant of the security interest in favor of the Collateral Agent under the Existing Security Agreement to secure the payment and performance when due of all Secured Obligations;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the Issuer to make Credit Extensions to the Company pursuant to the Credit Agreement and to induce the Secured Parties to maintain and enter into Rate Protection Agreements and Cash Management Services Agreements, each Grantor and the Collateral Agent agree, for the benefit of each Secured Party that the Existing Security Agreement is hereby amended and restated to read in its entirety, as follows.

ARTICLE I
DEFINITIONS

        SECTION 1.1    Certain Terms.    The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

        "BANA" is defined in the preamble.

        "BAS" is defined in the preamble.

        "Collateral" is defined in Section 2.2.

        "Collateral Account" is defined in clause (c) of Section 4.4.

        "Collateral Agent" is defined in the preamble.

        "Company" is defined in the recitals.

        "Computer Hardware and Software Collateral" means:

          (a)   all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

          (b)   all software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by any Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

          (c)   all firmware associated therewith;

          (d)   all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

          (e)   all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

        "Control Agreement" means an agreement in form and substance satisfactory to the Collateral Agent which provides for the Collateral Agent to have "control" (as defined in Section 9-104 of the UCC) with respect to a Deposit Account.

        "Controlled Deposit Accounts" means each of the Deposit Accounts identified on Schedule IV hereto.

        "Copyright Collateral" means all copyrights of any Grantor, whether statutory or common law, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor's right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

        "Credit Agreement" is defined in the recitals.

        "Deposit Accounts" means any and all demand, time, savings, passbook or other accounts with a bank or other financial institution, including general deposit and cash concentration accounts, in which any cash, payments or receipts of or for the benefit of any Grantor are or are to be deposited, and all deposits therein and investments thereof, whether now or at any time hereafter existing.

        "Distributions" means all non-cash dividends paid on Capital Stock constituting Collateral, liquidating dividends paid on Capital Stock constituting Collateral, shares of Capital Stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Capital Stock constituting Collateral, but excluding Dividends.

        "Dividends" means cash dividends and cash distributions with respect to any Capital Stock constituting Collateral that are not a liquidating dividend.

        "Equipment" is defined in clause (c) of Section 2.2.

        "Existing Grantors" is defined in the recitals.

        "Existing Security Agreement" is defined in the recitals.

        "Grantor" is defined in the preamble.

        "Holdings" is defined in the preamble.

        "Intellectual Property Collateral" means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

        "Intercompany Note" means a promissory note payable to any Grantor substantially in the form of Exhibit A hereto (with such modifications as agreed to by the Collateral Agent), as amended, modified or supplemented from time to time in accordance with Section 4.2.3, together with any notes delivered in extension or renewal thereof or substitution therefor.

        "Inventory" is defined in clause (d) of Section 2.2.

        "Lenders" is defined in the recitals.

        "Patent Collateral" means:

          (a)   all letters patent and applications for letters patent throughout the world, including all patent applications in preparation for filing anywhere in the world;

          (b)   all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

          (c)   all patent licenses and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b);

          (d)   the right to sue third parties for past, present or future infringements of any Patent Collateral described in clauses (a) and (b) and, to the extent applicable, clause (c); and

          (e)   all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), and all rights corresponding thereto throughout the world.

        "Receivables" is defined in clause (e) of Section 2.2.

        "Related Contracts" is defined in clause (e) of Section 2.2.

        "Securities Act" is defined in clause (a) of Section 6.2.

        "Security Agreement" is defined in the preamble.

        "Specified Event" means the occurrence and continuance of a Default under clause (b), (c) or (d) of Section 8.1.9 of the Credit Agreement or any other Event of Default (as defined in the Credit Agreement).

        "Specified Deposit Account" means (i) a Controlled Deposit Account and (ii) any other Deposit Account other than (a) a payroll account, (b) a Deposit Account which has not had, and is not anticipated to have, a balance of at least $100,000 for at least five consecutive Business

Days or (c) a Deposit Account subject to a Lien permitted under clause (a), (c), (f), (j), (l) or (o) of Section 7.2.3 of the Credit Agreement.

        "Subsidiary Grantors" is defined in the preamble.

        "Trademark Collateral" means:

          (a)   (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature, now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the "Trademark");

          (b)   all Trademark licenses for the grant by or to any Grantor of any right to use any Trademark;

          (c)   all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable, clause (b);

          (d)   the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b) ; and

          (e)   all proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

        "Trade Secrets Collateral" means all common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor (all of the foregoing being collectively called a "Trade Secret"), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

        SECTION 1.2    Credit Agreement Definitions.    Unless otherwise defined herein or the context otherwise requires, each capitalized term used in this Security Agreement and not otherwise defined herein has the meaning provided in the Credit Agreement.

        SECTION 1.3    UCC Definitions.    Unless otherwise defined herein or in the Credit Agreement or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement (whether or not capitalized herein), including its preamble and recitals, with such meanings.

ARTICLE II
SECURITY INTEREST

        SECTION 2.1    Continuing Grant of Security.    Notwithstanding the amendment, restatement and combination of the Existing Credit Agreements, each Existing Grantor hereby confirms that the Existing Security Agreement and all Collateral (as defined therein) encumbered thereby will continue to secure to the fullest extent permitted under applicable laws the payment and performance of its Secured Obligations whether now or hereafter existing under or in respect of the Credit Agreement. The parties also hereby amend and restate the grant of security interest in its entirety as set forth in Section 2.2 below.

        SECTION 2.2    Grant of Security Interest.    Each Grantor hereby assigns, grants, pledges, delivers, and transfers to the Collateral Agent, for its benefit and the ratable benefit of each of the Secured Parties, a continuing security interest in all of the following property of such Grantor, whether now owned or existing or hereafter arising or acquired, and wherever located (the "Collateral"):

          (a)   all Intercompany Notes in which such Grantor has an interest (including each Intercompany Note described in Item A of Schedule I attached hereto (including the right to receive payment of the principal of and accrued interest on such Intercompany Note, and other rights of such Grantor arising in its capacity as the payee of such Intercompany Note));

          (b)   (i) all investment property in which such Grantor has an interest (including the Capital Stock of each corporate issuer described in Item B of Schedule I attached hereto and the Capital Stock of other Subsidiaries of such Grantor (other than Subsidiaries of such Grantor of the types described in clause (ii) below) formed or acquired after the Effective Date and pledged to the Collateral Agent pursuant to Section 7.1.7 of the Credit Agreement) and (ii) all other Capital Stock which represents interests in limited liability companies or partnerships in which such Grantor has an interest (including the Capital Stock of each limited liability company or partnership described in Item B of Schedule I attached hereto and the Capital Stock of other partnership or limited liability company Subsidiaries of such Grantor formed or acquired after the Effective Date and pledged to the Collateral Agent pursuant to Section 7.1.7 of the Credit Agreement), in each case together with Dividends and Distributions payable in respect of the Collateral described in the foregoing clauses (b)(i) and (b)(ii);

          (c)   all equipment of such Grantor, including all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories related thereto (collectively referred to as the "Equipment");

          (d)   all inventory in all of its forms of such Grantor, including (i) all raw materials and work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), and (iii) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefor (all of the foregoing collectively referred to as the "Inventory");

          (e)   all accounts, contracts, contract rights, chattel paper, documents, instruments, and general intangibles (including tax refunds and all payment intangibles) of such Grantor, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such accounts, contracts, contract rights, chattel paper, documents, instruments, general intangibles and payment intangibles (all of the foregoing collectively referred to as the "Receivables", and any and all such security agreements, guaranties, leases and other contracts collectively referred to as the "Related Contracts");

          (f)    all Intellectual Property Collateral of such Grantor;

          (g)   all Deposit Accounts of such Grantor (including the Collateral Account), all cash, checks, drafts, notes, bills of exchange, money orders, other like instruments and all investment property held in any of the foregoing (or in sub-accounts thereof) and all interest, earnings and proceeds in respect thereof;

          (h)   all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.2;

          (i)    all of such Grantor's other property and rights of every kind and description and interests therein; and

          (j)    all products, offspring, rents, issues, profits, returns, income, supporting obligations and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a) through (j), and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral).

Notwithstanding the foregoing, "Collateral" shall not include (i) any Grantor's real property leaseholds and (ii) any general intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant

(other than to the extent that any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction), unless and until any required consents shall have been obtained, (iii) Capital Stock of an issuer that is a Foreign Subsidiary (other than a Foreign Subsidiary that (i) is treated as a partnership under the Code or (ii) is not treated as an entity that is separate from (A) such Grantor, (B) any Person that is treated as a partnership under the Code or (C) any "United States person" (as defined in Section 7701(a)(30) of the Code)) of such Grantor, in excess of 65% of the total combined voting power of all Capital Stock of each such Foreign Subsidiary, (iv) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (v) as-extracted collateral, (vi) farm products and (vii) consumer goods.

        SECTION 2.3    Security for Obligations.    This Security Agreement and the Collateral in which the Collateral Agent for the benefit of the Secured Parties is granted a security interest hereunder by any Grantor secures the payment of all Secured Obligations of such Grantor now or hereafter existing.

        SECTION 2.4    Grantor Remains Liable.    Anything herein to the contrary notwithstanding

          (a)   each Grantor will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed;

          (b)   the exercise by the Collateral Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

          (c)   neither the Collateral Agent nor any other Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        SECTION 3.1    Representations and Warranties.    In order to induce the Agents and the other parties thereto to enter into the Credit Agreement and to induce the Secured Parties to maintain and continue to make Credit Extensions thereunder, and to induce Secured Parties to enter into Rate Protection Agreements and Cash Management Services Agreements, each Grantor represents and warrants to each Secured Party as set forth below.

        SECTION 3.2    As to Capital Stock of Subsidiaries.    With respect to any Subsidiary of such Grantor that is

          (a)   a corporation, business trust, joint stock company or similar Person, all Capital Stock issued by such Subsidiary is duly authorized and validly issued, fully paid and non-assessable, and (except in the case of certain Foreign Subsidiaries), as of the Effective Date, represented by a certificate; and

          (b)   a partnership or limited liability company, no Capital Stock issued by such Subsidiary (i) is dealt in or traded on securities exchanges or in securities markets, (ii) expressly provides that such Capital Stock is a security governed by Article 8 of the UCC or (iii) is held in a securities account.

The percentage of the issued and outstanding Capital Stock of each such Subsidiary pledged by such Grantor hereunder as of the Effective Date is as set forth on Schedule I attached hereto.

        SECTION 3.3    Intercompany Notes.    All Intercompany Notes of such Grantor have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and are not in default.

        SECTION 3.4    Jurisdiction of Organization, Location of Collateral, etc.    The jurisdiction in which each Grantor is located within the meaning of Section 9-307 of the UCC is set forth in Item A of Schedule II attached hereto. During the four months preceding the date hereof, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II attached hereto. All Receivables evidenced by a promissory note or other instrument, negotiable document or chattel paper have, to the extent that the aggregate principal amount thereof exceeds $1,000,000, been duly endorsed or accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent and delivered and pledged to the Collateral Agent pursuant to Section 4.8. Such Grantor's federal taxpayer identification number and organizational identification number, if any, are (and, during the four months preceding the date hereof, such Grantor has not had a federal taxpayer identification number or organizational identification number, if any, different from that) set forth in Item C of Schedule II hereto.

        SECTION 3.5    Ownership, No Liens, etc.    Such Grantor owns its Collateral free and clear of any Lien, except for Liens (i) created by this Security Agreement, or (ii) permitted by Section 7.2.3 of the Credit Agreement. No effective financing statement or other filing similar in effect covering any Collateral is on file in any recording office, except those filed in favor of the Collateral Agent relating to this Security Agreement or those filed in connection with Liens permitted pursuant to Section 7.2.3 of the Credit Agreement.

        SECTION 3.6    Negotiable Documents, Instruments and Chattel Paper.    Such Grantor has delivered to the Collateral Agent possession of all originals of all negotiable documents, instruments and tangible chattel paper owned or held by such Grantor, to the extent that the aggregate principal amount exceeds $1,000,000 on the Effective Date and agrees that it will, promptly following receipt, deliver to the Collateral Agent possession of all originals of negotiable documents, instruments and tangible chattel paper that it acquires following the Effective Date, to the extent that the aggregate principal amount exceeds $1,000,000. Such Grantor does not own, as of the Effective Date, any electronic chattel paper in a principal amount exceeding $1,000,000 and agrees that it will, promptly following its acquisition thereof, take such action as shall be necessary to provide the Collateral Agent with "control" of any electronic chattel paper that it acquires following the Effective Date, to the extent that the aggregate principal amount thereof exceeds $1,000,000.

        SECTION 3.7    Intellectual Property Collateral.    With respect to any Intellectual Property Collateral of such Grantor the loss, impairment or infringement of which could reasonably be expected to have a Material Adverse Effect:

          (a)   such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part;

          (b)   such Intellectual Property Collateral is valid and enforceable;

          (c)   such Grantor has made all necessary filings and recordations to protect its interest in the Intellectual Property Collateral described in Schedule III hereto, including recordations of all of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and (subject to the terms hereof and of the Credit Agreement) in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and (subject to the terms of the Credit Agreement) in corresponding offices throughout the world (except, in the case of any filing or recordation outside the United States Patent and Trademark Office or the United States Copyright Office where the failure to make such recordation or filing would not have a Material Adverse Effect, it being understood that the Existing Intellectual Property Filings shall be deemed to satisfy the requirements hereunder to make such recordations with respect to the Intellectual Property Collateral covered thereby);

          (d)   such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral (other than licenses thereof existing on the Effective Date or granted in the ordinary course of business or in connection with the sale, transfer or disposition of assets or businesses in accordance with the Credit Agreement) and no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party; and

          (e)   except as permitted by Section 4.6, such Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every such item of Intellectual Property Collateral in full force and effect throughout the world, as applicable (except where the failure to perform or pay would not have a Material Adverse Effect).

Such Grantor owns directly or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in or necessary for the conduct of such Grantor's business.

        SECTION 3.8    [INTENTIONALLY OMITTED].

        SECTION 3.9    Validity, etc.    This Security Agreement creates a valid security interest in the Collateral of such Grantor (subject to Section 9-315 of the UCC and Liens permitted pursuant to Section 7.2.3 of the Credit Agreement and excluding Collateral described only in clause (i) of Section 2.2) securing the payment of the Obligations of such Grantor. Such Grantor has filed or caused to be filed all statements in the appropriate offices therefor (or has executed (to the extent applicable) and delivered to the Collateral Agent originals thereof suitable for filing in such offices) (excluding in each case filings outside the United States in respect of Intellectual Property Collateral) and has taken all of the actions necessary (including (i) in the case of Collateral comprised of Capital Stock of any of its Subsidiaries that constitutes certificated securities or Intercompany Notes held by it or to the extent required under Section 3.6, instruments, delivery of the certificate evidencing such Collateral, or such instruments, to the Collateral Agent, duly endorsed in blank and (ii) in the case of Collateral comprised of Specified Deposit Accounts, causing the Collateral Agent to have "control" (as defined in Section 9-104 of the UCC)) to create perfected and (subject to Section 7.2.3 of the Credit Agreement) first-priority security interests in the applicable Collateral (other than electronic chattel paper having an aggregate principal amount of $1,000,000 or less, letter-of-credit rights that do not constitute supporting obligations, Deposit Accounts that do not constitute Specified Deposit Accounts, Intellectual Property the perfection of a security interest in which requires a filing outside the United States and Collateral described only in clause (i) of Section 2.2); provided that (i) filings with the United States Patent and Trademark Office and the United States Copyright Office and the entry into Control Agreements with respect to Specified Deposit Accounts may be deferred to the extent permitted under Section 7.1.11 of the Credit Agreement and the security interest created hereunder in certain Intellectual Property Collateral and Specified Deposit Accounts may, to the extent that perfection thereof requires any such filing or Control Agreement, remain unperfected pending such filings or the execution of such Control Agreements and (ii) the Existing Intellectual Property Filings shall be deemed to satisfy the perfection requirements hereunder with respect to the Collateral covered thereby.

        SECTION 3.10    Authorization, Approval, etc.    With respect to such Grantor, except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and except, in the case of clause (b) below, for (i) the filing of Uniform Commercial Code financing statements in the Uniform Commercial Code filing office in the jurisdiction indicated in Item A of Schedule II hereto or such other jurisdiction as shall have been notified to the Collateral Agent pursuant to Section 4.8(d) hereof, (ii) in respect of certain Intellectual Property Collateral of such Grantor, the filing of Trademark Security Agreements and Patent Security Agreements with the United States Patent and Trademark Office and the filing of Copyright Security Agreements with the United States Copyright Office and (iii) in the case of certain Intellectual Property Collateral, certain filings outside the United States, no notice to or filing with, any Governmental Authority or regulatory body is required (except in the case of Receivables owing from any Governmental Authority or certain Intellectual Property Collateral registered with any Governmental Authority outside the U.S.), either

          (a)   for the grant by such Grantor of the security interest granted hereby, the pledge by such Grantor of any Collateral pursuant hereto or for the execution, delivery and performance of this Security Agreement by such Grantor;

          (b)   for the perfection of or the exercise by the Collateral Agent of its rights and remedies hereunder; or

          (c)   for the exercise by the Collateral Agent of the voting or other rights provided for in this Security Agreement, or (except as may be required in connection with a disposition of any Collateral consisting of securities by laws affecting the offering and sale of securities generally) the remedies in respect of the Collateral pursuant to this Security Agreement.

ARTICLE IV
COVENANTS

        SECTION 4.1    Certain Covenants.    Each Grantor covenants and agrees that, at all times prior to the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.

        SECTION 4.2    As to Investment Property and Intercompany Notes, Etc.

        SECTION 4.2.1    [INTENTIONALLY OMITTED]

        SECTION 4.2.2    Stock Powers, etc.    Such Grantor agrees that all certificated securities delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Collateral Agent.

        SECTION 4.2.3    Continuous Pledge.    Such Grantor will, at all times (subject to the terms of the Credit Agreement), deliver and keep pledged to the Collateral Agent (i) all certificated securities in respect of Capital Stock of any of its Subsidiaries constituting Collateral of such Grantor and (ii) all Intercompany Notes of such Grantor (duly endorsed by such Grantor to the order of the Collateral Agent).

        SECTION 4.2.4    Voting Rights; Dividends, etc.    Such Grantor agrees:

          (a)   promptly upon the occurrence and during the continuance of a Specified Event and the giving of notice by the Collateral Agent of its intent to exercise its remedies (in the case of an Event of Default), to deliver (properly endorsed where required hereby or requested by the Collateral Agent) to the Collateral Agent all Dividends and Distributions on shares of Capital Stock of any Subsidiary constituting Collateral, all interest, principal, other cash payments on Intercompany Notes, and all proceeds of any such Collateral, all of which shall be held by the Collateral Agent as additional Collateral; and

          (b)   after any Event of Default shall have occurred and be continuing and the Collateral Agent has notified such Grantor of the Collateral Agent's intention to exercise its voting power under this clause, such Grantor agrees, to the extent permitted by applicable law and, in the case of such Capital Stock that is not issued by a Subsidiary, such issuer's organizational documents, (i) that the Collateral Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any shares of Capital Stock of any Subsidiary constituting Collateral and such Grantor hereby grants the Collateral Agent an irrevocable proxy, exercisable under such circumstances, to vote such shares of Capital Stock; and (ii) promptly to deliver to the Collateral Agent such additional proxies and other documents as may be necessary to allow the Collateral Agent to exercise such voting power.

All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Collateral Agent, shall, until delivery to the Collateral Agent, be held by such Grantor separate and apart from its other property in trust for the Collateral Agent. The Collateral Agent agrees that unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the notice referred to in clause (b), such Grantor will have the exclusive voting power with respect to any shares of Capital Stock of any Subsidiary constituting Collateral of such Grantor and the Collateral Agent will, upon the written request of such Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document (including this Security Agreement).

        SECTION 4.3    As to Equipment and Inventory.    Such Grantor hereby agrees that it will cause the Equipment to be maintained and preserved in accordance with Section 7.1.3 of the Credit Agreement. Such Grantor will keep all of its Equipment and Inventory in the United States (other than any such Equipment and Inventory (i) that is leased or transferred to a Foreign Subsidiary in a transaction not prohibited by the Credit Agreement, (ii) that is not of material economic value or (iii) that is transferred in the ordinary course of business), or provide the Collateral Agent with 30 days' prior written notice of its intent to move any such Collateral outside the United States.

        SECTION 4.4    As to Receivables.    (a) [INTENTIONALLY OMITTED]

          (b)   If at any time any Grantor shall open a Deposit Account that is a Specified Deposit Account, or any Deposit Account of any Grantor not previously a Specified Deposit Account shall become a Specified Deposit Account, such Grantor, the depository bank in respect of such Specified Deposit Account and the Collateral Agent shall enter a Control Agreement in respect of such Specified Deposit Account. The Collateral Agent will not give any notice of exclusive control or instructions pursuant to any Control Agreement with respect to any Specified Deposit Accounts unless it has given, or is contemporaneously giving, notice pursuant to clause (c) of this Section.

          (c)   Upon written notice by the Collateral Agent to such Grantor pursuant to this clause, all proceeds of Collateral received by such Grantor, which proceeds are Collateral, shall be delivered in kind to the Collateral Agent for deposit to a deposit account (the "Collateral Account") of such Grantor maintained with the Collateral Agent, and such Grantor shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such proceeds in express trust for the benefit of the Collateral Agent until delivery thereof is made to the Collateral Agent. The Collateral Agent will not give the notice referred to in the preceding sentence unless there shall have occurred and be continuing a Specified Event. No funds, other than proceeds of Collateral, will be deposited in the Collateral Account.

          (d)   The Collateral Agent shall have the right to apply any amount in the Collateral Account to the payment of any Obligations of such Grantor which are due and payable or payable upon demand. The Collateral Agent may at any time transfer to such Grantor's general demand deposit account at the Collateral Agent any or all of the collected funds in the Collateral Account; provided, however, that any such transfer shall not be deemed to be a waiver or modification of any of the Collateral Agent's rights under this clause.

        SECTION 4.5    As to Collateral.    (a) Until such time as the Collateral Agent shall notify such Grantor of the revocation of such power and authority (which notice may not be given unless a Specified Event shall have occurred and be continuing), such Grantor may, in accordance with the Credit Agreement, at its own expense, refine, process, store, transport, sell, lease or furnish under the contracts of service any of the Inventory, and use and consume, in accordance with the Credit Agreement, any raw materials, including work in process or materials. The Collateral Agent, however, may, at any time after such revocation of such power and authority, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Collateral Agent (which request may not be made unless a Specified Event shall have occurred and be continuing), such Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Collateral Agent of any amounts due or to become due thereunder.

        (b)   Following the occurrence and during the continuation of a Specified Event, the Collateral Agent is authorized to endorse, in the name of such Grantor, any item, howsoever received by the Collateral Agent, representing any payment on or other proceeds of any of the Collateral.

        SECTION 4.6    As to Intellectual Property Collateral.    Such Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral of such Grantor material to the operations or business of such Grantor:

          (a)   such Grantor will not (i) do or fail to perform any act whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain all of its Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of its Trademark Collateral, (C) fail to use a notice of registration as appropriate in connection with goods using any such Trademark Collateral registered with the United States Patent and Trademark Office, or (D) do or permit any act or knowingly omit to do any act whereby any of such Grantor's Trademark Collateral may lapse or become invalid or unenforceable or (iii) do or permit any act or knowingly omit to do any act whereby any of such Grantor's Copyright Collateral or any of such Grantor's Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in any such case, such Grantor shall either (x) determine that to do otherwise could not reasonably be expected to have a Material Adverse Effect, or (y) have a valid business purpose to do otherwise;

          (b)   such Grantor shall notify the Collateral Agent upon each delivery of a Compliance Certificate as required pursuant to the Credit Agreement, if it knows, or has reason to know, that any application or registration relating to any material item of such Grantor's Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor's ownership of any of its Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

          (c)   such Grantor shall notify the Collateral Agent upon each delivery of a Compliance Certificate as required pursuant to the Credit Agreement, of the prior filing of any application for the registration of any of such Grantor's Intellectual Property Collateral with the United States Patent and Trademark Office or the United States Copyright Office, and upon request of the Collateral Agent, execute and deliver all agreements, instruments and documents as the Collateral Agent may reasonably request to evidence the Collateral Agent's security interest in such Intellectual Property Collateral;

          (d)   such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a), (b) or (c)); and

          (e)   if such Grantor shall own any Intellectual Property Collateral, such Grantor will promptly (but no less than quarterly) execute and deliver to the Collateral Agent (as applicable) a Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement in the forms of Exhibit B, Exhibit C and Exhibit D hereto, respectively, following its obtaining an interest in Intellectual Property, and shall execute and deliver to the Collateral Agent any other document required to acknowledge or register or perfect the Collateral Agent's interest in the U.S. in any part of the Intellectual Property Collateral.

        SECTION 4.7    [INTENTIONALLY OMITTED].

        SECTION 4.8    Further Assurances, etc.    Such Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor (other than Collateral described only in clause (i) of Section 2.2); provided that, so long as no Event of Default has occurred and is continuing, no Grantor shall (i) be required to make any filings in any jurisdiction outside the United States in respect of Intellectual Property Collateral, (ii) be required to enter into a Control Agreement with respect to Investment Property, (iii) except as expressly provided in clause (b) of Section 4.4, be required to enter into a Control Agreement in respect of any Deposit Account, (iv) except as provided in Section 4.2.3 or clause (a) below, be required to deliver or endorse any instrument, negotiable document or tangible chattel paper, (v) except as provided in Section 4.2.3, be required to deliver or endorse any certificated securities, (vi) except as provided in Section 3.6, be required to take any action to provide the Collateral Agent with "control" in respect of any electronic chattel paper or (vii) be required to take any action to perfect any security interest in Collateral of the type described in clause (b) of Section 2.2 under the laws of any jurisdiction outside the United States. Without limiting the generality of the foregoing, such Grantor will, subject to the proviso to the foregoing sentence

          (a)   if any Receivable owing to such Grantor shall be evidenced by an instrument, negotiable document or tangible chattel paper, if the aggregate principal amount of all such instruments, negotiable documents and tangible chattel paper exceeds $1,000,000, deliver and pledge to the Collateral Agent hereunder such instrument, negotiable document or tangible chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent;

          (b)   file (or cause to be filed) or authorize the filing of such Filing Statements or continuation statements, or amendments thereto, and execute and file (or cause to be filed) such other instruments or notices (including, at the request of the Collateral Agent, any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Agent hereby;

          (c)   furnish to the Collateral Agent, from time to time at the Collateral Agent's reasonable request, statements and schedules further identifying and describing such Grantor's Collateral and such other reports in connection with its Collateral as the Collateral Agent may reasonably request, all in reasonable detail; and

          (d)   not change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days' prior written notice (or such shorter notice as may be agreed by the Collateral Agent) to the Collateral Agent; if such Grantor is organized outside of the United States, it will not change its "location" as determined in accordance with Section 9-307 of the UCC and as set forth in Section 3.4 except upon 30 days' prior written notice to the Collateral Agent.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby acknowledges that the Collateral Agent may file one or more financing or continuation statements, and amendments thereto, relative to all or any part of such Grantor's Collateral. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any financing statement covering such Grantor's Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Grantor hereby authorizes the Collateral Agent to file financing statements describing as the collateral covered thereby "all of the debtor's personal property or assets" or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Agreement.

ARTICLE V
THE COLLATERAL AGENT

        SECTION 5.1     Collateral Agent Appointed Attorney-in-Fact.    Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent's discretion, following the occurrence and during the continuance of an Event of Default and notice to such Grantor, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

          (a)   to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

          (b)   to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

          (c)   to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of such Grantor's Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of such Collateral; and

          (d)   to perform the affirmative obligations of such Grantor hereunder (including all obligations of such Grantor pursuant to Section 4.8).

Such Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

        SECTION 5.2    Collateral Agent May Perform.    If any Grantor fails to perform any agreement contained herein within 30 days after written notice from the Collateral Agent, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.4.

        SECTION 5.3    Collateral Agent Has No Duty.    In addition to, and not in limitation of, Section 2.3, the powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for

          (a)   ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any investment property, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or

          (b)   taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

        SECTION 5.4    Reasonable Care.    The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

        SECTION 6.1    Certain Remedies.    If any Event of Default shall have occurred and be continuing:

          (a)   The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may

              (i)  require the Grantor to, and such Grantor hereby agrees that it will, at its expense and upon request of the Collateral Agent forthwith, assemble all or part of such Grantor's Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to both parties, and

             (ii)  without notice except as specified below, sell such Grantor's Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b)   All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied by the Collateral Agent against all or any part of the Grantor's Obligations as follows:

              (i)  first, to the payment of any amounts payable to the Collateral Agent pursuant to Section 10.3 of the Credit Agreement and Section 6.4 of this Security Agreement;

             (ii)  second, subject to clause (c) of Section 4.11 of the Credit Agreement, to the equal and ratable payment of such Grantor's Secured Obligations, in accordance with each Secured Party's Secured Obligations owing to it under or pursuant to any Loan Document, or under or pursuant to any Rate Protection Agreement or Cash Management Services Agreement included in the Secured Obligations as to each Secured Party, applied

              (A)  first to fees and expense reimbursements then due to such Secured Party,

              (B)  then to interest due to such Secured Party,

              (C)  then to pay or prepay principal of the Loans owing to, or to reduce the "credit exposure" of, such Secured Party under such Rate Protection Agreement or Cash Management Services Agreement, as the case may be, and

              (D)  then to pay the remaining outstanding Secured Obligations and Cash Collateralize all Letter of Credit Outstanding;

            (iii)  third, without duplication of any amounts paid pursuant to clause (b)(i) or (ii) above, to the Indemnified Parties to the extent of any amounts owing pursuant to Section 10.4 of the Credit Agreement; and

            (iv)  fourth, to such Grantor or to whomsoever may be lawfully entitled to receive such surplus.

  For purposes of this Security Agreement, the "credit exposure" at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

          (c)   In the case of Collateral consisting of investment property or other Capital Stock, the Collateral Agent may

              (i)  transfer all or any part of such Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

             (ii)  notify the parties obligated on any of such Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder,

            (iii)  enforce collection of any of such Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

            (iv)  endorse any checks, drafts, or other writings in such Grantor's name to allow collection of the Collateral,

             (v)  take control of any proceeds of the Collateral, and

            (vi)  execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

        SECTION 6.2    Securities Laws.    If the Collateral Agent shall determine to exercise its right to sell all or any of any Grantor's Collateral consisting of Capital Stock or other securities of any Subsidiary pursuant to Section 6.1, such Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:

          (a)   execute and deliver, and cause each issuer of such Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the "Securities Act"), and to use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

          (b)   use its best efforts to qualify such Collateral under the state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of such Collateral, as requested by the Collateral Agent;

          (c)   cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

          (d)   do or cause to be done all such other acts and things as may be necessary to make such sale of such Collateral or any part thereof valid and binding and in compliance with applicable law.

Each Grantor further acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Collateral Agent or the Secured Parties by reason of the failure by any Grantor to perform any of the covenants contained in this Section and consequently, to the extent permitted under applicable law, agrees that, if such Grantor shall fail to perform any of such covenants, it shall pay, as liquidated damages and not as a penalty, an amount equal to the value (as determined by the Collateral Agent) of such Collateral on the date the Collateral Agent shall demand compliance with this Section.

        SECTION 6.3    Compliance with Restrictions.    Each Grantor agrees that in any sale of any of its Collateral consisting of Capital Stock or other securities of any Subsidiary whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

        SECTION 6.4    Indemnity and Expenses.

          (a)   Each Grantor jointly and severally agrees to indemnify the Collateral Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Security Agreement or any Control Agreement (including enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Collateral Agent's gross negligence or willful misconduct.

          (b)   Each Grantor will, upon demand, pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of each Loan Document, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of such Grantor's Collateral, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the Secured Parties hereunder, and (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

        SECTION 6.5    Rights of Certain Account Debtors.    Anything in this Security Agreement to the contrary notwithstanding, the rights and remedies of the Collateral Agent and the other

Secured Parties hereunder with respect to promissory notes and general intangibles may, to the extent applicable, be limited by the rights of the account debtors with respect thereto under Section 9-408(c) of the Uniform Commercial Code, and nothing contained herein is intended to violate or otherwise derogate from such rights.

ARTICLE VII
MISCELLANEOUS PROVISIONS

        SECTION 7.1    Loan Document.    This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

        SECTION 7.2    Binding on Successors, Transferees and Assigns; Assignment.    This Security Agreement shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its respective successors, transferees and assigns; provided, however, that no Grantor may (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

        SECTION 7.3    Amendments, etc.    No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 7.4    Addresses for Notices.    All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied or delivered to the appropriate party at the address or facsimile number of such party set forth in or specified pursuant to the Guaranty. All such notices and other communications, when mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or communication, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

        SECTION 7.5    Additional Grantors.    Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a "Grantor" hereunder with the same force and effect as if it were originally a party to this Security Agreement and named as a "Grantor" hereunder. The execution and delivery of such supplement shall not require the consent of any other Grantor hereunder, and the rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

        SECTION 7.6    No Waiver; Remedies.    No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 7.7    Section Captions.    Section captions used in this Security Agreement are for convenience of reference only, and shall not affect the construction of this Security Agreement.

        SECTION 7.8    Severability.    Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

        SECTION 7.9    Governing Law, Entire Agreement, etc.    THIS SECURITY AGREEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OTHER AGREEMENTS RELATING TO ANY SECURED OBLIGATION CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

        SECTION 7.10    Counterparts.    This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 7.11    Release of Liens.    Upon (i) the sale, transfer or other disposition of Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement), (ii) any Grantor ceasing to be a Restricted Subsidiary of the Company in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement, or (iii) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (A) such Collateral (in the case of clause (i)), (B) the Collateral of such Grantor (in the case of clause (ii)) or (C) all Collateral (in the case of clause (iii)). Upon any license of any Intellectual Property Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement) the security interests granted hereunder in such Intellectual Property Collateral shall be subordinated to such license. Upon any such disposition, termination or subordination, the Collateral Agent will, at the applicable Grantor's sole expense, (x) in the case of any such termination or disposition, deliver to the Company, without any representations, warranties or recourse of any kind whatsoever, all Collateral (in the case of a termination) or the Collateral so disposed of (in the case of a disposition) held by the

Collateral Agent hereunder, and (y) in the case of any such termination, disposition or subordination, execute and deliver to the Company such documents as any such Grantor shall reasonably request to evidence such termination, disposition or subordination.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MERRILL COMMUNICATIONS LLC
By:
Name:
Title:
MERRILL CORPORATION
By:
Name:
Title:

INVENTIVE MARKETING SERVICES, INC.
FMC RESOURCE MANAGEMENT CORPORATION
MERRILL/GLOBAL, INC.
MERRILL REAL ESTATE COMPANY
MERRILL VENTURES, INC.
MERRILL FINE ARTS ENGRAVING, INC.
MERRILL BRINK INTERNATIONAL CORPORATION
CAPTURE MERGER CORP.
By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:
By:
Name:
Title:

SCHEDULE I
to Amended and Restated
Pledge and Security Agreement

Item A.    Intercompany Notes

Grantor	Maker	Date

Item B.    Capital Stock

Common Stock
Grantor	Issuer (corporate)	Authorized Shares	Outstanding Shares	% of Shares Pledged

Limited Liability Company Interests
Grantor	Issuer (limited liability company)	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged

Partnership Interests
Grantor	Issuer (partnership)	% of Partnership Interests Pledged	Type of Partnership Interests Pledged

SCHEDULE II
to Amended and Restated
Pledge and Security Agreement

Item A.    Jurisdiction of Incorporation

Item B.    Merger or Other Corporate Reorganization

Item C.    Federal Taxpayer Identification Number/Organizational Identification Number

SCHEDULE III
to Amended and Restated
Pledge and Security Agreement

        Intellectual Property

SCHEDULE IV
to Amended and Restated
Pledge and Security Agreement

        Controlled Deposit Accounts

EXHIBIT A
to Amended and Restated
Pledge and Security Agreement

DEMAND NOTE

$	,

        FOR VALUE RECEIVED, the undersigned,                         , a                          (the "Maker"), promises to pay to the order of                         , a                          (the "Payee"), on demand, the aggregate unpaid principal amount of all intercompany loans made by the Payee to the Maker.

        The unpaid principal amount of this promissory note (this "Note") from time to time outstanding shall bear interest at a rate of interest equal to such rate per annum as shall be agreed upon from time to time by the Payee and the Maker payable at such times as shall be agreed upon by the Payee and the Maker, and all payments of principal of and interest on this Note shall be payable in such currency as shall be agreed upon from time to time by the Payee and the Maker. All such payments shall be recorded on the books and records of the Maker and the Payee. Upon notice from the Collateral Agent (as defined in the Credit Agreement hereinafter defined) that an Event of Default (as defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement, the Maker shall make such payments to such account as the Collateral Agent shall direct in such notice.

        This Note is one of the Pledged Notes referred to in, and evidences Indebtedness permitted under clause (d) of Section 7.2.2 of the Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified, from time to time, the "Credit Agreement"), among Merrill Communications LLC (the "Company"), Merrill Corporation ("Holdings"), the various financial institutions as are, or may from time to time become, parties thereto as Lenders and the Agents named therein. Upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, and notice thereof by the Collateral Agent to the Maker, the Collateral Agent shall have all rights of the Payee to collect and accelerate, and enforce all rights with respect to, the Indebtedness evidenced by this Note. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

        Reference is made to the Credit Agreement for a description of the Security Agreement pursuant to which this Note has been pledged to the Collateral Agent as security for the Obligations (as defined in the Credit Agreement) of the Payee outstanding from time to time under the Credit Agreement and each other Loan Document.

        In addition to, but not in limitation of, the foregoing, the Maker further agrees to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder (including the Collateral Agent as pledgee) of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

        THE MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE. THE MAKER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO ACCEPT THIS NOTE.

[NAME OF MAKER]
By:
Name: Title:
Pay to the order of BANK OF AMERICA, N.A., as Collateral Agent
[NAME OF PAYEE]
By:
Name: Title:

EXHIBIT B
to Amended and Restated
Pledge and Security Agreement

PATENT SECURITY AGREEMENT

        This PATENT SECURITY AGREEMENT (this "Agreement"), dated as of                             ,         , is made between                         , a                          (the "Grantor"), and BANK OF AMERICA, N.A. ("BANA"), as administrative agent (together with its successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties;

W I T N E S S E T H:

        WHEREAS, pursuant to an Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Company"), Merrill Corporation, a Minnesota corporation ("Holdings"), the various financial institutions and other Persons from time to time parties thereto as lenders, BANA, as administrative agent and collateral agent for the Lenders, Credit Suisse, as joint lead arranger and joint bookrunner, Banc of America Securities LLC ("BAS"), as joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint bookrunner and syndication agent, Calyon New York Branch, National City Bank, and LaSalle Bank, N.A. as the co-documentation agents and the Issuers have extended Commitments to make Credit Extensions to the Grantor;

        WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Amended and Restated Pledge and Security Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Security Agreement");

        WHEREAS, pursuant to clause (e) of Section 4.6 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Patent Collateral (as defined below) to secure all of its Secured Obligations;

        WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce (i) the Lenders and the Issuers to make Credit Extensions to the Company pursuant to the Credit Agreements, and (ii) the Secured Parties to enter into Rate Protection Agreements and Cash Management Services Agreements, the Grantor agrees, for the benefit of each Secured Party, as follows:

        SECTION 1.    Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

        SECTION 2.    Grant of Security Interest.    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of its Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the "Patent Collateral"), whether now owned or hereafter acquired or existing by it:

          (a)   all of its letters patent and applications for letters patent in the United States, including all patent applications in preparation for filing anywhere in the United States and including each patent and each patent application referred to in Item A of Schedule I attached hereto;

          (b)   all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

          (c)   all of its patent licenses, including each patent license referred to in Item B of Schedule I attached hereto; and

          (d)   all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

        Notwithstanding the foregoing, "Patent Collateral" shall not include any licenses as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant (other than to the extent that any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction), unless and until any required consents shall have been obtained.

        SECTION 3.    Security Agreement.    This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Patent Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

        SECTION 4.    Release of Security Interest.    Upon (i) the sale, transfer or other disposition of any Patent Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement) or (ii) the Termination Date, the Collateral Agent shall, at the Grantor's expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Patent Collateral (or the Patent Collateral so sold, transferred or otherwise disposed of, as the case may be) which has been granted hereunder. Upon any license of any Patent Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement), the Collateral Agent shall, at the Grantor's request and expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to subordinate the lien on and security interest in the Patent Collateral so licensed which has been granted hereunder.

        SECTION 5.    Acknowledgment.    The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

        SECTION 6.    Loan Document, etc.    This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

        SECTION 7.    Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

MERRILL COMMUNICATIONS LLC
By:
Name: Title:
BANK OF AMERICA, N.A., as Collateral Agent
By:
Name: Title:
By:
Name: Title:

SCHEDULE I
to Patent Security Agreement

Item A.    Patents

Issued Patents

Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation

Docket No.	Expected Filing Date	Inventor(s)	Title

Item B.    Patent Licenses

Licensor	Licensee	Effective Date	Expiration Date	Subject Matter

EXHIBIT C
to Amended and Restated
Pledge and Security Agreement

TRADEMARK SECURITY AGREEMENT

        This TRADEMARK SECURITY AGREEMENT (this "Agreement"), dated as of                            ,            , dated as of                            ,             , is made between                        , a                        (the "Grantor"), and BANK OF AMERICA, N.A., as administrative agent (together with its successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties;

W I T N E S S E T H:

        WHEREAS, pursuant to an Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Company"), Merrill Corporation, a Minnesota corporation ("Holdings"), the various financial institutions and other Persons from time to time parties thereto as lenders, BANA, as administrative agent and collateral agent for the Lenders, Credit Suisse, as joint lead arranger and joint bookrunner, Banc of America Securities LLC ("BAS"), as joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint bookrunner and syndication agent, Calyon New York Branch, National City Bank, and LaSalle Bank, N.A. as the co-documentation agents and the Issuers have extended Commitments to make Credit Extensions to the Grantor;

        WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Amended and Restated Pledge and Security Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Security Agreement");

        WHEREAS, pursuant to clause (e) of Section 4.6 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all of its Secured Obligations;

        WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce (i) the Lenders and the Issuers to make Credit Extensions to the Company pursuant to the Credit Agreements, and (ii) the Secured Parties to enter into Rate Protection Agreements and Cash Management Services Agreements, the Grantor agrees, for the benefit of each Secured Party, as follows:

        SECTION 1.    Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

        SECTION 2.    Grant of Security Interest.    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of its Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the "Trademark Collateral"), whether now owned or hereafter acquired or existing by it:

          (a)   (i) all of its trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature, now existing or hereafter adopted or acquired in the United States, including those referred to in Item A of Schedule I attached hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the "Trademark");

          (b)   all Trademark licenses for the grant by or to the Grantor of any right to use any Trademark, including each Trademark license referred to in Item B of Schedule I attached hereto; and

          (c)   all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable, clause (b);

          (d)   the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b) ; and

          (e)   all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

        Notwithstanding the foregoing, "Trademark Collateral" shall not include any licenses as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction in favor of a third party on such grant (other than to the extent that any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction), unless and until any required consents shall have been obtained.

        SECTION 3.    Security Agreement.    This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Trademark Collateral with the United States Patent and Trademark Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral

Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

        SECTION 4.    Release of Security Interest.    Upon (i) the sale, transfer or other disposition of any Trademark Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement) or (ii) the Termination Date, the Collateral Agent shall, at the Grantor's expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Trademark Collateral (or the Trademark Collateral so sold, transferred or otherwise disposed of, as the case may be) which has been granted hereunder. Upon any license of any Trademark Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement), the Collateral Agent shall, at the Grantor's request and expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to subordinate the lien on and security interest in the Trademark Collateral so licensed which has been granted hereunder.

        SECTION 5.    Acknowledgment.    The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

        SECTION 6.    Loan Document, etc.    This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

        SECTION 7.    Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

MERRILL COMMUNICATIONS LLC
By:
Name:
Title:
BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:
By:
Name:
Title:

SCHEDULE I
to Trademark Security Agreement

Item A. Trademarks
Registered Trademarks
Trademark	Registration No.	Registration Date
Pending Trademark Applications
Trademark	Serial No.	Filing Date
Trademark Applications in Preparation
Trademark	Docket No.	Expected Filing Date	Products/ Services
Item B. Trademark Licenses
Trademark	Licensor	Licensee	Effective Date	Expiration Date

EXHIBIT D
to Amended and Restated
Pledge and Security Agreement

COPYRIGHT SECURITY AGREEMENT

        This COPYRIGHT SECURITY AGREEMENT (this "Agreement"), dated as of                            ,            , dated as of                            ,             , is made between                        , a                        (the "Grantor"), and BANK OF AMERICA, N.A., as administrative agent (together with its successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties;

W I T N E S S E T H:

        WHEREAS, pursuant to an Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among Merrill Communications LLC, a Delaware limited liability company (the "Company"), Merrill Corporation, a Minnesota corporation ("Holdings"), the various financial institutions and other Persons from time to time parties thereto as lenders, BANA, as administrative agent and collateral agent for the Lenders, Credit Suisse, as joint lead arranger and joint bookrunner, Banc of America Securities LLC ("BAS"), as joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint bookrunner and syndication agent, Calyon New York Branch, National City Bank, and LaSalle Bank, N.A. as the co-documentation agents and the Issuers have extended Commitments to make Credit Extensions to the Grantor;

        WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered a Amended and Restated Pledge and Security Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Security Agreement");

        WHEREAS, pursuant to clause (e) of Section 4.6 of the Security Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Copyright Collateral (as defined below) to secure all of its Secured Obligations;

        WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce (i) the Lenders and the Issuers to make Credit Extensions to the Company pursuant to the Credit Agreements, and (ii) the Secured Parties to enter into Rate Protection Agreements and Cash Management Services Agreements, the Grantor agrees, for the benefit of each Secured Party, as follows:

        SECTION 1.    Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

        SECTION 2.    Grant of Security Interest.    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of its Secured Obligations, the

Grantor does hereby mortgage, pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the "Copyright Collateral") whether now owned or hereafter existing or acquired by it, all copyrights of the Grantor, whether statutory or common law, registered or unregistered and whether published or unpublished, now or hereafter in force in the United States, including all of the Grantor's right, title and interest in and to all copyrights registered in the United States Copyright Office, including the copyrights referred to in Item A of Schedule I attached hereto, and all applications for registration thereof, whether pending or in preparation, all copyright licenses, including each copyright license referred to in Item B of Schedule I attached hereto, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

        SECTION 3.    Security Agreement.    This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Copyright Collateral with the United States Copyright Office. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

        SECTION 4.    Release of Security Interest.    Upon (i) the sale, transfer or other disposition of any Copyright Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement) or (ii) the Termination Date, the Collateral Agent shall, at the Grantor's expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Copyright Collateral (or the Copyright Collateral so sold, transferred or otherwise disposed of, as the case may be) which has been granted hereunder. Upon any license of any Copyright Collateral in accordance with the Credit Agreement (or with the consent of the Required Lenders or all Lenders, in accordance with Section 10.1 of the Credit Agreement), the Collateral Agent shall, at the Grantor's request and expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to subordinate the lien on and security interest in the Copyright Collateral so licensed which has been granted hereunder.

        SECTION 5.    Acknowledgment.    The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

        SECTION 6.    Loan Document, etc.    This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

        SECTION 7.    Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

MERRILL COMMUNICATIONS LLC
By:
Name:
Title:
BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:
By:
Name:
Title:

SCHEDULE I
to Copyright Security Agreement

Item A. Copyrights/Mask Works
Registered Copyrights/Mask Works
Registration No.	Registration Date	Author(s)	Title
Copyright/Mask Work Pending Registration Applications
Serial No.	Filing Date	Author(s)	Title
Copyright/Mask Work Registration Applications in Preparation
Docket No.	Expected Filing Date	Author(s)	Title
Item B. Copyright/Mask Work Licenses
Licensor	Licensee	Effective Date	Expiration Date	Subject Matter

ANNEX I
TO THE AMENDED AND RESTATED
PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT SUPPLEMENT

        This PLEDGE AND SECURITY AGREEMENT SUPPLEMENT (this "Supplement"), dated [mm/dd/yy], between                        , a                        (the "Grantor"), and BANK OF AMERICA, N.A., as administrative agent (together with its successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties is delivered pursuant to Section 7.5 of the Amended and Restated Pledge and Security Agreement, dated as of December 22, 2005 (as it may be from time to time amended, restated, modified or supplemented, the "Security Agreement"), among MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Company"), MERRILL CORPORATION, a Minnesota Corporation ("Holdings"), the grantors party thereto in favor of the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

        Grantor hereby grants to the Collateral Agent a security interest in all of Grantor's right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the Supplements to Schedules to the Security Agreement attached as Schedule I hereto accurately and completely set forth all information required pursuant to the Security Agreement with respect to the Grantor and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

        Upon delivering this Supplement to the Collateral Agent, the Grantor will become a party to the Security Agreement and will thereafter have all of the rights and obligations of a Subsidiary Grantor thereunder.

        Wherever possible each provision of this Pledge Supplement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Supplement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Supplement.

        THIS PLEDGE SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

        This Pledge Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]
By:
Name:
Title:

SCHEDULE I
to Pledge Supplement

Item A. Intercompany Notes
Grantor	Maker	Date
Item B. Capital Stock
Common Stock
Grantor	Issuer (corporate)	Authorized Shares	Outstanding Shares	% of Pledged Shares
Limited Liability Company Interests
Grantor	Issuer (limited liability company)	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged
Partnership Interests
Grantor	Issuer (partnership)	% of Partnership Interests Pledged	Type of Partnership Interests Pledged

SCHEDULE II
to Pledge Supplement

Item A. Jurisdiction of Incorporation

Item B. Merger or Other Corporate Reorganization

Item C. Federal Taxpayer Identification Number/Organizational Identification Number

EXHIBIT G

AMENDED AND RESTATED GUARANTY

        This AMENDED AND RESTATED GUARANTY (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Guaranty"), dated as of December 22, 2005 is made by Merrill Corporation ("Holdings") and each Subsidiary (such capitalized term and other terms used in this Guaranty to have the meanings set forth in (or incorporated by reference in) Article I) of MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Borrower"), from time to time a party to this Guaranty (collectively referred to as the "Subsidiary Guarantors" and together with Holdings, the "Guarantors") in favor of each of the Secured Parties, including BANK OF AMERICA, N.A. ("BANA"), as the Collateral Agent under the Credit Agreement (defined below) (together with any successor(s) thereto, the "Collateral Agent").

W I T N E S S E T H:

        WHEREAS, in connection with the $535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, Holdings, the various financial institutions and other Persons from time to time parties thereto as Lenders (the "Lenders"), BANA, as administrative agent and collateral agent for the Lenders, Credit Suisse ("Credit Suisse"), as joint lead arranger and joint bookrunner, Banc of America Securities LLC ("BAS"), as joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc. ("DBSI"), as joint bookrunner and syndication agent and Calyon New York Branch, National City Bank, and LaSalle Bank, N.A. as co-documentation agents, each Guarantor is required to execute and deliver this Guaranty;

        NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders and the Issuers to make Credit Extensions to the Borrower, and to induce the Secured Parties to enter into Rate Protection Agreements and Cash Management Services Agreements, each Guarantor jointly and severally agrees, for the benefit of each Secured Party, as follows.

ARTICLE I
DEFINITIONS

        SECTION 1.1.    Certain Terms.    The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

        "Borrower" is defined in the preamble.

        "Collateral Agent" is defined in the preamble.

        "Credit Agreement" is defined in the recitals.

        "Guarantors" is defined in the preamble.

        "Guaranty" is defined in the preamble.

        "Holdings" is defined in preamble.

        "Lenders" is defined in recitals.

        SECTION 1.2.    Credit Agreement Definitions.    Unless otherwise defined herein or the context otherwise requires, each capitalized term used in this Guaranty and not otherwise defined herein has the meaning provided in the Credit Agreement.

ARTICLE II
GUARANTY PROVISIONS

        SECTION 2.1.    Guaranty.    Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably

          (a)   guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of the Borrower and each other Obligor now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the occurrence of any Default set forth in Section 8.1.9 of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, Reimbursement Obligations, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

          (b)   indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by such Secured Party in enforcing any rights under this Guaranty;

provided, however, that each Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrower, any other Obligor or any other Person before or as a condition to the obligations of such Guarantor hereunder.

        SECTION 2.2.    Reinstatement, etc.    Each Guarantor hereby jointly and severally agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by any Secured

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Party, including upon the occurrence of any Default set forth in Section 8.1.9 of the Credit Agreement or otherwise, all as though such payment had not been made.

        SECTION 2.3.    Guaranty Absolute, etc.    This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date has occurred. Each Guarantor jointly and severally guarantees that the Secured Obligations of the Borrower and each other Obligor will be paid strictly in accordance with the terms of each Loan Document or other agreement under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of each Guarantor under this Guaranty shall be joint and several, absolute, unconditional and irrevocable irrespective of:

          (a)   any lack of validity, legality or enforceability of the Credit Agreement or any other Loan Document or other agreement relating to any Secured Obligation;

          (b)   the failure of any Secured Party

              (i)  to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or other agreement relating to any Secured Obligation or otherwise, or

             (ii)  to exercise any right or remedy against any other guarantor (including any Guarantor) of, or collateral securing, any Secured Obligations;

          (c)   any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligation;

          (d)   any reduction, limitation, impairment or termination of any Secured Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise;

          (e)   any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document or other agreement relating to any Secured Obligation;

          (f)    any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor (including a Guarantor hereunder) of the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations; or

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          (g)   any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Obligor, any surety or any guarantor.

        SECTION 2.4.    Setoff.    Each Guarantor hereby irrevocably authorizes the Collateral Agent and each Lender, without the requirement that any notice be given to such Guarantor (such notice being expressly waived by each Guarantor), upon the occurrence and during the continuance of any Default described in Section 8.1.9 of the Credit Agreement or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Secured Obligations then due to it, and (as security for such Secured Obligations) each Guarantor hereby grants to each Secured Party a continuing security interest in, any and all balances, claims, credits, deposits, accounts or money of such Guarantor then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8 of the Credit Agreement. Each Secured Party agrees to notify the applicable Guarantor and the Collateral Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

        SECTION 2.5.    Waiver, etc.    Except as otherwise specifically provided herein, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Secured Obligations, as the case may be.

        SECTION 2.6.    Postponement of Subrogation, etc.    Each Guarantor agrees that it will not exercise any rights which it may acquire by way of subrogation under this Guaranty or any other Loan Document or other agreement relating to any Secured Obligation to which it is a party, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or other agreement relating to any Secured Obligation or otherwise, until following the Termination Date. Any amount paid to any Guarantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by such Guarantor (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Secured Obligations, whether matured or unmatured, in accordance with Section 2.7; provided, however, that if any Guarantor has made payment to the Secured Parties of all or any part of the Secured Obligations and the Termination Date has occurred, then at such Guarantor's request, the Collateral Agent (on behalf of the Secured Parties) will, at the expense of such Guarantor, execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Secured Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date each Guarantor shall refrain from taking any action or commencing any

4

proceeding against the Borrower or any other Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Secured Party.

        SECTION 2.7.    Payments; Application.    Each Guarantor hereby agrees with each Secured Party as follows:

          (a)   Each Guarantor hereby agrees to comply with and be bound by the provisions of Sections 4.6 and 4.7 of the Credit Agreement in respect of all payments made by it hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Guaranty by this reference as if set forth herein; provided, that references to the "Borrower" in such Sections shall be deemed to be references to each Guarantor, and references to "this Agreement" in such Sections shall be deemed to be references to this Guaranty.

          (b)   All payments made hereunder shall be applied upon receipt (i) first, to the payment of all Secured Obligations owing to the Collateral Agent, in its capacity as the Collateral Agent (including the fees and expenses of counsel to the Collateral Agent), (ii) second, after payment in full of the amounts specified in clause (b)(i), to the ratable payment of all interest and fees owing with respect to the Credit Extensions and all costs and expenses owing to the Secured Parties pursuant to the terms of the Credit Agreement, until paid in full, (iii) third, after payment in full of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, amounts owing to Secured Parties under Rate Protection Agreements and Cash Management Services Agreements, the aggregate Reimbursement Obligations then owing and Cash Collateralization (on terms satisfactory to the Collateral Agent) for contingent liabilities under Letters of Credit outstanding, (iv) fourth, after payment in full of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Secured Obligations owing to the Secured Parties, and (v) fifth, after payment in full of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to such Guarantor or any other Person lawfully entitled to receive such surplus.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        SECTION 3.1.    Representations.    In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder, and to induce Secured Parties to enter into Rate Protection Agreements and Cash Management Services Agreements, each Guarantor represents and warrants to each Secured Party as set forth below.

          (a)   The representations and warranties contained in Article VI of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to such Guarantor and its properties, are true and correct in all material respects, each such representation and warranty set forth in each such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made

5

  therein, together with all related ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Article.

          (b)   Each Guarantor has knowledge of the Borrower's and each other Obligor's financial condition and affairs and has adequate means to obtain from the Borrower and each other Obligor on an ongoing basis information relating thereto and to the Borrower's and such Obligor's ability to pay and perform the Secured Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Obligor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower or any other Obligor that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Secured Obligations.

          (c)   It is in the best interests of each Guarantor to execute this Guaranty inasmuch as such Guarantor will, as a result of being either the parent of or a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders and the Issuers pursuant to the Credit Agreement and the execution and delivery of Rate Protection Agreements and Cash Management Services Agreements, between the Borrower, other Obligors and certain Secured Parties, and each Guarantor agrees that the Secured Parties are relying on this representation in agreeing to make Credit Extensions to the Borrower.

ARTICLE IV

COVENANTS, ETC.

        SECTION 4.1.    Covenants.    Each Guarantor covenants and agrees that, at all times prior to the Termination Date, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Article VII and Section 8.1.9 of the Credit Agreement) which are applicable to such Guarantor or its properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article, together with all related ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Article.

ARTICLE V

MISCELLANEOUS PROVISIONS

        SECTION 5.1.    Loan Document.    This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed,

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administered and applied in accordance with the terms and provisions thereof, including Article X of the Credit Agreement.

        SECTION 5.2.    Binding on Successors, Transferees and Assigns; Assignment.    This Guaranty shall be jointly and severally binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and their respective successors, transferees and assigns; provided, however, that no Guarantor may (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

        SECTION 5.3.    Amendments, etc.    No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 5.4.    Notices.    All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied or delivered to the applicable Guarantor, in care of the Borrower to the address or facsimile number of the Borrower specified in the Credit Agreement or to such other address or facsimile number specified by a Guarantor in writing to the Collateral Agent or, if such notice or communication is to the Collateral Agent, to the address for the Collateral Agent set forth in the Credit Agreement. All such notices and other communications, when mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice or communication, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Collateral Agent. The Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        SECTION 5.5.    Additional Subsidiary Guarantors.    Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a "Guarantor" hereunder with the same force and effect as if it were originally a party to this Guaranty and named as a "Guarantor" hereunder. The execution and delivery of such supplement shall not require the consent of any other party hereto, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any other new Guarantor as a party to this Guaranty.

        SECTION 5.6.    No Waiver; Remedies.    In addition to, and not in limitation of, Section 2.3and Section 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of

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any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 5.7.    Captions.    Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

        SECTION 5.8.    Severability.    Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

        SECTION 5.9.    Governing Law, Entire Agreement, etc.    THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS GUARANTY AND THE OTHER LOAN DOCUMENTS AND OTHER AGREEMENTS RELATING TO ANY SECURED OBLIGATION CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

        SECTION 5.10.    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE SECURED PARTIES OR ANY GUARANTOR MAY BE BROUGHT AND MAINTAINED (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) IN THE COURTS OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY (TO THE EXTENT PERMITTED UNDER APPLICABLE LAW) BE BROUGHT, AT THE COLLATERAL AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT

8

REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        SECTION 5.11.    Counterparts.    This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 5.12.    Waiver of Jury Trial.    EACH OF THE GUARANTORS AND THE COLLATERAL AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE SECURED PARTIES OR SUCH GUARANTOR. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE SECURED PARTIES ENTERING INTO THE CREDIT AGREEMENTS AND THE OTHER LOAN DOCUMENTS.

        SECTION 5.13.    Release of Guarantors.    In the event that (i) all of the Capital Stock of any Guarantor that is a party hereto (or one or more Persons that own, directly or indirectly, all of the Capital Stock of such Guarantor) is sold or otherwise disposed of (except to the Borrower and/or any Restricted Subsidiaries) or liquidated in compliance with the requirements of the Credit Agreement (or such sale or other disposition or liquidation has been approved in writing by the Requisite Lenders) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable or (ii) any Guarantor otherwise ceases to be a Restricted Subsidiary of the Borrower in compliance with the terms of the Credit Agreement such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor, terminate, and have no further force or effect.

9

        IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its Authorized Officer as of the date first above written.

MERRILL CORPORATION

By:
Name: Title:

INVENTIVE MARKETING SERVICES, INC.
FMC RESOURCE MANAGEMENT CORPORATION
MERRILL/GLOBAL, INC.
MERRILL REAL ESTATE COMPANY
MERRILL VENTURES, INC.
MERRILL FINE ARTS ENGRAVING INC.
MERRILL BRINK INTERNATIONAL CORPORATION
CAPTURE MERGER CORP.

By:
Name: Title:

10

ACCEPTED AND AGREED FOR ITSELF AND ON BEHALF OF THE SECURED PARTIES:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name: Title:

By:
Name: Title:

11

ANNEX I to
the Amended and Restated Guaranty

        THIS SUPPLEMENT, dated as of                        , 200    (this "Supplement"), is to the Amended and Restated Guaranty, dated as of December 22, 2005 (as amended, supplemented, amended and restated or otherwise modified, the "Guaranty"), among the Guarantors (such capitalized term, and other terms used in this Supplement, to have the meanings set forth in (or incorporated by reference in) Article I of the Guaranty) from time to time party thereto, in favor of the Secured Parties.

W I T N E S S E T H:

        WHEREAS, pursuant to the provisions of Section 5.5 of the Guaranty, the undersigned is becoming a Guarantor under the Guaranty; and

        WHEREAS, the undersigned Guarantor desires to become a "Guarantor" under the Guaranty in order to induce the Secured Parties to continue to extend Credit Extensions under the Credit Agreement;

        NOW, THEREFORE, in consideration of the premises, and for other consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned agrees, for the benefit of each Secured Party, as follows.

        SECTION 1.    Party to Guaranty, etc.    In accordance with the terms of the Guaranty, by its signature below the undersigned hereby irrevocably agrees to become a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto and the undersigned Guarantor hereby (a) agrees to be bound by and comply with all of the terms and provisions of the Guaranty applicable to it as a Guarantor and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct as of the date hereof, unless stated to relate solely to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date. In furtherance of the foregoing, each reference to a "Guarantor" in the Guaranty shall be deemed to include the undersigned Guarantor.

        SECTION 2.    Representations.    The undersigned Guarantor hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Guaranty constitute the legal, valid and binding obligation of the undersigned Guarantor, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        SECTION 3.    Full Force of Guaranty.    Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.

        SECTION 4.    Severability.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity,

ANNEX-I-1

legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired.

        SECTION 5.    Governing Law, Entire Agreement, etc.    THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). THIS SUPPLEMENT AND THE OTHER LOAN DOCUMENTS AND OTHER AGREEMENTS RELATING TO ANY SECURED OBLIGATION CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

        SECTION 6.    Counterparts.    This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

ANNEX-I-2

        IN WITNESS WHEREOF, the undersigned Guarantor has caused this Supplement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[ADDITIONAL GUARANTOR]
By:
Name: Title:
[ADDITIONAL GUARANTOR]
By:
Name: Title:
ACCEPTED BY:
BANK OF AMERICA, N.A., as Collateral Agent
By:
Name: Title:

ANNEX-I-3

EXHIBIT H

LENDER ASSIGNMENT AGREEMENT

,

To:
MERRILL COMMUNICATIONS LLC,
as Borrower
One Merrill Circle
St. Paul, MN 55108
Attention: Robert Nazarian
Facsimile: 651.632.1348

BANK OF AMERICA, N.A.,
as Administrative Agent
101 North Tryon St.
Charlotte, NC 28255

MERRILL COMMUNICATIONS LLC

Gentlemen and Ladies:

        This Lender Assignment Agreement (the "Assignment and Acceptance") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to be incorporated herein by reference and made a part of this Assignment.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights, benefits, obligations, liabilities and indemnities in its capacity as a Lender under (and in connection with) the Credit Agreement and any other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Loan Documents or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

        This agreement shall be effective as of the Effective Date upon the written consent of the Administrative Agent, the Issuer in the case of Revolving Loan Commitments and unless an Event of Default shall have occurred and be continuing, the Borrower being subscribed in the space indicated below.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]
3.	Borrower(s):	Merrill Communications LLC
4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement (the "Administrative Agent")
5.	Credit Agreement:
$535,000,000 Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (the "Credit Agreement"), among the Borrower, Merrill Corporation, a Minnesota corporation, the various financial institutions and other Persons from time to time parties thereto as lenders (the "Lenders"), Bank of America, N.A., as administrative agent and collateral agent for the Lenders, Credit Suisse, as Joint Lead Arranger and Joint Bookrunner, Banc of America Securities LLC, as Joint Lead Arranger and Joint Bookrunner, Deutsche Bank Securities Inc., as Joint Bookrunner and Syndication Agent, and Calyon New York Branch, National City Bank and LaSalle Bank, N.A as Co-Documentation Agents.

(1)
Select as applicable.

6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
[Revolving Loan]	$	$		%
[Initial Term Loan]	$	$		%
[Delayed Draw Term Loan]	$	$		%
[Additional Term Loan]	$	$		%

Effective Date: [MONTH]    , 200

        The terms set forth in this Assignment and Acceptance are hereby agreed to as of the Effective Date:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name: Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
Name: Title:

Consented to and Accepted:
BANK OF AMERICA, N.A., as Administrative Agent and Issuer(2)(3)
By:
Name: Title:

(2)
In the case of Revolving Loans only.

(3)
Not required in the case of assignments of Initial Term Loans, Delayed Draw Term Loans or Additional Term Loans from a Lender to a Related Fund, a Lender or an Affiliate or Related Fund of a Lender.

MERRILL COMMUNICATIONS LLC(4)
By:
Name: Title:

(4)
Not required in the case of assignments of Initial Term Loans, Delayed Draw Term Loans or Additional Term Loans from a Lender to a Related Fund, a Lender or an Affiliate or Related Fund of a Lender.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

        1.    Representations and Warranties.

        1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) except as provided in clause (a) above, assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

        1.2    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1.6 or 7.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be deemed to be a contract made under, governed by, and construed in accordance with, the laws of the State of New York (including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York) without regard to conflicts of laws principles.

QuickLinks

  Exhibit 10.28
LENDER CONSENT LETTER MERRILL CORPORATION
  EXHIBIT A TO LENDER CONSENT LETTER
AMENDED, RESTATED AND COMBINED CREDIT AGREEMENT
  SCHEDULE I
DISCLOSURE SCHEDULE TO CREDIT AGREEMENT
  ITEM 6.7. Litigation.
  ITEM 6.8. Existing Subsidiaries.
  ITEM 6.11. Employee Benefit Plans.
  ITEM 6.12. Environmental Matters.
  ITEM 7.1.13 Mortgaged Properties.
  ITEM 7.2.2(a) Ongoing Indebtedness.
  ITEM 7.2.3(a) Ongoing Liens.
  ITEM 7.2.5(a) Ongoing Investments.
  SCHEDULE II
PERCENTAGES; LIBOR OFFICE; DOMESTIC OFFICE
  SCHEDULE III
EXISTING LETTERS OF CREDIT
  SCHEDULE 2.1
  EXHIBIT A-1
REVOLVING NOTE
REVOLVING LOANS AND PRINCIPAL PAYMENTS
  EXHIBIT A-2
TERM NOTE
TERM LOANS AND PRINCIPAL PAYMENTS
  EXHIBIT B-1
BORROWING REQUEST
  EXHIBIT B-2
ISSUANCE REQUEST
  EXHIBIT C
  EXHIBIT D
  EXHIBIT E
  Attachment 1 (to / / Compliance Certificate
  Attachment 2 (to / / Compliance Certificate)
  Attachment 3 (to / / Compliance Certificate)
  EXHIBIT F
AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT
  SCHEDULE I to Amended and Restated Pledge and Security Agreement
  SCHEDULE II to Amended and Restated Pledge and Security Agreement
  SCHEDULE III to Amended and Restated Pledge and Security Agreement
  SCHEDULE IV to Amended and Restated Pledge and Security Agreement
  EXHIBIT A to Amended and Restated Pledge and Security Agreement
DEMAND NOTE
  EXHIBIT B to Amended and Restated Pledge and Security Agreement
PATENT SECURITY AGREEMENT
  SCHEDULE I to Patent Security Agreement
Issued Patents
Pending Patent Applications
Patent Applications in Preparation
  EXHIBIT C to Amended and Restated Pledge and Security Agreement
TRADEMARK SECURITY AGREEMENT
  SCHEDULE I to Trademark Security Agreement
  EXHIBIT D to Amended and Restated Pledge and Security Agreement
COPYRIGHT SECURITY AGREEMENT
  SCHEDULE I to Copyright Security Agreement
PLEDGE AND SECURITY AGREEMENT SUPPLEMENT
  SCHEDULE I to Pledge Supplement
  SCHEDULE II to Pledge Supplement
  EXHIBIT G
AMENDED AND RESTATED GUARANTY
  ANNEX I to the Amended and Restated Guaranty
  EXHIBIT H
LENDER ASSIGNMENT AGREEMENT
MERRILL COMMUNICATIONS LLC
  ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE